Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF AUGUST 19, 2013

BY AND AMONG

MANITEX INTERNATIONAL, INC., MANITEX, INC., MANITEX SABRE, INC., BADGER

EQUIPMENT COMPANY, AND MANITEX LOAD KING, INC., AS THE US BORROWERS,

MANITEX LIFTKING ULC, AS THE CANADIAN BORROWER

THE OTHER PERSONS PARTY HERETO THAT ARE DESIGNATED AS CREDIT PARTIES

COMERICA BANK, FOR ITSELF AS US REVOLVING LENDER, A US TERM LENDER, THE US

SWING LINE LENDER AND A US L/C ISSUER, AND AS US AGENT FOR ALL LENDERS

COMERICA BANK, THROUGH ITS TORONTO BRANCH FOR ITSELF

AS A CANADIAN LENDER AND THE CANADIAN SWING LINE LENDER AND AS CANADIAN

AGENT FOR ALL CANADIAN LENDERS

THE OTHER FINANCIAL INSTITUTIONS NOW OR HEREAFTER PARTY HERETO

AS LENDERS,

COMERICA BANK, AS ADMINISTRATIVE AGENT,

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

1.	DEFINITIONS		2

	1.1	Certain Defined Terms	2

2.	US REVOLVING CREDIT		39

	2.1	Commitment	39

	2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	39

	2.3	Requests for and Refundings and Conversions of Advances	40

	2.4	Disbursement of Advances	41

	2.5	US Swing Line	43

	2.6	Interest Payments; Default Interest	47

	2.7	Optional Prepayments	48

	2.8	US Base Rate Advance in Absence of Election or Upon Default	48

	2.9	US Revolving Credit Facility Fee	48

	2.10	Mandatory Repayment of US Revolving Credit Advances	49

	2.11	Optional Reduction or Termination of US Revolving Credit Aggregate Commitment	50

	2.12	Use of Proceeds of Advances	50

	2.13	Lock Box	50

2.A.	CANADIAN REVOLVING CREDIT		51

	2.A.1	Commitment	51

	2.A.2	Accrual of Interest and Maturity; Evidence of Indebtedness	51

	2.A.3	Requests for and Refundings of Advances	52

	2.A.4	Disbursement of Advances	53

	2.A.5	Canadian Swing Line	55

	2.A.6.	Interest Payments; Default Interest	59

	2.A.7.	Optional Prepayments	59

	2.A.8.	Canadian Revolving Credit Facility Fee	60

	2.A.9.	Mandatory Repayment of Canadian Revolving Credit Advances	60

	2.A.10.	Optional Reduction or Termination of Canadian Revolving Credit Aggregate Commitment	61

	2.A.11.	Use of Proceeds of Advances	61

3.	LETTERS OF CREDIT		61

	3.1	Letters of Credit. [RESERVED]	61

	3.2	US Letters of Credit	61

	3.3	Canadian Letters of Credit	62

	3.4	Conditions to Issuance	63

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	3.5	Notice	64

	3.6	Letter of Credit Fees; Increased Costs	64

	3.7	Other Fees	65

	3.8	Participation Interests in and Drawings and Demands for Payment Under Letters of Credit	66

	3.8.1.	US Letters of Credit	66

	3.8.2	Canadian Letters of Credit	68

	3.9	Obligations Irrevocable	70

	3.10	Risk Under Letters of Credit	71

	3.11	Indemnification	72

	3.12	Right of Reimbursement	73

4.	TERM LOAN		74

	4.1	Term Loan	74

	4.2	Accrual of Interest and Maturity; Evidence of Indebtedness	74

	4.3	Repayment of Principal	74

	4.4	Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan	75

	4.5	US Base Rate Advance in Absence of Election or Upon Default	76

	4.6	Interest Payments; Default Interest	76

	4.7	Optional Prepayment of Term Loan	76

	4.8	Mandatory Prepayment of Term Loan	77

	4.9	Use of Proceeds	78

5.	CONDITIONS		78

	5.1	Conditions of Initial Advances	78

	5.2	Continuing Conditions	82

6.	REPRESENTATIONS AND WARRANTIES		82

	6.1	Corporate Authority	82

	6.2	Due Authorization	82

	6.3	Good Title; Leases; Assets; No Liens	82

	6.4	Taxes	83

	6.5	No Defaults	83

	6.6	Enforceability of Agreement and Loan Documents	83

	6.7	Compliance with Laws	83

	6.8	Foreign Assets Control Regulations and Anti-Money Laundering	84

	6.9	USA Patriot Act	84

	6.10	Non-contravention	84

	6.11	Litigation	84

	6.12	Consents, Approvals and Filings, Etc	84

	6.13	Agreements Affecting Financial Condition	85

	6.14	No Investment Company or Margin Stock	85

	6.15	ERISA and Related Canadian Compliance	85

	6.16	Conditions Affecting Business or Properties	86

	6.17	Environmental and Safety Matters	86

	6.18	Subsidiaries	86

	6.19	Franchises, Patents, Copyrights, Tradenames, etc	87

	6.20	Capital Structure	87

	6.21	Accuracy of Information	87

	6.22	Solvency	87

	6.23	Employee Matters	88

	6.24	No Misrepresentation	88

	6.25	Corporate Documents and Corporate Existence	88

7.	AFFIRMATIVE COVENANTS		88

	7.1	Financial Statements	88

	7.2	Certificates; Other Information	89

	7.3	Payment of Obligations	90

	7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	90

	7.5	Maintenance of Property; Insurance	91

	7.6	Inspection of Property; Books and Records, Discussions	91

	7.7	Notices	91

	7.8	Hazardous Material Laws	92

	7.9	Financial Covenants	92

	7.10	Governmental and Other Approvals	93

	7.11	Compliance with ERISA; ERISA Notices; Canadian Pension and Canadian Benefit Plans	93

	7.12	Defense of Collateral	94

	7.13	Future Subsidiaries; Additional Collateral	94

	7.13.1	US Future Subsidiaries; Additional Collateral	94

	7.13.2	Canadian Future Subsidiaries; Additional Collateral	95

	7.14	Accounts	96

	7.15	Use of Proceeds	96

	7.16	Further Assurances and Information	96

8.	NEGATIVE COVENANTS		97

	8.1	Limitation on Debt	97

	8.2	Limitation on Liens	98

	8.3	Acquisitions	98

	8.4	Limitation on Mergers, Dissolution or Sale of Assets	99

	8.5	Restricted Payments	100

	8.6	Limitation on Capital Expenditures	100

	8.7	Limitation on Investments, Loans and Advances	100

	8.8	Transactions with Affiliates	101

	8.9	Sale-Leaseback Transactions	101

	8.10	Limitations on Other Restrictions	101

	8.11	Prepayment of Debt	102

	8.12	Modification of Certain Agreements	102

	8.13	Management Fees	102

	8.14	Fiscal Year	102

	8.15	Modification of Acquisition Documents	102

	8.16	Guarantee Obligations	102

	8.17	Change of Name; Business Offices	102

9.	DEFAULTS		102

	9.1	Events of Default	103

	9.2	Exercise of Remedies	104

	9.3	Rights Cumulative	105

	9.4	Waiver by the Borrowers of Certain Laws	105

	9.5	Waiver of Defaults	106

	9.6	Set Off	106

10.	PAYMENTS, RECOVERIES AND COLLECTIONS		106

	10.1	Payment Procedure	106

	10.2	Application of Proceeds of Collateral	108

	10.3	Pro-rata Recovery	109

	10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure	109

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		111

	11.1	Reimbursement of Prepayment Costs	111

	11.2	Eurodollar Lending Office	112

	11.3	Circumstances Affecting LIBOR Rate Availability	112

	11.4	Laws Affecting LIBOR Rate Availability	112

	11.5	Increased Cost of Advances Carried at the LIBOR Rate	113

	11.6	Capital Adequacy and Other Increased Costs	113

	11.7	Right of Lenders to Fund through Branches and Affiliates	114

	11.8	Margin Adjustment	114

	11.9	Delay in Requests	115

12.	AGENT		115

	12.1	Appointment of the Agent	115

	12.2	Deposit Account with an Agent or any Lender	115

	12.3	Scope of the Agent’s Duties	116

	12.4	Successor Agent	116

	12.5	Credit Decisions	117

	12.6	Authority of the Agent to Enforce This Agreement	117

	12.7	Indemnification of each Agent	117

	12.8	Knowledge of Default	119

	12.9	The Agents’ Authorization; Action by Lenders	119

	12.10	Enforcement Actions by the Agent	120

	12.11	Collateral Matters	120

	12.12	The Agents in their Individual Capacities	120

	12.13	The Agent’s Fees	121

	12.14	Documentation Agent or other Titles	121

	12.15	No Reliance on the Agents’ Customer Identification Program	121

	12.16	Indebtedness in respect of Lender Products and Hedging Agreements	121

13.	MISCELLANEOUS		122

	13.1	Accounting Principles	122

	13.2	Consent to Jurisdiction	122

	13.3	Governing Law	122

	13.4	Interest	122

	13.5	Alternate Currency; Judgment Currency	123

	13.6	Closing Costs and Other Costs; Indemnification	123

	13.7	Notices	124

	13.8	Further Action	125

	13.9	Successors and Assigns; Participations; Assignments	125

	13.10	Counterparts	128

v

13.11	Amendment and Waiver	128

13.12	Confidentiality	131

13.13	Substitution or Removal of Lenders	131

13.14	Withholding Taxes	133

13.15	Taxes and Fees	134

13.16	WAIVER OF JURY TRIAL	134

13.17	USA Patriot Act Notice	135

13.18	Complete Agreement; Conflicts	135

13.19	Severability	135

13.20	Table of Contents and Headings; Section References	135

13.21	Construction of Certain Provisions	135

13.22	Independence of Covenants	135

13.23	Electronic Transmissions	135

13.24	Advertisements	136

13.25	Reliance on and Survival of Provisions	136

13.26	Joint and Several Liability	136

13.27	Structure of Credit Facility	138

13.28	Completion; Corrections of Errors	139

13.29	Amendment and Restatement	139

EXHIBITS

A1	FORM OF REQUEST FOR US REVOLVING CREDIT ADVANCE
A2	FORM OF REQUEST FOR CANADIAN REVOLVING CREDIT ADVANCE
B1	FORM OF US REVOLVING CREDIT NOTE
B2	FORM OF CANADIAN REVOLVING CREDIT NOTE
C1	FORM OF US SWING LINE NOTE
C2	FORM OF CANADIAN SWING LINE NOTE
D1	FORM OF REQUEST FOR US SWING LINE ADVANCE
D2	FORM OF REQUEST FOR CANADIAN SWING LINE ADVANCE
E1	FORM OF NOTICE OF US LETTERS OF CREDIT
E2	FORM OF NOTICE OF CANADIAN LETTERS OF CREDIT
F1	FORM OF US SECURITY AGREEMENT
F2	FORM OF CANADIAN SECURITY AGREEMENT
G1	FORM OF US BORROWING BASE CERTIFICATE
G2	FORM OF CANADIAN BORROWING BASE CERTIFICATE
H	FORM OF ASSIGNMENT AGREEMENT
I1	FORM OF GUARANTY
I2	FORM OF GUARANTEE
J	FORM OF COVENANT COMPLIANCE REPORT
K	FORM OF TERM LOAN NOTE
L	FORM OF TERM LOAN RATE REQUEST
M1	FORM OF US SWING LINE PARTICIPATION CERTIFICATE
M2	FORM OF CANADIAN SWING LINE PARTICIPATION CERTIFICATE

ANNEXES

I	Applicable Margin Grid
II	Percentages and Allocations
III	Notices

SCHEDULES

1.1	Compliance Information
3.8.1(a)	Existing Letters of Credit
5.1(c)	Jurisdictions
5.2	Jurisdictions in Which Credit Parties Do Business
6.3(b)	Leased or Owned Real Properties
6.4	Tax Returns
6.7	Compliance With Laws
6.11	Litigation
6.12	Consents and Approvals
6.13	Stock Option and Employee Incentive Plans
6.15	ERISA Matters/Canadian Pension Plans/Canadian Benefit Plans
6.17	Environmental Matters
6.18	Subsidiaries
6.19	Trade and Other Names
6.20	Capital Structure
6.23	Employee Matters
8.1	Debt

8.2	Liens
8.7	Investments
8.8	Transactions With Affiliates

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Credit Agreement (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of the 19th day of August, 2013, by and among MANITEX INTERNATIONAL, INC., a Michigan corporation, MANITEX, INC., a Texas corporation, MANITEX SABRE, INC., a Michigan corporation, BADGER EQUIPMENT COMPANY, a Minnesota corporation, and MANITEX LOAD KING, INC., a Michigan corporation (each, individually a “US Borrower,” and collectively the “US Borrowers”) and MANITEX LIFTKING, ULC, an Alberta company (the “Canadian Borrower” and, together with the US Borrowers, the “Borrowers” and each individually, a “Borrower”), the other Credit Parties from time to time party hereto, Comerica Bank, a Texas banking association (in its individual capacity, “Comerica”), as US Agent, US Swing Line Lender, a US Issuing Lender and a US Lender, COMERICA BANK, a Texas banking association and authorized foreign bank under the Bank Act (Canada), through its Toronto branch (in its individual capacity, “Comerica Canada”) as Canadian Agent, Canadian Swing Line Lender, Canadian Issuing Lender and a Canadian Lender, and all other Lenders from time to time party hereto.

RECITALS

A. The US Borrowers have asked the Lenders to extend to them credit and letters of credit, as previously extended to Manitex, Inc., and Manitex International, Inc. (the “Prior US Borrowers”) by Comerica pursuant to the Second Amended and Restated Credit Agreement dated as of April 11, 2007, as amended, between Comerica Bank and the Prior US Borrowers (the “Prior US Credit Agreement”) on the terms and conditions set forth herein.

B. The Canadian Borrower has asked the Lenders to increase the credit previously extended to it by Comerica Canada pursuant to the amended and restated letter agreement dated as of December 23, 2011, as amended, between Comerica Canada and the Canadian Borrower (the “Prior Canadian Letter Agreement”) on the terms and conditions set forth herein.

C. Comerica has assigned to the US Agent all of its right, title and interest in and to the Prior US Credit Agreement and related loan and collateral documents.

D. Comerica Canada has assigned to Canadian Agent all of its right, title and interest in and to the Working Capital Line, such that the Working Capital Line shall be governed by this Agreement.

E. The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

F. This Agreement is an amendment and restatement of the Prior US Credit Agreement and a partial restatement of the Prior Canadian Letter Agreement, with respect to the Working Capital Line as detailed in Section 13.29 hereof.

NOW THEREFORE, in consideration of the covenants contained herein, the Borrowers, the Lenders, and the Agents agree as follows:

1.	DEFINITIONS.

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account or account receivable as defined under the UCC or the PPSA, as applicable, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Acquisition” shall mean the acquisition by Manitex Sabre, Inc. of substantially all of the assets of the Target pursuant to the Purchase Agreement.

“Acquisition Documents” shall mean the Purchase Agreement and any other related documents or agreements arising from or entered into pursuant to the terms of the purchase agreement, including any employment agreements, in each case as amended as permitted hereunder from time to time.

“Advance(s)” shall mean, as the context may indicate, (a) with respect to US Borrowers, a borrowing requested by a US Borrower, and made by the US Revolving Credit Lenders under Section 2.1 hereof, the Term Loan Lenders under Section 4.1 hereof, or the US Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof, and shall include, as applicable, a Eurodollar-based Advance, a US Base Rate Advance and a Quoted Rate Advance, and (b) with respect to the Canadian Borrower, a borrowing requested by the Canadian Borrower, and made by the Canadian Revolving Credit Lenders under Section 2.A.1 hereof, or the Canadian Swing Line Lender under Section 2.A.5 hereof, including without limitation any readvance or refunding of such borrowing pursuant to Section 2.A.3 hereof, and shall include, as applicable, a Canadian Prime-based Advance and a US Prime-based Advance.

“Affected Lender” shall have the meaning set forth in Section 13.13 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean each of the US Agent or the Canadian Agent each as defined in the preamble, and including an successor agents appointed in accordance with Section 12.4 hereof, and “Agents” shall mean each of them and their successors collectively. Unless otherwise specified, any reference to “Agent” in connection with reporting, delivery of certificates, reports, notices shall mean US Agent.

“Anti-Terrorism Law” means any laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate rows and columns in the Pricing Matrix attached to this Agreement as Annex I.

“Applicable Interest Rate” shall mean, (a) with respect to the US Borrowers, (i) for each US Revolving Credit Advance and Term Loan Advance, the Eurodollar-based Rate or the US Base Rate, and (ii) for each US Swing Line Advance, the US Base Rate or, if made available to the US Borrowers by the US Swing Line Lender at its option, the Quoted Rate, in each case as selected by the US Borrowers from time to time subject to the terms and conditions of this Agreement, and (b) with respect to the Canadian Borrower, (i) for each Canadian Revolving Credit Advance, the Canadian Prime-based Rate or the US Prime Rate, and (ii) for each Canadian Swing Line Advance, the Canadian Prime-based Rate, subject to the terms and conditions of this Agreement.

“Applicable Law” shall mean, in respect of any Person, property, transaction or event, all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event (whether or not having the force of law with respect to regulatory matters applicable to any Lender) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, rules, orders and policies of any Governmental Authority having or purporting to have authority over any Person, property, transaction or event.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate rows and columns in the Pricing Matrix attached to this Agreement as Annex I, such Applicable Margin to be adjusted as specified in Section 11.8 hereof.

“Applicable Measuring Period” shall mean (a) for each fiscal quarter ending on or before June 30, 2014, the period beginning on July 1, 2013 and ending on the relevant fiscal quarter-end, and (b) for each fiscal quarter ending thereafter, the four fiscal quarters then ending.

“Applicable Recapture Percentage” shall mean fifty percent (50%) provided, however, if the Senior Secured First Lien Debt to Consolidated Adjusted EBITDA Ratio, as reported in the Covenant Compliance Report delivered in accordance with Section 7.2(a), is less than 2.00 to 1.00 for the twelve month period ending on the date of determination and for the immediately preceding fiscal quarter end then the Applicable Recapture Percentage shall mean 25% for such fiscal quarter end.

“Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to a Borrower or a Guarantor).

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit H hereto.

“Authorized Signer” shall mean each person who has been authorized by a Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Base Tangible Net Worth” shall initially mean 80% of the Tangible Net Worth of Parent as of September 30, 2013. Commencing on December 31, 2013 and on the last day of each fiscal quarter end thereafter, Base Tangible Effective Net Worth shall permanently increase by an amount equal to the sum of (i) fifty percent (50%) of Consolidated Net Income, and (ii) fifty percent (50%) of the Net Cash Proceeds from the issuance of any Equity Interests, each for the fiscal quarters then ending. If there is a loss, Consolidated Net Income shall be deemed to be US$0.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.

“Borrowers” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing Base Obligors” shall mean US Borrowing Base Obligors and the Canadian Borrowing Base Obligors and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.

“Business Day” shall mean: (i) with respect to the US Revolving Credit, the US Letters of Credit and the Term Loan any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, (ii) with respect to the Canadian Revolving Credit and the Canadian Letters of Credit any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Toronto, Ontario, and (iii) in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.

“Canadian Agent” shall mean Comerica Canada, in its capacity as administrative agent for the Canadian Lenders hereunder, and any successor administrative agent.

“Canadian Agent’s Office” shall mean Canadian Agent’s office located at 200 Bay Street, Suite 2210 South Tower, Royal Bank Plaza, Toronto, Ontario M5J 2J2.

“Canadian Benefit Plans” shall mean all material employee benefit plans or arrangements maintained or contributed to by the Canadian Borrower or any Canadian Subsidiary that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, social assistance, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plan and arrangements in which the employees or former employees of the Canadian Borrower or any Canadian Subsidiary participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Borrowing Base” shall mean, as of any date of determination thereof, without duplication, an amount equal to the sum of:

(a) eighty-five percent (85%) of Canadian Borrowing Base Obligors’ Eligible Accounts; plus

(b) eighty-five percent (85%) of Canadian Borrowing Base Obligors’ Eligible Canadian Accounts; plus

(c) the sum of (x) 50% of Canadian Borrowing Base Obligors’ Eligible Inventory (excluding work-in-process Eligible Inventory); plus (y) the lesser of (i) 30% of Canadian Borrowing Base Obligors’ work-in-process Eligible Inventory which is properly classified under GAAP as work-in-process inventory, or (ii) CDN$850,000; provided, however, the sum of amounts determined under (x) plus the amount determined under (y) shall not exceed CDN$5,500,000; minus

(d) Priority Payables;

provided that (x) the Canadian Borrowing Base shall be determined on the basis of the most current Canadian Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) any reserves or other adjustments established by the Canadian Agent or the Majority Canadian Revolving Credit Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by the Canadian Agent and the Majority Canadian Revolving Credit Lenders.

“Canadian Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G2 attached hereto, executed by Canadian Borrower.

“Canadian Borrowing Base Obligors” shall mean the Canadian Borrower and the Canadian Guarantors.

“Canadian Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by any Canadian Credit Party, any of their respective Subsidiaries and any other Person who has granted a security interest, mortgage, Lien or other encumbrance to Canadian Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of Canadian Lender for the benefit of Canadian Lenders and other Canadian Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Canadian Agent in connection with the Loan Documents.

“Canadian Credit Parties” shall mean the Canadian Borrower and each other Person (i) which executes a guarantee of the Canadian Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Canadian Obligations, and/or (iii) which pledges to the Canadian Agent for the benefit of the Canadian Secured Parties, the Equity Interests of any Subsidiary.

“Canadian Dollars” or “CDN$” shall mean lawful currency of Canada.

“Canadian Guarantors” shall mean each Canadian Subsidiary which has executed and delivered to the Canadian Agent a Guarantee (or a joinder to a Guarantee), but in no event the Canadian Borrower, and a Canadian Security Agreement (or a joinder to the Canadian Security Agreement).

“Canadian Issuing Lender” shall mean Comerica Canada in its capacity as issuer of one or more Canadian Letters of Credit hereunder, or another Canadian Lender designated as its successor by the Canadian Borrowers and the Canadian Revolving Credit Lenders.

“Canadian Issuing Office” shall mean such office as Canadian Issuing Lender shall designate as its Canadian Issuing Office.

“Canadian Lender” shall mean collectively Comerica Canada and each Lender with a commitment to make Canadian Revolving Credit Advances and/or Canadian Swing Line Advances under the Canadian Revolving Credit to the Canadian Borrower, and such Canadian Lender’s successor’s and assigns, and “Canadian Lender” shall mean each of them individually.

“Canadian Lender Products” shall mean each and any of the following bank services provided to any Canadian Credit Party by a Canadian Lender or any of its Canadian Affiliates: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Canadian Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Canadian Borrower in respect of each Canadian Letter of Credit, in each case satisfactory to the Canadian Issuing Lender, as amended, restated or otherwise modified from time to time.

“Canadian Letter of Credit Fees” shall mean the fees payable in connection with Canadian Letters of Credit pursuant to Section 3.6 and 3.7 hereof.

“Canadian Letter of Credit Maximum Amount” shall mean One Million US Dollars (US$1,000,000), or the Equivalent Amount in Canadian Dollars.

“Canadian Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Canadian Letters of Credit then outstanding, and (b) the aggregate amount of Canadian Reimbursement Obligations which remain unpaid as of such date.

“Canadian Letter of Credit Payment” shall mean any amount paid or required to be paid by the Canadian Issuing Lender in its capacity hereunder as issuer of a Canadian Letter of Credit as a result of a draft or other demand for payment under any Canadian Letter of Credit.

“Canadian Letter(s) of Credit” shall mean any standby letters of credit issued by Canadian Issuing Lender at the request of or for the account of the Canadian Borrowers pursuant to Article 3 hereof.

“Canadian Loans” shall mean Canadian Revolving Credit Advances and Canadian Swing Line Advances.

“Canadian Notes” shall mean any of the Canadian Revolving Credit Notes and the Canadian Swing Line Note.

“Canadian Obligations” shall mean all Canadian Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Canadian Lender, Canadian Agent or any other Person required to be indemnified, that arises under any Loan Document or any Canadian Lender Products, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guarantee, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Canadian Pension Plans” shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” shall mean, for any day, the rate per annum determined by Canadian Agent to be the greater of (i) the rate of interest per annum most recently announced or established by Comerica Canada as its reference rate in effect on such day for determining interest rates for Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by Comerica Canada and (ii) the sum of (a) the yearly interest rate to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%). Any change in any interest rate provided for in the Agreement based upon the Canadian Prime Rate shall take effect at the time of such change in the Canadian Prime Rate.

“Canadian Prime-based Advance” shall mean an Advance that bears interest based on the Canadian Prime-based Rate and “Canadian Prime-based Advances” shall mean all of them.

“Canadian Prime-based Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the Canadian Prime Rate.

“Canadian Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Canadian Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“Canadian Revolving Credit” shall mean the revolving credit loans to be advanced to the Canadian Borrower by the applicable Canadian Revolving Credit Lenders pursuant to Article 2B hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Canadian Revolving Credit Aggregate Commitment.

“Canadian Revolving Credit Advance” shall mean a borrowing requested by Canadian Borrower and made by the Canadian Revolving Credit Lenders under Section 2.A.1 of this Agreement, including without limitation any readvance of such borrowing pursuant to Section 2.A.3 hereof and may include, subject to the terms hereof, Canadian Dollar Canadian Prime-based Advances and US Dollar US Prime-based Advances.

“Canadian Revolving Credit Aggregate Commitment” shall mean Nine Million US Dollars (US$9,000,000), or the Equivalent Amount in Canadian Dollars, subject to reduction or termination under Sections, 2.A.9, 2.A.10 or 9.2 hereof.

“Canadian Revolving Credit Commitment Amount” shall mean with respect to any Canadian Revolving Credit Lender, (i) if the Canadian Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Canadian Revolving Credit Lender’s name in the column entitled “Canadian Revolving Credit Commitment Amount” on Annex II, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Canadian Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Canadian Revolving Credit Percentage of the aggregate principal amount outstanding under the Canadian Revolving Credit (including any outstanding Canadian Swing Line Advances).

“Canadian Revolving Credit Facility Fee” shall mean the fee payable to the Canadian Agent for distribution to the Canadian Revolving Credit Lenders in accordance with Section 2.A.8 hereof.

“Canadian Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Canadian Revolving Credit.

“Canadian Revolving Credit Maturity Date” shall mean the earlier to occur of (i) August 19, 2018, and (ii) the date on which the Canadian Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Canadian Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.A.2 hereof, made by the Canadian Borrower to each of the Canadian Revolving Credit Lenders in the form attached hereto as Exhibit B2, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Canadian Revolving Credit Percentage” shall mean, with respect to any Canadian Revolving Credit Lender, the percentage specified opposite such Canadian Revolving Credit Lender’s name in the column entitled “Canadian Revolving Credit Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“Canadian Secured Parties” shall mean Canadian Agent, each Canadian Lender, Canadian Swing Line Lender and each other holder of a Canadian Obligation.

“Canadian Security Agreements” shall mean any security agreement executed and delivered by the Canadian Borrower and/or any Canadian Subsidiary, that maintains Collateral in any province or territory of Canada, or that is organized under the laws of any province or the federal laws of Canada, in favor of the Canadian Agent, for the benefit of the Canadian Lenders, pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in the form of the Canadian Security Agreement attached hereto as Exhibit F2, as amended, restated or otherwise modified from time to time.

“Canadian Subsidiaries” shall mean Canadian Borrower (as the context may require) and any Subsidiary incorporated, organized or otherwise formed under the laws of Canada or any province or territory thereof.

“Canadian Swing Line” shall mean the revolving credit loans to be advanced to the Canadian Borrower by the Canadian Swing Line Lender pursuant and as further defined in Section 2.A.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Canadian Swing Line Maximum Amount.

“Canadian Swing Line Advance” shall mean a borrowing requested by the Canadian Borrower and made by Canadian Swing Line Lender pursuant to Section 2.A.5 hereof, and “Canadian Swing Line Advances” shall mean all of them in the aggregate.

“Canadian Swing Line Lender” shall mean Comerica Canada in its capacity as lender of the Canadian Swing Line under Section 2.A.5 of this Agreement, or its successor as subsequently designated hereunder.

“Canadian Swing Line Maximum Amount” shall mean Zero US Dollars (US$0) or the Equivalent Amount in Canadian Dollars.

“Canadian Swing Line Note” shall mean the swing line note which may be issued by the Canadian Borrower to Canadian Swing Line Lender pursuant to Section 2.A.5(b)(ii) hereof in the form attached hereto as Exhibit C2, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Canadian Swing Line Participation Certificate” shall mean the Canadian Swing Line Participation Certificate delivered by the Canadian Agent to each Canadian Revolving Credit Lender pursuant to Section 2.A.5(e)(ii) hereof in the form attached hereto as Exhibit M2.

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“CDOR Rate” shall mean the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant CDOR Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Canadian Agent to raise Canadian dollars for the applicable CDOR Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Agent on the immediately preceding Business Day.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean an event or series of events whereby any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall have acquired (or have the right to acquire) beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated by the SEC under said Act) of fifty percent (50%) or more of the outstanding shares (or of the combined voting power) of the Equity Interests of Parent entitled to vote generally in the election of directors of Parent; or (ii) Parent ceases to own, directly or indirectly, fifty one percent (51%) of the issued and outstanding Equity Interests of Borrowers and their respective Subsidiaries, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of the Agents, for the benefit of the applicable Lenders and other Permitted Liens.

“Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a security interest, mortgage, Lien or other encumbrance to an Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or an Agent for the benefit of Agents, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Appropriate Agent in connection with the Loan Documents.

“Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to the Agent in its sole discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as the Agent may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Account” shall mean the restricted access, segregated non-interest bearing cash collateral account in the name of the US Agent, with respect to US Obligations or the Canadian Agent, with respect to the Canadian Obligations, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of and under the sole dominion and control of the applicable Agent on behalf of the applicable Lenders; provided, however, that the Collateral Account may be an interest-bearing account with a commercial bank (including Comerica Bank or any Lender which is a commercial bank) if determined by the US Agent, in its reasonable discretion, to be practicable, invested by the US Agent in its reasonable discretion, but without any liability for losses or the failure to achieve any particular rate of return.

“Collateral Documents” shall mean, collectively, the Guaranty, the Guarantee and Security Agreements, the Mortgages, each Account Control Agreement, the Collateral Access Agreements and all other security documents (and any joinders thereto) and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or an Agent for the benefit of Agents, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or an Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC, the PPSA or comparable law) against any such Person as debtor in favor of any Lender or an Agent for the benefit of Agents, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Condemnation Proceeds” shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to the Parent and its Subsidiaries, determined on a Consolidated or Consolidating basis.

“Consolidated Adjusted EBITDA” shall mean for any period, without duplication: (a) Consolidated EBITDA, plus (b) Target EBITDA Adjustment, plus (c) any cash distributions received from non-North American Subsidiaries, minus (d) EBITDA from any non-North America Subsidiaries, all as determined on a consolidated basis of the Parent and its Subsidiaries for such period in accordance with GAAP.

“Consolidated EBITDA” shall mean for any period, without duplication: (a) Consolidated Net Income during such period, plus, (b) to the extent deducted in the computation of such Consolidated Net Income, each of the following with respect to Parent and its Subsidiaries for any period (i) depreciation and amortization expense (including amortization of goodwill, debt issuance costs and amortization and any non-cash impairment of intangibles), (ii) income tax expense (whether paid or accrued), (iii) interest expense (whether paid or accrued), (iv) any fees, expenses or other costs incurred in connection with the transactions contemplated by this Agreement, in an amount not to exceed US$1,500,000 in the aggregate, provided such expenses are deducted from net income and reflected in the financial statements of the applicable Credit Party, (v) fees and expenses in connection with Permitted Acquisitions, in an amount not to exceed US$2,000,000 in the aggregate, provided such expenses are deducted from net income and reflected in the financial statements of the applicable Credit Party, (vi) any other non-cash non-recurring losses, charges or expenses approved by Agent in its sole discretion, minus (c) to the extent included in the computation of such Consolidated Net Income (i) other non-cash income, and (ii) gains realized in connection with the permitted sale or disposition of assets, all as determined on a consolidated basis of the Parent and its Subsidiaries for such period in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” shall mean as of any date of determination thereof, the ratio of (i) Consolidated EBITDA for Applicable Measuring Period ending on such date, minus unfinanced Capital Expenditures and cash taxes during such period, minus Distributions, to (ii) Consolidated Fixed Charges for Applicable Measuring Period ending on such date, all as determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) all Consolidated Interest Expense paid or payable in cash in respect of such period on Consolidated Funded Debt, plus (ii) all scheduled principal payments paid or payable on Consolidated Funded Debt, for the period of determination, plus (iii) paid or payable Capitalized Lease payments for the period of determination, plus (iv) income taxes paid in cash.

“Consolidated Funded Debt” shall mean at any date the aggregate amount of all Funded Debt of the Parent and its Subsidiaries at such date, determined on a Consolidated basis.

“Consolidated Interest Expense” shall mean for any period total cash interest expense (including that attributable to Capitalized Leases and excluding non-cash interest expense) of the Credit Parties plus, without duplication, capitalized interest expense, plus any portion of the Canadian Letter of Credit Fees allocable to such period in accordance with GAAP and US Letter of Credit Fees allocable to such period, all in accordance with GAAP.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of the Parent; provided that there shall be excluded (a) the income (or deficit) of any Person acquired prior to the date it becomes a Subsidiary or is merged into or consolidated with the Credit Parties, (b) the income (or deficit) of any Person (other than a Subsidiary of any of the Credit Parties) in which any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Credit Parties in the form of dividends or similar Distributions and (c) the undistributed earnings of any Subsidiary of any Credit Party to the extent that the declaration or payment of dividends or similar

Distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” shall mean all indebtedness for borrowed money, including, without duplication, Indebtedness, Consolidated Funded Debt and Subordinated Debt, plus contingent liabilities, including letters of credit and Guarantee Obligations but shall exclude indebtedness of C.V.S. Ferrari S.R.L. to the extent such indebtedness is not guaranteed by a Borrower or a Canadian Guarantor or a US Guarantor.

“Consolidated Total Debt to Consolidated Adjusted EBITDA Ratio” shall mean the ratio of Parent’s Consolidated Total Debt as of the date of determination to its Consolidated Adjusted EBITDA for the twelve month period ending as of the date of determination.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by the US Borrowers to the US Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit J and certified by a Responsible Officer of the US Borrowers, in which report the US Borrowers shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Annex I attached to this Agreement.

“Credit Parties” shall mean collectively the US Credit Parties and the Canadian Credit Parties, and “Credit Party” shall mean each of them individually.

“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:

(a) the LIBOR Rate;

divided by

(b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event that with the giving of notice or the passage of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies an Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to an Agent, any Issuing Lender, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the applicable Agent or any Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three Business Days after written request by an Agent or the Borrowers, to confirm in writing to such Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada, as applicable, or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by an Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers, each Issuing Lender, each Swing Line Lender and each Lender.

“Distributions” shall have the meanings set forth in Section 8.5 of this Agreement.

“Domestic Guarantor(s)” shall mean each Domestic Subsidiary which has executed and delivered to the US Agent a Guaranty (or a joinder to a Guaranty), and a US Security Agreement (or a joinder to the US Security Agreement).

“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by such Borrower or a Domestic Subsidiary of such Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“EBITDA” shall have the meaning ascribed to it under GAAP.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” shall mean an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Borrowing Base Certificate:

(a) such Account arose in the ordinary course of the business of a Borrowing Base Obligor out of either (i) a bona fide sale of Inventory by such Borrowing Base Obligor, and in such case such Inventory has in fact been shipped to the applicable Account Debtor or the Inventory has otherwise been accepted by the applicable Account Debtor, or services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the applicable Account Debtor and accepted by such Account Debtor or (ii) it is on “Bill and Hold” terms, subject to documentation satisfactory to the US Agent in its sole discretion; provided, however, that the aggregate amount of such Accounts does not exceed US$10,000,000 (pre-margin);

(b) such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by the applicable Account Debtor and for such amount as is represented by the applicable Borrower(s) to the applicable Agent in the applicable Borrowing Base Certificate;

(c) it is evidenced by an invoice dated not later than three (3) Business Days after the date of the delivery or shipment of the related Inventory giving rise to such Account and not more than ninety (90) days have passed since the invoice date corresponding to such Account;

(d) the unpaid balance of such Account (or portion thereof) that is included in the applicable Borrowing Base Certificate is not subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the applicable Borrowing Base Obligor, the related Account Debtor and any other Person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the applicable Borrowing Base;

(e) the applicable Borrowing Base Obligor has granted to the applicable Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a first priority perfected security interest in such Account prior in right to all other Persons and such Account has not been sold, transferred or otherwise assigned or encumbered by such Borrowing Base Obligor, as applicable, to or in favor of any Person other than pursuant to or in accordance with the Collateral Documents or this Agreement;

(f) it is not owing by any Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within ninety (90) days since the original invoice date corresponding to such Accounts;

(g) such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except to the extent any such note, trade acceptance, draft, other negotiable instrument or chattel paper has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement and/or otherwise in a manner satisfactory to an Agent on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(h) the Borrowing Base Obligor(s) have not received, with respect to such Account, any notice of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

(i) it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date, bonded or insured by a surety company or subject to a retainage or holdback by the Account Debtor;

(j) the Account Debtor on such Account is not:

(i) an Affiliate of any Credit Party;

(ii) the United States of America or Canada, or any state, province or political subdivision thereof, or any department, agency, or instrumentality thereof, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940 (United States), as amended with respect to accounts owing by United States of America, or the Financial Administration Act (Canada) with respect to accounts owing by Canada, and all other necessary steps are taken to perfect such Agent’s security interest (for the benefit of the Lenders) in such Account;

(iii) a citizen or resident of any jurisdiction other than one of the United States or Canada, unless such Account is secured by a letter of credit issued by a bank acceptable to the Agent which letter of credit shall be in form and substance acceptable to the applicable Agent; or

(iv) an Account Debtor whose Accounts the applicable Agent, acting in its reasonable credit judgment, has deemed not to constitute Eligible Accounts because the collectibility of such Accounts is or is reasonably expected to be impaired; and

(k) such Account satisfies any other eligibility criteria established from time to time by the Agent in its reasonable discretion or at the reasonable direction of the Majority US Revolving Credit Lenders or Majority Canadian Revolving Credit Lenders, as applicable.

Any Account, which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account unless and until the applicable Agent shall notify the Borrowers that such Account is once against deemed to be an Eligible Account.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) having total assets in excess of $500,000,000 that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) (1) the US Agent with respect to an assignment from a US Lender (and in the case of an assignment of a commitment under the US Revolving Credit, the US Issuing Lender and US Swing Line Lender), and (2) the Canadian Agent, the Canadian Issuing Lender and Canadian Swing Line Lender with respect to an assignment from a Canadian Lender , and (ii) unless an Event of Default has occurred and is continuing, the applicable Borrower(s) (each such approval not to be unreasonably withheld or delayed), provided that the applicable Borrower(s) shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; provided further that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers, or any of the Borrowers’ Affiliates or Subsidiaries; and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the applicable Agent, and in the case of an assignment of a commitment under the Canadian Revolving Credit, the Canadian Issuing Lender and the Canadian Swing Line Lender and in the case of an assignment of a commitment under the US Revolving Credit, the US Issuing Lender and the US Swing Line Lender.

“Eligible Bill and Hold Receivables” shall mean an Account, which meets all of the other requirements of an Eligible Accounts hereunder, but arises from the sale or lease of goods and such goods have not been shipped or delivered to the Account Debtor under such Account. Such Account is subject to a written agreement between the Account Debtor and applicable US Borrowing Base Obligor providing such Equipment shall be held by the applicable US Borrowing Base Obligor until the final ship-to location has been communicated by the Account Debtor to the applicable US Borrowing Base Obligor.

“Eligible Canadian Accounts” shall mean those Accounts (a) which meet all the requirements of Eligible Accounts except for the requirements set forth in (j)(ii) of the definition of Eligible Accounts; and (b) Accounts owing by Canadian Commercial Corporation, a Crown corporation of the Government of Canada, Canadian Department of National Defence, a department of the Government of Canada, the US State Department – GSO, the USA CE Finance Center and the United Nations.

“Eligible Inventory” shall mean Inventory, valued at the lower of cost or market value, of any Borrowing Base Obligor which meets each of the following requirements on the date that such Inventory is included in the applicable Borrowing Base Certificate:

(a) it (i) is subject to a first priority perfected Lien in favor of the applicable Agent and (ii) is not subject to any Liens;

(b) it is in saleable condition;

(c) it is stored and held in locations owned by a Borrowing Base Obligor or, if such locations are not so owned, an Agent is in possession of a Collateral Access Agreement or other similar waiver or acknowledgment agreements, pursuant to which the applicable lessor, warehouseman, processor or bailee provides satisfactory lien waivers and access rights to the Inventory;

(d) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code or the provinces of Ontario or Alberta, Canada ;

(f) (i) it is not “in transit” to any Borrowing Base Obligor and (ii) it is not held by any Borrowing Base Obligor on consignment;

(g) it is not subject to any agreement which would restrict an Agent’s ability to sell or otherwise dispose of such Inventory;

(h) it is not work-in-progress Inventory; and

(i) the applicable Agent shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory unless and until the applicable Agent shall notify the Borrowers that such Inventory is once again deemed to be Eligible Inventory.

“Eligible Used Equipment Amount” shall mean the purchase price of used Equipment, purchased by North America Equipment, a division of Crane and Machinery, a division of Parent, net of soft costs, as evidenced by invoice(s) or receipts acceptable to US Agent.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Equivalent Amount” shall mean, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displacing such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the applicable Borrower(s) and Bank.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:

(a) the LIBOR Rate, divided by

(b) a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the US Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the US Agent to the seventh decimal place.

“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one, two, three or six months (or any shorter or longer periods agreed to in advance by the US Borrowers, the US Agent and the US Lenders) as selected by the US Borrowers, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4 hereof, as the case may be; provided, however that the US Borrowers may only select one month Interest Periods (unless the US Agent otherwise consents) until the US Agent has completed a successful syndication of the credit facilities hereunder.

“Eurodollar Lending Office” shall mean, (a) with respect to the US Agent, the US Agent’s office located at its Grand Caymans Branch or such other branch of the US Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to the US Borrowers and the US Lenders and (b) as to each of the US Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrowers and the Agent.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Excess Cash Flow” calculated on a Consolidated for US Borrowers, shall consist of, for any Fiscal Year, (a) Net Income for such Fiscal Year, plus to the extent deducted in determining Net Income, depreciation and amortization for such Fiscal Year, plus or minus, as applicable, the Working Capital adjustment for such Fiscal Year, minus (b) (i) non-financed Capital Expenditures made during such Fiscal Year, (ii) the amount of all scheduled payments of principal on funded debt during such Fiscal Year (excluding all payments on the US Revolving Credit, the Canadian Revolving Credit and any other revolving loan facilities), (iii) the amount of any optional prepayment of Term Loan during such Fiscal Year, and (iv) 100% of the Net Income generated by any non-North American subsidiaries, plus (c) 100% of the after tax Distributions received by any Credit Party from any non-North American Subsidiary to Parent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Swap Obligation” shall mean with respect to any US Guarantor, any Hedging Obligation, if and to the extent that, all or a portion of the guarantee of such US Guarantor of, or the grant by such US Guarantor of a Lien to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such US Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the

Commodity Exchange Act at the time the guarantee of such US Guarantor, or a grant by such US Guarantor of a Lien, becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest becomes illegal.

“Excluded Taxes” shall mean, with respect to any Lender or either Agent, (a) taxes measured by Net Income (including branch profit taxes) and franchise taxes imposed in lieu of Net Income taxes, in each case imposed on any Lender or either Agent as a result of a present or former connection between such Lender or such Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender or either Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) in the case of any Non-U.S. Lender, any U.S. withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “US Lender” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(d) or designates a new lending office, except in each case to the extent such Person is a direct or indirect assignee of any other US Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(d); (c) backup withholding or other withholding taxes that are directly attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to Section 13.13; and (d) in the case of a Non-U.S. Lender, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender as a result of such Non-U.S. Lender’s failure to comply with the applicable requirements set forth in FATCA after December 31, 2012.

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 3.8.1(a) to this Agreement.

“FATCA” shall mean sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement, and the United States Treasury Regulations promulgated thereunder (or any amended or successor provisions substantively comparable and not materially more onerous to comply with).

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean the fee letter by and between the Parent and Comerica Bank dated as of August 6, 2013 relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” shall mean the US Revolving Credit Facility Fee, the Canadian Revolving Credit Facility Fee, the US Letter of Credit Fees, the Canadian Letter of Credit Fees and the other fees and charges (including any agency fees) payable by any Borrowers to the applicable Lender(s), the applicable Issuing Lender or the applicable Agent hereunder or under the Fee Letter.

“Final Maturity Date” shall mean the last to occur of (i) the US Revolving Credit Maturity Date, (ii) the Canadian Revolving Credit Maturity Date or (iii) the Term Loan Maturity Date.

“Fiscal Year” shall mean the twelve-month period ending on each December 31.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary, including but not limited to Canadian Subsidiaries, and “Foreign Subsidiaries” shall mean any or all of them.

“Fronting Exposure” shall mean, at any time there is an Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean the government of the United States of America or Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Obligations” shall mean noncallable direct general obligations of the United States of America, Canada or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America or Canada.

“Guarantee” shall mean, collectively, the guarantee agreements executed and delivered by the Canadian Guarantors in favor of the Canadian Agent, on behalf of the Canadian Lenders, on the Effective

Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case in the form attached hereto as Exhibit I2, as amended, restated or otherwise modified from time to time.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor” shall mean each of the Canadian Guarantor and the US Guarantor and any Subsidiary that has executed and delivered to the an Agent a Guaranty (or a joinder to a Guaranty) or a Guarantee (or joinder to a Guarantee) and a US Security Agreement (or a joinder to the US Security Agreement) or Canadian Security Agreement (or joinder to the Canadian Security Agreement).

“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by, as applicable, Parent and the applicable Domestic Guarantors in favor of the US Agent, on behalf of the US Lenders, and Canadian Agent, on behalf of Canadian Lenders, on the Effective Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case in the form attached hereto as Exhibit I1, as amended, restated or otherwise modified from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, provincial, local, municipal or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other Canadian or United States federal, state, provincial, municipal or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrowers and any Lender or an Affiliate of a Lender.

“Hedging Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Indebtedness” of any Person shall mean, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all payment obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capitalized Leases; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. Notwithstanding anything to the contrary contained above, “Indebtedness” under any Guarantee or Guaranty shall exclude Excluded Swap Obligations.

“Insolvency Laws” shall mean each of the BIA, the Companies Creditor Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statures and any other applicable insolvency or other similar law if any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of claims of its creditors against it.

“Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorney’s fees and expenses) incurred solely in connection with the recovery thereof.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance satisfactory to the Agent.

“Interest Period” shall mean (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a US Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the US Borrowers, the US Agent and the US Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the US Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” shall mean any inventory as defined under the UCC or the PPSA, as applicable.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

“Issuing Lenders” shall mean collectively the Canadian Issuing Lender and the US Issuing Lender, and “Issuing Lender” shall mean each of them individually.

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.

“Lender Products” shall mean each and any of the Canadian Lender Products and US Lender Products.

“Lenders” shall have the meaning set forth in the preamble, and shall include the US Revolving Credit Lenders, the Canadian Revolving Credit Lenders, the Term Loan Lenders, the US Swing Line Lender, the Canadian Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.9 hereof.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.9(a) hereof.

“Letter of Credit Obligations” shall mean collectively the Canadian Letter of Credit Obligations and the US Letter of Credit Obligations.

“Letters of Credit” shall mean Canadian Letters of Credit and US Letters of Credit.

“LIBOR Rate” shall mean,

(a) with respect to the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. If such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the US Agent and the US Borrowers, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which the US Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(b) with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. If such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the US Agent and the US Borrowers, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the applicable Obligations hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Guarantee, the Security Agreements, the Subordination Agreements, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Majority Canadian Revolving Credit Lenders” shall mean at any time, the Canadian Revolving Credit Lenders holding more than 66 2/3% of the Canadian Revolving Credit Aggregate Commitment (or,

if the Canadian Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Canadian Revolving Credit); provided that, for purposes of determining Majority Canadian Revolving Credit Lenders hereunder, the principal amount outstanding under the Canadian Swing Line shall be allocated among the Canadian Revolving Credit Lenders based on their respective Canadian Revolving Credit Percentages; provided further that so long as there are fewer than three Canadian Revolving Credit Lenders, considering any Canadian Revolving Credit Lender and its Affiliates as a single Canadian Revolving Credit Lender, “Majority Canadian Revolving Credit Lenders” shall mean all Canadian Revolving Credit Lenders. The Commitments of, and portion of the Obligations attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Canadian Revolving Credit Lenders”; provided that the amount of any participation in any Canadian Swing Line Advance that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Canadian Lender shall be deemed to be held by the Canadian Lender that is the Canadian Swing Line Lender in making a determination under this definition.

“Majority Lenders” shall mean at any time, the Lenders holding more than 66 2/3% of the sum of: (i) the Canadian Revolving Credit Aggregate Commitment (or, if the Canadian Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Canadian Revolving Credit), plus (ii) the US Revolving Credit Aggregate Commitment (or, if the US Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the US Revolving Credit), plus (iii) the aggregate principal amount then outstanding under the Term Loans; provided that, for purposes of determining Majority Lenders hereunder, the principal amount outstanding under the Swing Line Advances shall be allocated among the applicable Lenders based on their respective Canadian Revolving Credit Percentages and US Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Obligations attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”; provided that the amount of any participation in any Swing Line Advance that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the applicable Swing Line Lender in making a determination under this definition.

“Majority Term Loan Lenders” shall mean at any time with respect to the Term Loan, Term Loan Lenders holding more than 66 2/3% of the aggregate principal amount then outstanding under Term Loan; provided however that so long as there are fewer than three Term Loan Lenders, considering any Term Loan Lender and its Affiliates as a single Term Loan Lender, “Majority Term Loan Lenders” shall mean all Term Loan Lenders. The portion of the Obligations attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan Lenders”.

“Majority US Lenders” shall mean at any time, US Lenders holding more than 66 2/3% of the sum of (i) the US Revolving Credit Aggregate Commitment (or, if the US Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the US Revolving Credit), plus (ii) the aggregate principal amount then outstanding under the Term Loans; provided that, for purposes of determining Majority US Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the US Swing Line shall be allocated among the US Revolving Credit Lenders based on their respective US Revolving Credit Percentages; provided further that so long as there are fewer than three US Lenders, considering any US Lender and its Affiliates as a single US Lender, “Majority US Lenders” shall mean all US Lenders. The Commitments of, and portion of the Obligations attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority US Lenders”; provided that the amount of any participation in any US Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another US Lender shall be deemed to be held by the US Lender that is the US Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Majority US Revolving Credit Lenders” shall mean at any time, the US Revolving Credit Lenders holding more than 66 2/3% of the US Revolving Credit Aggregate Commitment (or, if the US Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the US Revolving Credit); provided that, for purposes of determining Majority US Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the US Swing Line shall be allocated among the US Revolving Credit Lenders based on their respective US Revolving Credit Percentages; provided further that so long as there are fewer than three US Revolving Credit Lenders, considering any US Revolving Credit Lender and its Affiliates as a single US Revolving Credit Lender, “Majority US Revolving Credit Lenders” shall mean all US Revolving Credit Lenders. The Commitments of, and portion of the Obligations attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority US Revolving Credit Lenders”; provided that the amount of any participation in any US Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another US Lender shall be deemed to be held by the US Lender that is the US Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Mark to Market Exposure” shall mean, with respect to any Hedging Agreement, the amount, if any, that would be payable:

(a) to such Lender by the Credit Party (expressed as a positive number); or

(b) by Lender to the Credit Party (expressed as a negative number);

calculated by making an estimation at mid-market of the calculations required by the applicable ISDA Master Agreement between such Lender and Credit Party as if all Hedging Agreements between such parties were being terminated on that day of calculation.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of an Agent or the Lenders hereunder or thereunder.

“Mortgages” shall mean the mortgages, charges, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered after the Effective Date by a Credit Party pursuant to Section 7.13 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash payments received by any Credit Party from any Asset Sale, the issuance of Equity Interests or the issuance of Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.

“Net Income” has the meaning ascribed to it under GAAP.

“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Non-U.S. Lender” is defined in Section 13.14(a) hereof.

“Note” shall mean any of the Canadian Revolving Credit Notes, the US Revolving Credit Notes, the Canadian Swing Line Note, the US Swing Line Note and the Term Loan Notes, and “Notes” shall mean all of them collectively.

“Obligations” shall mean US Obligations and Canadian Obligations.

“OFAC” shall have the meaning ascribed thereto in Section 6.8 of this Agreement.

“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“Parent” shall mean Manitex International, Inc., a Michigan corporation.

“Participant Register” has the meaning specified in Section 13.9(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean, as applicable, the Canadian Revolving Credit Percentage, the US Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.

“Permitted Acquisition” shall mean any acquisition by any Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of such Borrower;

(b) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by the Borrowers or any of them;

(c) Both immediately before and after the consummation of such acquisition, no Default or Event of Default shall have occurred and be continuing; and

(d) The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, is (X) equal to or less than US$1,000,000, and (Y) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year, as the applicable acquisition (not including acquisitions specifically consented to which fall outside of this definition), does not exceed US$2,000,000, and (Z) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the term of this Agreement (not including acquisitions specifically consented to which fall outside the terms of this definition) does not exceed US$5,000,000.

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Investments in obligations issued by the Government of Canada, or an instrumentality or agency of Canada, maturing within 365 days of the date of acquisition of such obligation, and guaranteed fully as to principal, premium, if any, and interest by the Government of Canada;

(d) Investments in certificates of deposits issued or acceptances accepted by or guaranteed by any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust company in one or more provinces of Canada or by the bank or trust company organized under the laws of the United States or any state thereof or the District of Columbia whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least US$250,000,000 or the Equivalent Amount in Canadian Dollars with respect to such Investments in Canada, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business, maturing within 365 days of the date of purchase;

(e) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies in Canada or the United States, as applicable, and which matures within 270 days after the date of issue;

(f) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, or Canadian government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(g) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (f) above.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under Subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d) any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

(g) purchase money security interests in Inventory and Equipment to secure the indebtedness if permitted under Section 8.1(c) hereof, provided that such security interest is created contemporaneously with the acquisition of such asset and does not extend to any property other than the asset so purchased;

(h) continuations of Liens that are permitted under subsections (a)-(g) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to the Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1 hereof, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 7.13 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to the applicable Agent amended, restated or otherwise modified from time to time.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Canadian Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Priority Payables” shall mean, at any time, the full amount of liabilities of the Canadian Borrower or other Canadian Credit Party at such time which have a trust imposed to provide for payment or security interest, Lien or charge ranking or capable of ranking senior to or pari passu with the Liens of Canadian Agent against the Collateral of Canadian Borrower or Canadian Credit Party (excepting from the foregoing, however, any purchase money financing liens which may be expressly permitted under this Agreement) under federal, provincial, territorial, state, county, municipal or local law including, but not limited to, claims for unremitted and/or accelerated rents, sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of harmonized sales tax input credits), municipal taxes, wages, workers’ compensation obligations, employee deductions (including income, withholding and employment taxes) health insurance premiums, vacation pay, termination and severance pay, governmental royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Canadian Agent reasonably considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier’s right may have priority over the security interests of Canadian Agent in the Collateral of the Canadian Borrower or other Canadian Credit Party.

“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the US Borrowers which has been certified by a Responsible Officer of the US Borrowers that it fairly presents in all material respects the pro forma adjustments reflecting the closing of the Acquisition (including payment of all fees and expenses in connection therewith) and the borrowing of the Term Loan and US Revolving Credit Advances and Letters of Credit issued on the Effective Date.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Agreement” shall mean the Asset Purchase Agreement (including all schedules, exhibits and attachments to same) by and among the Target, Steve Adler, and Manitex Sabre, Inc. dated as of July     , 2013, as amended, restated or otherwise modified from time to time to the extent permitted hereunder.

“Purchasing Lender” shall have the meaning set forth in Section 13.13.

“Quoted Rate” shall mean the rate of interest per annum offered by the US Swing Line Lender in its sole discretion with respect to a US Swing Line Advance and accepted by the US Borrowers.

“Quoted Rate Advance” shall mean any US Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the US Agent.

“Register” is defined in Section 13.9(h) hereof.

“Reinvested” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.

“Reinvestment Certificate” is defined in Section 4.8(b) hereof.

“Reinvestment Period” shall mean a 180-day period during which Reinvestment must be completed under Section 4.8(b) and (d) of this Agreement.

“Rental Fleet Debt” shall mean the Debt or Capitalized Lease obligations of a Borrower pursuant to a lease or purchase agreement to finance the acquisition of equipment or vehicle chassis, subject to the terms and conditions provided in Section 8.1(c) of this Agreement.

“Request for Canadian Advance” shall mean a Request for Canadian Revolving Credit Advance or a Request for Canadian Swing Line Advance, as the context may indicate or otherwise require.

“Request for Canadian Revolving Credit Advance” shall mean a request for a Canadian Revolving Credit Advance issued by Canadian Borrower under Section 2.A.3 of this Agreement in the form attached hereto as Exhibit A2.

“Request for Canadian Swing Line Advance” shall mean a request for a Canadian Swing Line Advance issued by Canadian Borrower under Section 2.A.5(c) of this Agreement in the form attached hereto as Exhibit D2.

“Request for US Advance” shall mean a Request for US Revolving Credit Advance or a Request for US Swing Line Advance, as the context may indicate or otherwise require.

“Request for US Revolving Credit Advance” shall mean a request for a US Revolving Credit Advance issued by a US Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A1.

“Request for US Swing Line Advance” shall mean a request for a US Swing Line Advance issued by a US Borrower under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D1.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“Revolving Credit Lenders” shall mean collectively the Canadian Revolving Credit Lender and the US Revolving Credit Lender and “Revolving Credit Lender” mean each of them individually.

“SDN List” shall have the meaning ascribed thereto in Section 6.8 of this Agreement.

“Secured Hedging Agreement” shall mean any Hedging Agreement between any US Credit Party and any US Lender or an Affiliate of a US Lender.

“Senior Secured First Lien Debt” shall mean, on the date of determination, the sum of all Canadian Obligations and all US Obligations, including but not limited to (i) the sum of all outstanding Advances under the Canadian Revolving Credit, US Revolving Credit, Canadian Swing Line, US Swing Line and the Term Loan, (ii) the sum of the US Reimbursement Obligations and the Canadian Reimbursement Obligations, (iii) and the positive mark to Market Exposure of any Credit party, all calculated as of the date of determination.

“Senior Secured First Lien Debt to Consolidated Adjusted EBITDA Ratio” shall mean, the ratio of (a) Senior Secured First Lien Debt, as of the last day of such fiscal quarter end, to (b) Consolidated Adjusted EBITDA for the four quarter period then ending on the date of determination.

“Subordinated Debt” shall mean all indebtedness subordinated to the prior payment of Canadian Borrower and/or US Borrowers’ indebtedness to Canadian Lenders and/or US Lenders, respectively, pursuant to a Subordination Agreement in favor of the applicable Agent.

“Subordination Agreements” shall mean, collectively, any subordination agreements entered into by any Person from time to time in favor of the US Agent on the Canadian Agent, as applicable, in connection with any Subordinated Debt, the terms of which are acceptable to the applicable Lenders, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Parent, including but the Canadian Subsidiaries, the Domestic Subsidiaries and the Foreign Subsidiaries.

“Sweep Agreement” shall mean any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrowers and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line Advances” shall mean either or both, as the context requires, the Canadian Swing Line Advances and/or the US Swing Line Advances.

“Swing Line Lenders” shall mean collectively the US Swing Line Lender and the Canadian Swing Line Lender and “Swing Line Lender” shall mean each of them individually.

“Tangible Net Worth” shall mean, as of any date of determination, (i) the total shareholders’ equity of a Credit Party together with its Subsidiaries as of such date, minus (ii) all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of such Credit Party as of such date, and (iii) minus the positive amount of accumulated other comprehensive income, as detailed on the balance sheet of Parent, or plus the negative amount of such accumulated other comprehensive income.

“Target” shall mean Sabre Manufacturing, LLC, an Indiana limited liability company.

“Target EBITDA Adjustment” shall mean (i) US$2,292,000, for the period ending September 30, 2013; (ii) US$1,666,667 for the period ending December 31, 2013, (iii) US$1,041,667 for the period ending March 31, 2014, (iv) US $416,667, for the period ending June 30, 2014, and (v) $0 for each fiscal quarter end thereafter.

“Term Loan” shall mean the term loan to be made to the US Borrowers by the Term Loan Lenders pursuant to Section 4.1(a) hereof, in the aggregate principal amount of Fifteen Million US Dollars (US$15,000,000).

“Term Loan Advance” shall mean a borrowing requested by the Borrowers and made by the Term Loan Lenders pursuant to Section 4.1(a) hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and US Base Rate Advances.

“Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.

“Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Term Loan.

“Term Loan Maturity Date” shall mean August 19, 2018.

“Term Loan Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrowers to each of the Term Loan Lenders in the form attached hereto as Exhibit K, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan Percentage” shall mean with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled “Term Loan Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of the Term Loan submitted by the Borrowers under Section 4.4 of this Agreement in the form attached hereto as Exhibit L.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Michigan.

“Unused Canadian Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Canadian Revolving Credit Aggregate Commitment and (ii) the then applicable Canadian Borrowing Base, minus (x) the aggregate outstanding principal amount of all Advances (including Canadian Swing Line Advances) and (y) the Canadian Letter of Credit Obligations.

“Unused US Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the US Revolving Credit Aggregate Commitment and (ii) the then applicable US Borrowing Base, minus (x) the aggregate outstanding principal amount of all Advances (including US Swing Line Advances) and (y) the US Letter of Credit Obligations.

“US Agent” shall mean Comerica, in its capacity as administrative agent for the US Lenders hereunder, and any successor administrative agent.

“US Agent’s Correspondent” shall mean for Eurodollar-based Advances, the Agent’s Grand Cayman Branch (or for the account of said branch office, at the Agent’s main office in Detroit, Michigan, United States).

“US Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the US Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the US Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4 hereof, the US Base Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.

“US Base Rate Advance” shall mean an Advance which bears interest at the US Base Rate.

“US Borrowers’ Representative” shall mean, initially, the Parent, or any other US Borrower identified as the US Borrowers’ Representative in a written notice delivered to the US Agent and signed by all US Borrowers.

“US Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of:

(a) eighty-five percent (85%) of US Borrowing Base Obligors’ Eligible Accounts, plus

(b) lesser of (i) eighty-five percent (85%) of US Borrowing Base Obligors’ Eligible Bill and Hold Receivables, and (ii) US$10,000,000, plus

(c) up to 50% of the then available US Borrowing Base to include the lesser of (i) fifty percent (50%) of US Borrowing Base Obligors’ Eligible Inventory, and (ii) US$18,000,000, plus

(d) the lesser of (i) 80% of the cost of Eligible Used Equipment Amount to be used for resale or rent, or (ii) US$2,000,000 in the aggregate for the term of the US Revolving Credit,

provided that (x) the US Borrowing Base shall be determined on the basis of the most current US Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the US Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, inventory-in-transit, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the US Agent, at the direction or with the concurrence of the Majority US Revolving Lenders from time to time, including, without limitation any reserves or other adjustments established by the US Agent or the Majority US Revolving Credit Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by the US Agent and the Majority US Revolving Credit Lenders.

“US Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G1 attached hereto, executed by a Responsible Officer of the US Borrowers.

“US Borrowing Base Obligors” shall mean the US Borrowers and the Domestic Guarantors, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.

“US Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by any US Credit Party, any of their respective Subsidiaries and any other US Person who has granted a security interest, mortgage, Lien or other encumbrance to an Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or an Agent for the benefit of Agents, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the applicable Agent in connection with the Loan Documents.

“US Credit Parties” shall mean the US Borrowers and each other US Person (i) which executes a guaranty of the US Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the US Obligations and/or (iii) which pledges to the US Agent for the benefit of the US Lenders 100% of the Equity Interests of its Domestic Subsidiaries.

“US Dollar Denominated Canadian Loans” shall mean Canadian Revolving Credit Advances denominated in US Dollars.

“US Dollars”, “US dollars” and “US$” each mean lawful money of the United States of America.

“US Guarantor” shall mean each US Subsidiary that has executed and delivered to the US Agent a Guaranty (or a joinder to a Guaranty) and a US Security Agreement (or a joinder to the US Security Agreement), and shall include the US Borrowers with respect to the US Borrowers guarantee of the Canadian Obligations.

“US Issuing Lender” shall mean Comerica in its capacity as issuer of one or more Letters of Credit hereunder, or another US Lender designated as its successor by the US Borrowers and the US Revolving Credit Lenders.

“US Issuing Office” shall mean such office as US Issuing Lender shall designate as its US Issuing Office.

“US Lender Products” shall mean each and any of the following bank services provided to any US Credit Party by a US Lender or any of its US Affiliates: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“US Lenders” shall mean the US Revolving Lenders and the Term Loan Lenders, and “US Lender” shall mean any US Lender.

“US Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the US Borrowers in respect of each US Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.

“US Letter of Credit Fees” shall mean the fees payable in connection with US Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

“US Letter of Credit Maximum Amount” shall mean One Million US Dollars (US$1,000,000).

“US Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all US Letters of Credit then outstanding, and (b) the aggregate amount of US Reimbursement Obligations which remain unpaid as of such date.

“US Letter of Credit Payment” shall mean any amount paid or required to be paid by the US Issuing Lender in its capacity hereunder as issuer of a US Letter of Credit as a result of a draft or other demand for payment under any US Letter of Credit.

“US Letter(s) of Credit” shall mean any standby letters of credit issued by US Issuing Lender at the request of or for the account of the US Borrowers pursuant to Article 3 hereof and shall include Existing Letters of Credit.

“US Loans” shall mean US Revolving Credit Advances, the Term Loan and US Swing Line Advances.

“US Obligations” shall mean all US Loans, and other Debt, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any US Lender, US Agent, US Issuing Lender or any other Person required to be indemnified, that arises under any Loan Document, any Secured Hedging Agreement or any US Lender Products, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“US Prime Rate” shall mean the per annum rate of interest announced by the Canadian Agent, at its main office from time to time as its “prime rate” then in effect for determining interest rates on US Dollar denominated commercial loans made by it in Canada (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Canadian Agent to any of its customers), which US Prime Rate shall change simultaneously with any change in such announced rate.

“US Prime Referenced Rate” shall mean, for any day, a per annum interest rate which is equal to the US Prime Rate in effect on such day, but in no event and at no time shall the US Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent

(2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the US Prime Referenced Rate for each such day shall be the US Prime Rate in effect at such time.

“US Prime-based Advance” shall mean an Advance which bears interest at the US Prime-based Rate.

“US Prime-based Rate” shall mean for any day, that rate of interest which is equal to the sum of the US Prime Referenced Rate plus the Applicable Margin.

“US Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all US Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“US Revolving Credit” shall mean the revolving credit loans to be advanced to the US Borrowers by the applicable US Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the US Revolving Credit Aggregate Commitment.

“US Revolving Credit Advance” shall mean a borrowing requested by a US Borrower and made by the US Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c) hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and US Base Rate Advances.

“US Revolving Credit Aggregate Commitment” shall mean Forty Million US Dollars (US$40,000,000), subject to reduction or termination under Sections, 2.10, 2.11 or 9.2 hereof.

“US Revolving Credit Commitment Amount” shall mean with respect to any US Revolving Credit Lender, (i) if the US Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such US Revolving Credit Lender’s name in the column entitled “US Revolving Credit Commitment Amount” on Annex II, as adjusted from time to time in accordance with the terms hereof; and (ii) if the US Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the US Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“US Revolving Credit Facility Fee” shall mean the fee payable to the US Agent for distribution to the US Revolving Credit Lenders in accordance with Section 2.9 hereof.

“US Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the US Revolving Credit.

“US Revolving Credit Maturity Date” shall mean the earlier to occur of (i) August 19, 2018, and (ii) the date on which the US Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“US Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by the US Borrowers to each of the US Revolving Credit Lenders in the form attached hereto as Exhibit B1, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“US Revolving Credit Percentage” shall mean, with respect to any US Revolving Credit Lender, the percentage specified opposite such US Revolving Credit Lender’s name in the column entitled “US Revolving Credit Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“US Security Agreement” shall mean, collectively, the Amended and Restated Security Agreement executed and delivered by the US Borrowers and the Domestic Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in the form of the US Security Agreement attached hereto as Exhibit F1, as amended, restated or otherwise modified from time to time.

“US Swing Line” shall mean the revolving credit loans to be advanced to the US Borrowers by the US Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the US Swing Line Maximum Amount.

“US Swing Line Advance” shall mean a borrowing requested by the US Borrowers and made by US Swing Line Lender pursuant to and as further defined in Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate-Advances and US Base Rate Advances.

“US Swing Line Lender” shall mean Comerica in its capacity as lender of the US Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

“US Swing Line Maximum Amount” shall mean Five Million US Dollars (US$5,000,000).

“US Swing Line Note” shall mean the swing line note which may be issued by the US Borrowers to US Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C1, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“US Swing Line Participation Certificate” shall mean the US Swing Line Participation Certificate delivered by the US Agent to each US Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit M1.

“USA Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.C. 107-56, as amended.

“Weighted Percentage” shall mean with respect to any Lender, (A) its weighted percentage of US Obligations calculated by dividing (i) the sum of (x) its US Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of (x) the US Revolving Credit Aggregate Commitment (or, if the US Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the US Revolving Credit, including any outstanding US Letter of Credit Obligations and outstanding US Swing Line Advances), plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan; and (B) its weighted percentage of Canadian Obligations calculated by dividing (i) the sum of its Canadian Revolving Credit Commitment Amount, by (ii) the sum of the Canadian Revolving Credit Aggregate Commitment (or, if the Canadian Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Canadian Revolving Credit, including any outstanding Canadian Letter of Credit Obligations and outstanding Canadian Swing Line Advances). Annex II reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, as at any date of determination, the excess (or deficit) of (i) the total assets of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and cash equivalents, over (ii) the total liabilities of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and, without duplication, outstanding Canadian Revolving Credit Advances and US Revolving Credit Advances.

“Working Capital Adjustment” shall mean, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

2. US REVOLVING CREDIT.

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each US Revolving Credit Lender severally and for itself alone agrees to make Advances of the US Revolving Credit in US Dollars to the US Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the US Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such US Lender’s Revolving Credit Percentage of the US Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the US Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) The US Borrowers hereby jointly and severally and unconditionally promise to pay to the US Agent for the account of each US Revolving Credit Lender the then unpaid principal amount of each US Revolving Credit Advance (plus all accrued and unpaid interest) of such US Revolving Credit Lender to the US Borrowers on the US Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each US Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b) Each US Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the US Borrowers to the appropriate lending office of such US Revolving Credit Lender resulting from each US Revolving Credit Advance made by such lending office of such US Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such US Revolving Credit Lender from time to time under this Agreement.

(c) The US Agent shall maintain the Register pursuant to Section 13.9(h), and a subaccount therein for each US Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each US Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrowers to each US Revolving Credit Lender hereunder in respect of the US Revolving Credit Advances and (iii) both the amount of any sum received by the US Agent hereunder from the US Borrowers in respect of the US Revolving Credit Advances and each US Revolving Credit Lender’s share thereof.

(d) The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 and Section 13.9(h) shall, absent manifest error, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the US Borrowers therein recorded; provided, however, that the failure of any US Revolving Credit Lender or the US Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrowers to repay the US Revolving Credit Advances (and all other amounts owing with respect thereto) made to the US Borrowers by the US Revolving Credit Lenders in accordance with the terms of this Agreement.

(e) The US Borrowers agree that, upon written request to the US Agent by any US Revolving Credit Lender, the US Borrowers will execute and deliver, to such US Revolving Credit Lender, at the US Borrowers’ expense, a US Revolving Credit Note evidencing the outstanding US Revolving Credit Advances owing to such US Revolving Credit Lender.

2.3 Requests for and Refundings and Conversions of Advances. The US Borrowers may request an Advance of the US Revolving Credit, a refund of any US Revolving Credit Advance in the same type of Advance or to convert any US Revolving Credit Advance to any other type of US Revolving Credit Advance only by delivery to the US Agent of a Request for US Revolving Credit Advance executed by an Authorized Signer for the US Borrowers, subject to the following:

(a) each such Request for US Revolving Credit Advance shall set forth the information required on the Request for US Revolving Credit Advance, including without limitation:

(i) the proposed date of such US Revolving Credit Advance (or the refunding or conversion of an outstanding US Revolving Credit Advance), which must be a Business Day;

(ii) whether such Advance is a new US Revolving Credit Advance or a refunding or conversion of an outstanding US Revolving Credit Advance; and

(iii) whether such US Revolving Credit Advance is to be a US Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a US Base Rate Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial US Revolving Credit Advance made under this Agreement shall be a US Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.

(b) each such Request for US Revolving Credit Advance shall be delivered to the US Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the US Revolving Credit Advance, except in the case of a US Base Rate Advance, for which the Request for US Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such US Revolving Credit Advance;

(c) on the proposed date of such US Revolving Credit Advance, the sum of (x) the aggregate principal amount of all US Revolving Credit Advances and US Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by the US Agent under Section 3.6(c) hereof in respect of the US Reimbursement Obligations hereunder, plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for US Revolving Credit Advances and US Swing Line Advances and for the issuance of any US Letters of Credit, shall not exceed the lesser of (i) the US Revolving Credit Aggregate Commitment and (ii) the then applicable US Borrowing Base;

(d) in the case of a US Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least US$500,000 or the remainder available under the US Revolving Credit Aggregate Commitment if less than US$250,000;

(e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding US Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least US$1,000,000 (or a larger integral multiple of US$100,000) or the remainder available under the US Revolving Credit Aggregate Commitment if less than US$500,000 and at any one time there shall not be in effect more than three (3) different Eurodollar-Interest Periods;

(f) a Request for US Revolving Credit Advance, once delivered to the US Agent, shall not be revocable by the US Borrowers and shall constitute a certification by the US Borrowers as of the date thereof that:

(i) all conditions to the making of US Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the US Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof), and shall remain satisfied to the date of such US Revolving Credit Advance (both before and immediately after giving effect to such US Revolving Credit Advance);

(ii) there is no Default or Event of Default in existence, and none will exist upon the making of such US Revolving Credit Advance (both before and immediately after giving effect to such US Revolving Credit Advance); and

(iii) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such US Revolving Credit Advance (both before and immediately after giving effect to such US Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

The US Agent, acting on behalf of the US Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the US Borrowers to make such requests and, in the event the US Agent, acting on behalf of the US Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the US Agent, on the same day as such telephone or email request, an executed Request for US Revolving Credit Advance. The US Borrowers hereby authorize the US Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the US Borrowers acknowledge that the US Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the US Borrowers shall constitute a certification of the matters set forth in the Request for US Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for US Revolving Credit Advance from a US Borrower under Section 2.3 hereof, the US Agent shall promptly notify each US Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such US Revolving Credit Advance is to be made by each US Revolving Credit

Lender in an amount equal to its US Revolving Credit Percentage of such Advance. Unless such US Revolving Credit Lender’s commitment to make US Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such US Revolving Credit Lender shall make available the amount of its US Revolving Credit Percentage of each US Revolving Credit Advance in immediately available funds to the US Agent, as follows:

(i) for US Base Rate Advances, at the office of the US Agent located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

(ii) for Eurodollar-based Advances, at the US Agent’s Correspondent for the account of the Eurodollar Lending Office of the US Agent, not later than 12:00 p.m. (the time of the US Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for US Revolving Credit Advance by a US Borrower without exceptions noted in the compliance certification therein, the US Agent shall make available to the US Borrowers the aggregate of the amounts so received by it from the US Revolving Credit Lenders in like funds and currencies:

(i) for US Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such US Revolving Credit Advance, by credit to an account of the US Borrowers maintained with the US Agent or to such other account or third party as the US Borrowers may reasonably direct in writing, provided such direction is timely given; and

(ii) for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the US Agent’s Correspondent) on the date of such US Revolving Credit Advance, by credit to an account of the US Borrowers maintained with the US Agent’s Correspondent or to such other account or third party as the US Borrowers may direct, provided such direction is timely given.

(c) The US Agent shall deliver the documents and papers received by it for the account of each US Revolving Credit Lender to such US Revolving Credit Lender. Unless the US Agent shall have been notified by any US Revolving Credit Lender prior to the date of any proposed US Revolving Credit Advance that such US Revolving Credit Lender does not intend to make available to the US Agent such US Revolving Credit Lender’s Percentage of such Advance, the US Agent may assume that such US Revolving Credit Lender has made such amount available to the US Agent on such date, as aforesaid. The US Agent may, but shall not be obligated to, make available to the US Borrowers the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the US Agent by such US Revolving Credit Lender, as aforesaid, the US Agent shall be entitled to recover such amount on demand from such US Revolving Credit Lender. If such US Revolving Credit Lender does not pay such amount forthwith upon the US Agent’s demand therefor and the US Agent has in fact made a corresponding amount available to the US Borrowers, the US Agent shall promptly notify the US Borrowers and the US Borrowers shall pay such amount to the US Agent, if such notice is delivered to the US Borrowers prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the US Borrowers shall be applied as a prepayment of the US Revolving Credit (without any corresponding reduction in the US Revolving Credit Aggregate Commitment), reimbursing the US Agent for having funded said amounts on behalf of such US Revolving Credit Lender. The US Borrowers shall retain their claim against such US Revolving Credit Lender with respect to the amounts repaid by them to the US Agent and, if such US Revolving Credit Lender subsequently makes such amounts available to the US Agent, the US Agent shall promptly make such amounts available to the US Borrowers as a US Revolving Credit Advance. The US Agent shall also be entitled to recover from such US Revolving Credit Lender or the US

Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the US Agent to the US Borrowers, to the date such amount is recovered by the US Agent, at a rate per annum equal to:

(i) in the case of such US Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such US Revolving Credit Advances; and

(ii) in the case of the US Borrowers, the rate of interest then applicable to such Advance of the US Revolving Credit.

Until such US Revolving Credit Lender has paid the US Agent such amount, such US Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any US Revolving Credit Lender to make any US Revolving Credit Advance hereunder shall not be affected by the failure of any other US Revolving Credit Lender to make any Advance hereunder, and no US Revolving Credit Lender shall have any liability to the US Borrowers or any of its Subsidiaries, the US Agent, any other US Revolving Credit Lender, or any other party for another US Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5 US Swing Line.

(a) US Swing Line Advances. The US Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “US Swing Line Advance”) to the US Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the US Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the US Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the US Swing Line.

(b) Accrual of Interest and Maturity; Evidence of Indebtedness.

(i) US Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the US Borrowers to US Swing Line Lender resulting from each US Swing Line Advance from time to time, including the amount and date of each US Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any US Swing Line Advance from time to time. The entries made in such account or accounts of US Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the US Borrowers therein recorded; provided, however, that the failure of US Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrowers to repay the US Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii) The US Borrowers agree that, upon the written request of US Swing Line Lender, the US Borrowers will execute and deliver to US Swing Line Lender a US Swing Line Note.

(iii) The US Borrowers jointly and severally and unconditionally promise to pay to the US Swing Line Lender the then unpaid principal amount of such US Swing Line Advance (plus all accrued and unpaid interest) on the US Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each US Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c) Requests for US Swing Line Advances. A US Borrower may request a US Swing Line Advance by the delivery to US Swing Line Lender of a Request for US Swing Line Advance executed by an Authorized Signer for such US Borrower, subject to the following:

(i) each such Request for US Swing Line Advance shall set forth the information required on the Request for US Advance, including without limitation, (A) the proposed date of such US Swing Line Advance, which must be a Business Day, (B) whether such US Swing Line Advance is to be a US Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;

(ii) on the proposed date of such US Swing Line Advance, after giving effect to all outstanding requests for US Swing Line Advances made by the US Borrowers as of the date of determination, the aggregate principal amount of all US Swing Line Advances outstanding on such date shall not exceed the US Swing Line Maximum Amount;

(iii) on the proposed date of such US Swing Line Advance, after giving effect to all outstanding requests for US Revolving Credit Advances and US Swing Line Advances and US Letters of Credit requested by the US Borrowers on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the US Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all US Revolving Credit Advances and the US Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the lesser of (A) the US Revolving Credit Aggregate Commitment and (B) the then applicable US Borrowing Base;

(iv) (A) in the case of a US Swing Line Advance that is a US Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least US$150,000 or such lesser amount as may be agreed to by the US Swing Line Lender, and (B) in the case of a US Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding US Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least US$250,000 or such lesser amount as may be agreed to by the US Swing Line Lender, and at any time there shall not be in effect more than two (2) Applicable Interest Rates and Interest Periods;

(v) each such Request for US Swing Line Advance shall be delivered to the US Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the US Swing Line Advance;

(vi) each Request for US Swing Line Advance, once delivered to US Swing Line Lender, shall not be revocable by the US Borrowers, and shall constitute and include a certification by the US Borrowers as of the date thereof that:

(1) all conditions to the making of US Swing Line Advances set forth in this Agreement shall have been satisfied (including, without limitation, the delivery of the US Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof) and shall remain satisfied to the date of such US Swing Line Advance (both before and immediately after giving effect to such US Swing Line Advance);

(2) there is no Default or Event of Default in existence, and none will exist upon the making of such US Swing Line Advance (both before and immediately after giving effect to such US Swing Line Advance); and

(3) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such US Swing Line Advance (both before and immediately after giving effect to such US Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vii) At the option of the US Agent, subject to revocation by the US Agent at any time and from time to time and so long as the US Agent is the US Swing Line Lender, the US Borrowers may utilize the US Agent’s “Sweep to Loan” automated system for obtaining US Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, US Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a US Swing Line Advance is made using the “Sweep to Loan” system, the US Borrowers shall be deemed to have certified to the US Agent and the US Lenders each of the matters set forth in clause (vi) of this Section 2.5(c). Principal and interest on US Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the US Swing Line Advances shall be paid in full, together with accrued interest thereon, on the US Revolving Credit Maturity Date. Upon ten (10) Business Days’ prior written notice to the US Borrowers, provided no such notice shall be required if a Default or Event of Default exists or is continuing hereunder or under the Loan Documents, the US Agent may suspend or revoke the US Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the US Borrowers for the funding of US Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of US Swing Line Advances shall be deemed immediately to apply. The US Agent may, at its option, also elect to make US Swing Line Advances upon the US Borrowers’ telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the US Borrowers comply with the provisions set forth in this Section 2.5.

(d) Disbursement of US Swing Line Advances. Upon receiving any executed Request for US Swing Line Advance from the US Borrowers and the satisfaction of the conditions set forth in Section 2.5(c) hereof, US Swing Line Lender shall, at its option, make available to the US Borrowers the amount so requested in US Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of the US Borrowers maintained with the US Agent or to such other account or third party as the US Borrowers may reasonably direct in writing, subject to Applicable Law, provided such direction is timely given. US Swing Line Lender shall promptly notify the US Agent of any US Swing Line Advance by telephone, telex or telecopier.

(e) Refunding of or Participation Interest in US Swing Line Advances.

(i) The US Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the US Borrowers (which hereby irrevocably direct the US Agent to act on their behalf) request each of the US Revolving Credit Lenders (including the US Swing Line Lender in its capacity as a US Revolving Credit Lender) to make an Advance of the US Revolving Credit to the US Borrowers, in an amount equal to such US Revolving Credit Lender’s US Revolving Credit Percentage of the aggregate principal amount of the US Swing Line Advances outstanding on the date such notice is given (the “Refunded US Swing Line Advances”); provided however that the US Swing Line Advances carried at the Quoted Rate which are refunded with US Revolving Credit Advances at the request of the US Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the US Swing Line Lender against the US Borrowers or the US Revolving Credit Lenders as a consequence of such refunding. The applicable US Revolving Credit Advances used to refund any US Swing Line Advances shall be US Base Rate Advances. In connection with the making of any such Refunded US Swing Line Advances or the purchase of a participation interest in US Swing Line Advances under Section 2.5(e)(ii) hereof, the US Swing Line Lender shall retain its claim against the US Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a US Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each US Revolving Credit Lender shall make the proceeds of its US Revolving Credit Advance available to the US Agent for the benefit of the US Swing Line Lender at the office of the US Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such US Revolving Credit Advances shall be immediately applied to repay the Refunded US Swing Line Advances, subject to Section 11.1 hereof.

(ii) If, prior to the making of an Advance of the US Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each US Revolving Credit Lender will, on the date such Advance of the US Revolving Credit was to have been made, purchase from the US Swing Line Lender an undivided participating interest in each US Swing Line Advance that was to have been refunded in an amount equal to its US Revolving Credit Percentage of such US Swing Line Advance. Each US Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the US Agent, for the benefit of the US Swing Line Lender, in immediately available funds, an amount equal to its US Revolving Credit Percentage of the aggregate principal amount of all US Swing Line Advances outstanding as of such date. Upon receipt thereof, the US Agent will deliver to such US Revolving Credit Lender a US Swing Line Participation Certificate evidencing such participation.

(iii) Each US Revolving Credit Lender’s obligation to make US Revolving Credit Advances to refund US Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such US Revolving Credit Lender may have against US Swing Line Lender, the US Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such US Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the US Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any US Revolving Credit Lender does not make available to the US Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the US Agent on behalf of the US Swing Line Lender, shall be entitled to recover such amount on demand from such US Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such US Swing Line Advances. The obligation of any US Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other US Revolving Credit Lender to make such amounts available, and no US Revolving Credit Lender shall have any liability to any Credit Party, the US Agent, the US Swing Line Lender, or any other US Revolving Credit Lender or any other party for another US Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

(iv) Notwithstanding the foregoing, no US Revolving Credit Lender shall be required to make any US Revolving Credit Advance to refund a US Swing Line Advance or to purchase a participation in a US Swing Line Advance if at least two (2) Business Days prior to the making of such US Swing Line Advance by the US Swing Line Lender, the officers of the US Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from an Agent or any Lender that US Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the US Revolving Credit Lenders to make or refund such US Swing Line Advance or purchase a participation in such US Swing Line Advance shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite US Lenders.

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all US Base Rate Advances of the US Revolving Credit and the US Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the US Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on October 1, 2013, and on the first day of each January, April, July and October thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the US Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the US Base Rate on the date of such change in the US Base Rate.

(b) Interest on each Eurodollar-based Advance of the US Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.

(c) Interest on each Quoted Rate Advance of the US Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any US Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any US Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

(e) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by the US Agent of notice from the Majority US Revolving Credit Lenders, interest shall be payable on demand on all US Revolving Credit Advances and US Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, three percent (3%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all US Base Rate Advances from time to time outstanding, at a per annum rate equal to the US Base Rate plus three percent (3%).

2.7 Optional Prepayments.

(a) (i) The US Borrowers may prepay all or part of the outstanding principal of any US Base Rate Advance(s) of the US Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the US Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of US Base Rate Advance(s) of the US Revolving Credit remaining outstanding shall be at least US$250,000, and (ii) subject to Section 2.10(c) hereof, the US Borrowers may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the US Revolving Credit at any time (subject to not less than five (5) Business Day’s notice to the Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least US$500,000.

(b) (i) The US Borrowers may prepay all or part of the outstanding principal of any US Swing Line Advance carried at the US Base Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such US Base Rate Advances remaining outstanding shall be at least US$150,000, and (ii) subject to Section 2.10(c) hereof, the US Borrowers may prepay all or part of the outstanding principal of any US Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the US Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate US Swing Line Advances remaining outstanding shall be at least US$500,000.

(c) Any prepayment of a US Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.

2.8 US Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the US Revolving Credit or any outstanding Quoted Rate Advance of the US Swing Line, the US Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for US Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority US Revolving Credit Lenders, be converted automatically to a US Base Rate Advance and the US Agent shall thereafter promptly notify the US Borrowers of said action. All accrued and unpaid interest on any Advance converted to a US Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

2.9 US Revolving Credit Facility Fee. From the Effective Date to the US Revolving Credit Maturity Date, the US Borrowers shall pay to the US Agent for distribution to the US Revolving Credit Lenders pro-rata in accordance with their respective US Revolving Credit Percentages, a US Revolving Credit Facility Fee quarterly in arrears commencing on October 1, 2013, and on the first day of each January, April, July and October thereafter (in respect of the prior three months or any portion thereof). The US Revolving Credit Facility Fee payable to each US Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the US Revolving Credit Aggregate Commitment then in effect (whether used or unused). The US Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the US Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the US Agent shall make prompt payment to each US Revolving Credit Lender of its share of the US Revolving Credit Facility Fee based upon its respective US Revolving Credit Percentage. It is expressly understood that the US Revolving Credit Facility Fees described in this Section are not refundable.

2.10 Mandatory Repayment of US Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of US Revolving Credit Advances plus US Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the lesser of (i) the US Revolving Credit Aggregate Commitment and (ii) the then applicable US Borrowing Base, the US Borrowers shall immediately reduce any pending request for a US Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any US Revolving Credit Advances and US Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the US Revolving Credit Advances and US Swing Line Advances as determined by the US Agent and then, to the extent that any excess remains after payment in full of all US Revolving Credit Advances and US Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on terms satisfactory to the US Agent. The US Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the US Revolving Credit, next to US Swing Line Advances carried at the US Base Rate and then to Eurodollar-based Advances of the US Revolving Credit, and then to US Swing Line Advances carried at the Quoted Rate.

(b) Upon the payment in full of the Term Loans, any prepayments required to be made on the Term Loans pursuant to Sections 4.8(a), (b), (c) and (d) of this Agreement shall instead be applied to prepay any amounts outstanding under the US Revolving Credit, without resulting in a permanent reduction in the US Revolving Credit Aggregate Commitment. Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the US Revolving Credit, next to US Swing Line Advances carried at the US Base Rate, next to Eurodollar-based Advances under the US Revolving Credit, and then to US Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding US Letters of Credit shall be held by US Lender as cash collateral for the US Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being applied to prepay any amounts outstanding under the Canadian Revolving Credit, in accordance with Section 2.A.10.

(c) To the extent that, on the date any mandatory repayment of the US Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the US Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the US Borrowers may deposit the amount of such mandatory prepayment in the Collateral Account to be held by the US Agent, for and on behalf of the US Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to the US Agent and upon such deposit the obligation of the US Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of the Collateral Account, sums on deposit in said Collateral Account shall be applied (until exhausted) to reduce the principal balance of the US Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such US Revolving Credit Advance, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a

Default or Event of Default shall have occurred at any time while sums are on deposit in the Collateral Account, the US Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the US Borrowers will be obligated to pay any resulting breakage costs under Section 11.1.

2.11 Optional Reduction or Termination of US Revolving Credit Aggregate Commitment. The US Borrowers may, upon at least five (5) Business Days’ prior written notice to the US Agent, permanently reduce the US Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the US Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Million US Dollars (US$1,000,000) or a larger integral multiple of One Hundred Thousand Dollars (US$100,000); (ii) each reduction shall be accompanied by the payment of the US Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the US Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of US Revolving Credit Advances and US Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable US Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the US Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any US Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the US Swing Line Maximum Amount unless the US Borrowers so elect, provided that the US Swing Line Maximum Amount shall at no time be greater than the US Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the US Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the US Borrowers shall compensate the US Revolving Credit Lenders and/or the US Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, the US Borrowers may deposit the amount of such prepayment in the Collateral Account as provided in Section 2.10(c). Reductions of the US Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the US Revolving Credit shall be distributed by the US Agent to each US Revolving Credit Lender in accordance with its US Revolving Credit Percentage thereof, and will not be available for reinstatement by or readvance to the US Borrowers, and any accompanying prepayments of Advances of the US Swing Line shall be distributed by the US Agent to the US Swing Line Lender and will not be available for reinstatement by or readvance to the US Borrowers. Any reductions of the US Revolving Credit Aggregate Commitment hereunder shall reduce each US Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding US Base Rate Advances under the US Revolving Credit, next to US Swing Line Advances carried at the US Base Rate and then to Eurodollar-based Advances of the US Revolving Credit, and then to US Swing Line Advances carried at the Quoted Rate.

2.12 Use of Proceeds of Advances. Advances of the US Revolving Credit shall be used to finance the US Borrowers’ working capital and such other lawful corporate purposes.

2.13 Lock Box. Notwithstanding anything to the contrary contained in the Loan Documents, US Borrowers shall within 90 days of the Effective Date, or such later date as provided by US Agent, including up to two 30-day extensions provided at US Agent’s sole discretion, at their sole expense establish and maintain with the US Agent, for the benefit of the Lenders, a United States Post Office lock box (the “Lock Box”), to which the US Agent shall have exclusive access and control, following an Event of Default or Default. Each US Borrower expressly authorizes the US Agent, following an Event of

Default or Default, to remove the contents from the Lock Box for disposition in accordance with this Agreement; and (ii) notify all account debtors that all payments made to US Borrowers other than by electronic funds transfer, shall be remitted, for the credit of US Borrower, to the Lock Box, and US Borrowers shall include a like statement on all invoices. Each US Borrower agrees to execute all documents and authorizations as reasonably required by the US Agent to establish and maintain the Lock Box. It is acknowledged by the parties hereto that any lockbox presently maintained or subsequently established by a US Borrower with the US Agent may be used, subject to the terms hereof, to satisfy the requirements set forth in this Section 2.13

2.A. CANADIAN REVOLVING CREDIT.

2.A.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.A.3 hereof), each Canadian Revolving Credit Lender severally and for itself alone agrees to make Advances of the Canadian Revolving Credit to the Canadian Borrower, in Canadian Dollars or US Dollars as elected by Canadian Borrower, from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Lender’s Canadian Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Canadian Revolving Credit Percentage of the Canadian Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Canadian Revolving Credit.

2.A.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) The Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent for the account of each Canadian Revolving Credit Lender the then unpaid principal amount of each Canadian Revolving Credit Advance (plus all accrued and unpaid interest) of such Canadian Revolving Credit Lender to the Canadian Borrower on the Canadian Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Canadian Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b) Each Canadian Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Canadian Borrower to the appropriate lending office of such Canadian Revolving Credit Lender resulting from each Canadian Revolving Credit Advance made by such lending office of such Canadian Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Canadian Revolving Credit Lender from time to time under this Agreement.

(c) The Canadian Agent shall maintain the Register pursuant to Section 13.9(h), and a subaccount therein for each Canadian Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Canadian Revolving Credit Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Canadian Borrower to each Canadian Revolving Credit Lender hereunder in respect of the Canadian Revolving Credit Advances and (iii) the amount and currency of any sum received by the Canadian Agent hereunder from the Canadian Borrower in respect of the Canadian Revolving Credit Advances and each Canadian Revolving Credit Lender’s share thereof.

(d) The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.A.2 and Section 13.9(h) shall, absent manifest error, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Canadian Borrower therein recorded; provided, however, that the failure of any Canadian Revolving Credit Lender or the Canadian Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Canadian Borrower to repay the Canadian Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Canadian Borrower by the Canadian Revolving Credit Lenders in accordance with the terms of this Agreement.

(e) The Canadian Borrower agrees that, upon written request to the Canadian Agent by any Canadian Revolving Credit Lender, the Canadian Borrower will execute and deliver, to such Canadian Revolving Credit Lender, at the Canadian Borrower’s expense, a Canadian Revolving Credit Note evidencing the outstanding Canadian Revolving Credit Advances owing to such Canadian Revolving Credit Lender.

2.A.3 Requests for and Refundings of Advances. The Canadian Borrower may request an Advance of the Canadian Revolving Credit or a refund of any Canadian Revolving Credit Advance in the same type of Advance only by delivery to the Canadian Agent of a Request for Canadian Revolving Credit Advance executed by an Authorized Signer for the Canadian Borrower, subject to the following:

(a) each such Request for Canadian Revolving Credit Advance shall set forth the information required on the Request for Canadian Revolving Credit Advance, including without limitation:

(i) the proposed date of such Canadian Revolving Credit Advance (or the refunding of an outstanding Canadian Revolving Credit Advance), which must be a Business Day;

(ii) whether such Advance is a new Canadian Revolving Credit Advance or a refunding of an outstanding Canadian Revolving Credit Advance; and

(iii) whether such Canadian Revolving Credit Advance is to be a US Dollar Denominated Canadian Loan outstanding at the US Prime-based Rate or Canadian Dollar Advance outstanding at the Canadian Prime-based Rate.

(b) each such Request for Canadian Revolving Credit Advance shall be delivered to the Canadian Agent by 12:00 p.m. (Detroit time) on the proposed date for such Canadian Revolving Credit Advance;

(c) on the proposed date of such Canadian Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Canadian Revolving Credit Advances and Canadian Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by the Canadian Agent under Section 3.6(c) hereof in respect of the Canadian Reimbursement Obligations hereunder, plus (y) the Canadian Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Canadian Revolving Credit Advances and Canadian Swing Line Advances and for the issuance of any Canadian Letters of Credit, shall not exceed the lesser of (i) the Canadian Revolving Credit Aggregate Commitment and (ii) the then applicable Canadian Borrowing Base;

(d) the principal amount of the initial funding of any Canadian Revolving Credit, as opposed to any refunding thereof, shall be at least US$100,000 or the Equivalent Amount in Canadian Dollars, as applicable, or the remainder available under the Canadian Revolving Credit Aggregate Commitment if less than US$100,000 or the Equivalent Amount in Canadian Dollars;

(e) an Advance outstanding in one currency cannot be converted to an Advance in another currency; and

(f) a Request for Canadian Revolving Credit Advance, once delivered to the Canadian Agent, shall not be revocable by the Canadian Borrower and shall constitute a certification by the Canadian Borrower as of the date thereof that:

(i) all conditions to the making of Canadian Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Canadian Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof), and shall remain satisfied to the date of such Canadian Revolving Credit Advance (both before and immediately after giving effect to such Canadian Revolving Credit Advance);

(ii) there is no Default or Event of Default in existence, and none will exist upon the making of such Canadian Revolving Credit Advance (both before and immediately after giving effect to such Canadian Revolving Credit Advance); and

(iii) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Canadian Revolving Credit Advance (both before and immediately after giving effect to such Canadian Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

The Canadian Agent, acting on behalf of the Canadian Revolving Credit Lenders, may also, at its option, lend under this Section 2.A.3 upon the telephone or email request of an Authorized Signer of the Canadian Borrower to make such requests and, in the event the Canadian Agent, acting on behalf of the Canadian Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Canadian Agent, on the same day as such telephone or email request, an executed Request for Canadian Revolving Credit Advance. The Canadian Borrower hereby authorizes the Canadian Agent to disburse Advances under this Section 2.A.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Canadian Borrower acknowledges that the Canadian Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Canadian Borrower shall constitute a certification of the matters set forth in the Request for Canadian Revolving Credit Advance form as of the date of such requested Advance.

2.A.4 Disbursement of Advances.

(a) Upon receiving any Request for Canadian Revolving Credit Advance from the Canadian Borrower under Section 2.A.3 hereof, the Canadian Agent shall promptly notify each Canadian Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Canadian Revolving Credit Advance is to be made by each Canadian Revolving Credit Lender in an amount equal to its Canadian Revolving Credit Percentage of such Advance. Unless such Canadian Revolving Credit Lender’s commitment to make Canadian Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Canadian Revolving Credit Lender shall make available the amount of its Canadian Revolving Credit Percentage of each Canadian Revolving Credit Advance in immediately available funds to the Canadian Agent, as follows: for Canadian Prime-based Advances and US Prime-based Advances, at the office of the Canadian Agent’s Office, not later than 1:00 p.m. (Detroit time) on the date of such Advance.

(b) Subject to submission of an executed Request for Canadian Revolving Credit Advance by the Canadian Borrower without exceptions noted in the compliance certification therein, the Canadian Agent shall make available to the Canadian Borrower the aggregate of the amounts so received by it from the Canadian Revolving Credit Lenders in like funds and currencies: for Canadian Prime-based Advances and US Prime-based Advances, not later than 4:00 p.m. (Detroit time) on the date of such Canadian Revolving Credit Advance, by credit to an account of the Canadian Borrower maintained with the Canadian Agent or to such other account or third party as the Canadian Borrower may reasonably direct in writing, provided such direction is timely given.

(c) The Canadian Agent shall deliver the documents and papers received by it for the account of each Canadian Revolving Credit Lender to such Canadian Revolving Credit Lender. Unless the Canadian Agent shall have been notified by any Canadian Revolving Credit Lender prior to the date of any proposed Canadian Revolving Credit Advance that such Canadian Revolving Credit Lender does not intend to make available to the Canadian Agent such Canadian Revolving Credit Lender’s Percentage of such Advance, the Canadian Agent may assume that such Canadian Revolving Credit Lender has made such amount available to the Canadian Agent on such date, as aforesaid. The Canadian Agent may, but shall not be obligated to, make available to the Canadian Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the Canadian Agent by such Canadian Revolving Credit Lender, as aforesaid, the Canadian Agent shall be entitled to recover such amount on demand from such Canadian Revolving Credit Lender. If such Canadian Revolving Credit Lender does not pay such amount forthwith upon the Canadian Agent’s demand therefor and the Canadian Agent has in fact made a corresponding amount available to the Canadian Borrower, the Canadian Agent shall promptly notify the Canadian Borrower and the Canadian Borrower shall pay such amount to the Canadian Agent, if such notice is delivered to the Canadian Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Canadian Borrower shall be applied as a prepayment of the Canadian Revolving Credit (without any corresponding reduction in the Canadian Revolving Credit Aggregate Commitment), reimbursing the Canadian Agent for having funded said amounts on behalf of such Canadian Revolving Credit Lender. The Canadian Borrower shall retain its claim against such Canadian Revolving Credit Lender with respect to the amounts repaid by it to the Canadian Agent and, if such Canadian Revolving Credit Lender subsequently makes such amounts available to the Canadian Agent, the Canadian Agent shall promptly make such amounts available to the Canadian Borrower as a Canadian Revolving Credit Advance. The Canadian Agent shall also be entitled to recover from such Canadian Revolving Credit Lender or the Canadian Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Canadian Agent to the Canadian Borrower, to the date such amount is recovered by the Canadian Agent, at a rate per annum equal to:

(i) in the case of such Canadian Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, for Canadian Dollar Advances, the Canadian Prime Rate, and for US Dollar Advances the US Prime Rate and thereafter, at the rate of interest then applicable to such Canadian Revolving Credit Advances; and

(ii) in the case of the Canadian Borrower, the rate of interest then applicable to such Advance of the Canadian Revolving Credit.

Until such Canadian Revolving Credit Lender has paid the Canadian Agent such amount, such Canadian Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Canadian Revolving Credit Lender to make any Canadian Revolving Credit Advance hereunder shall not be affected by the failure of any other Canadian Revolving Credit Lender to make any Advance hereunder, and no Canadian Revolving Credit Lender shall have any liability to the Canadian Borrower or any of its Subsidiaries, the Canadian Agent, any other Canadian Revolving Credit Lender, or any other party for another Canadian Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.A.5 Canadian Swing Line.

(a) Canadian Swing Line Advances. The Canadian Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.A.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Canadian Swing Line Advance”) to the Canadian Borrower, in Canadian Dollars or in US Dollars as elected by Canadian Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Canadian Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Canadian Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Canadian Swing Line.

(b) Accrual of Interest and Maturity; Evidence of Canadian Obligations.

(i) Canadian Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Canadian Borrower to Canadian Swing Line Lender resulting from each Canadian Swing Line Advance from time to time, including the amount, currency and date of each Canadian Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Canadian Swing Line Advance from time to time. The entries made in such account or accounts of Canadian Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Canadian Borrower therein recorded; provided, however, that the failure of Canadian Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Canadian Borrower to repay the Canadian Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii) The Canadian Borrower agrees that, upon the written request of Canadian Swing Line Lender, the Canadian Borrower will execute and deliver to Canadian Swing Line Lender a Canadian Swing Line Note.

(iii) The Canadian Borrower unconditionally promises to pay to the Canadian Swing Line Lender the then unpaid principal amount of such Canadian Swing Line Advance (plus all accrued and unpaid interest) on the Canadian Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Canadian Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c) Requests for Canadian Swing Line Advances. The Canadian Borrower may request a Canadian Swing Line Advance by the delivery to Canadian Swing Line Lender of a Request for Canadian Swing Line Advance executed by an Authorized Signer of the Canadian Borrower, subject to the following:

(i) each such Request for Canadian Swing Line Advance shall set forth the information required on the Request for Canadian Advance, including without limitation, (A) the proposed date of such Canadian Swing Line Advance, which must be a Business Day, (B) whether such Canadian Swing Line Advance is to be in US Dollars or in Canadian Dollars;

(ii) on the proposed date of such Canadian Swing Line Advance, after giving effect to all outstanding requests for Canadian Swing Line Advances made by the Canadian Borrower as of the date of determination, the aggregate principal amount of all Canadian Swing Line Advances outstanding on such date shall not exceed the Canadian Swing Line Maximum Amount;

(iii) on the proposed date of such Canadian Swing Line Advance, after giving effect to all outstanding requests for Canadian Revolving Credit Advances and Canadian Swing Line Advances and Canadian Letters of Credit requested by the Canadian Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the Canadian Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Canadian Revolving Credit Advances and the Canadian Swing Line Advances outstanding on such date plus (y) the Canadian Letter of Credit Obligations on such date shall not exceed the lesser of (A) the Canadian Revolving Credit Aggregate Commitment and (B) the then applicable Canadian Borrowing Base;

(iv) the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least US$150,000 or the Equivalent Amount in Canadian Dollars or such lesser amount as may be agreed to by the Canadian Swing Line Lender;

(v) each such Request for Canadian Swing Line Advance shall be delivered to the Canadian Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Canadian Swing Line Advance;

(vi) each Request for Canadian Swing Line Advance, once delivered to Canadian Swing Line Lender, shall not be revocable by the Canadian Borrower, and shall constitute and include a certification by the Canadian Borrower as of the date thereof that:

(1) all conditions to the making of Canadian Swing Line Advances set forth in this Agreement shall have been satisfied (including, without limitation, the delivery of the Canadian Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof) and shall remain satisfied to the date of such Canadian Swing Line Advance (both before and immediately after giving effect to such Canadian Swing Line Advance);

(2) there is no Default or Event of Default in existence, and none will exist upon the making of such Canadian Swing Line Advance (both before and immediately after giving effect to such Canadian Swing Line Advance); and

(3) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Canadian Swing Line Advance (both before and immediately after giving effect to such Canadian Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vii) At the option of the Canadian Agent, subject to revocation by the Canadian Agent at any time and from time to time and so long as the Canadian Agent is the Canadian Swing Line Lender, the Canadian Borrower may utilize the Canadian Agent’s “Sweep to Loan” automated system for obtaining Canadian Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Canadian Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Canadian Swing Line Advance is made using the “Sweep to Loan” system, the Canadian Borrower shall be deemed to have certified to the Canadian Agent and the Canadian Lenders each of the matters set forth in clause

(vi) of this Section 2.A.5(c). Principal and interest on Canadian Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Canadian Swing Line Advances shall be paid in full, together with accrued interest thereon, on the Canadian Revolving Credit Maturity Date. Upon ten (10) Business Days’ prior written notice to the Canadian Borrower, provided no such notice shall be required if a Default or Event of Default exists or is continuing hereunder or under the Loan Documents, the Canadian Agent may suspend or revoke the Canadian Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Canadian Borrower for the funding of Canadian Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.A.5 for the making of Canadian Swing Line Advances shall be deemed immediately to apply. The Canadian Agent may, at its option, also elect to make Canadian Swing Line Advances upon the Canadian Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.A.3, provided that the Canadian Borrower complies with the provisions set forth in this Section 2.A.5.

(d) Disbursement of Canadian Swing Line Advances. Upon receiving any executed Request for Canadian Swing Line Advance from the Canadian Borrower and the satisfaction of the conditions set forth in Section 2.A.5(c) hereof, Canadian Swing Line Lender shall, at its option, make available to the Canadian Borrower the amount so requested in US Dollars or Canadian Dollars, as elected by Borrower, not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of the Canadian Borrower maintained with the Canadian Agent or to such other account or third party as the Canadian Borrower may reasonably direct in writing, subject to Applicable Law, provided such direction is timely given. Canadian Swing Line Lender shall promptly notify the Canadian Agent of any Canadian Swing Line Advance by telephone, telex or telecopier.

(e) Refunding of or Participation Interest in Canadian Swing Line Advances.

(i) The Canadian Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Canadian Borrower (which hereby irrevocably directs the Canadian Agent to act on its behalf) request each of the Canadian Revolving Credit Lenders (including the Canadian Swing Line Lender in its capacity as a Canadian Revolving Credit Lender) to make an Advance of the Canadian Revolving Credit to the Canadian Borrower, in an amount equal to such Canadian Revolving Credit Lender’s Canadian Revolving Credit Percentage of the aggregate principal amount of the Canadian Swing Line Advances outstanding on the date such notice is given (the “Refunded Canadian Swing Line Advances”). The applicable Canadian Revolving Credit Advances used to refund any Canadian Swing Line Advances outstanding in Canadian Dollars shall be Canadian Prime-based Advances and with respect to any Canadian Swing Line Advances outstanding in US Dollars shall be US Prime-based Advances. In connection with the making of any such Refunded Canadian Swing Line Advances or the purchase of a participation interest in Canadian Swing Line Advances under Section 2.A.5(e)(ii) hereof, the Canadian Swing Line Lender shall retain its claim against the Canadian Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.A.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Canadian Revolving Credit Advance are then satisfied (but subject to Section 2.A.5(e)(iii)), each Canadian Revolving Credit Lender shall make the proceeds of its Canadian Revolving Credit Advance available to the Canadian Agent for the benefit of the Canadian Swing Line Lender at the office of the Canadian Agent specified in Section 2.A.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Canadian Revolving Credit Advances shall be immediately applied to repay the Refunded Canadian Swing Line Advances.

(ii) If, prior to the making of an Advance of the Canadian Revolving Credit pursuant to Section 2.A.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Canadian Revolving Credit Lender will, on the date such Advance of the Canadian Revolving Credit was to have been made, purchase from the Canadian Swing Line Lender an undivided participating interest in each Canadian Swing Line Advance that was to have been refunded in an amount equal to its Canadian Revolving Credit Percentage of such Canadian Swing Line Advance. Each Canadian Revolving Credit Lender within the time periods specified in Section 2.A.5(e)(i) hereof, as applicable, shall immediately transfer to the Canadian Agent, for the benefit of the Canadian Swing Line Lender, in immediately available funds, an amount equal to its Canadian Revolving Credit Percentage of the aggregate principal amount of all Canadian Swing Line Advances outstanding as of such date. Upon receipt thereof, the Canadian Agent will deliver to such Canadian Revolving Credit Lender a Canadian Swing Line Participation Certificate evidencing such participation.

(iii) Each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Advances to refund Canadian Swing Line Advances, and to purchase participation interests, in accordance with Section 2.A.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Canadian Revolving Credit Lender may have against Canadian Swing Line Lender, the Canadian Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by any Borrower or any other Person; (E) any inability of Canadian Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Canadian Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Canadian Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Canadian Revolving Credit Lender does not make available to the Canadian Agent the amount required pursuant to Section 2.A.5(e)(i) or (ii) hereof, as the case may be, the Canadian Agent on behalf of the Canadian Swing Line Lender, shall be entitled to recover such amount on demand from such Canadian Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Canadian Swing Line Advances. The obligation of any Canadian Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.A.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Canadian Revolving Credit Lender to make such amounts available, and no Canadian Revolving Credit Lender shall have any liability to any Credit Party, the Canadian Agent, the Canadian Swing Line Lender, or any other Canadian Revolving Credit Lender or any other party for another Canadian Revolving Credit Lender’s failure to make available the amounts required under Section 2.A.5(e)(i) or (ii) hereof.

(iv) Notwithstanding the foregoing, no Canadian Revolving Credit Lender shall be required to make any Canadian Revolving Credit Advance to refund a Canadian Swing Line Advance or to purchase a participation in a Canadian Swing Line Advance if at least two (2) Business Days prior to the making of such Canadian Swing Line Advance by the Canadian Swing Line Lender, the officers of the Canadian Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from an Agent or any Lender that Canadian Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Canadian

Revolving Credit Lenders to make or refund such Canadian Swing Line Advance or purchase a participation in such Canadian Swing Line Advance shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Canadian Lenders.

2. A.6. Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all Canadian Prime-based Advances and all US Prime-based Advances of the Canadian Revolving Credit and the Canadian Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Canadian Prime-based Rate, in the case of Canadian Prime-based Advances and Canadian Swing Line Advances outstanding in Canadian Dollars and the US Prime-based Rate, in the case of US Prime-based Advances and Canadian Swing Line Advances outstanding in US Dollars, and shall be payable in immediately available funds quarterly in arrears commencing on October 1, 2013, and on the first day of each January, April, July and October thereafter. Whenever any payment under this Section 2.A.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Canadian Prime-based Rate and/or the US Prime-based Rate shall be computed on the basis of a 365 day year (366 day year in a leap year) and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Canadian Prime Rate and/or the US Prime Referenced Rate on the date of such change in the Canadian Prime Rate and/or the US Prime Referenced Rate, as applicable.

(b) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Canadian Revolving Credit Advance refunded or converted pursuant to Section 2.A.3 hereof and any Canadian Swing Line Advance refunded pursuant to Section 2.A.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

(c) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by the Canadian Agent of notice from the Majority Canadian Revolving Credit Lenders, interest shall be payable on demand on all Canadian Revolving Credit Advances and Canadian Swing Line Advances from time to time outstanding, in respect of each Canadian Prime-based Advance and each US Prime-based Advance, at a per annum rate equal to the Canadian Prime-based Rate plus three percent (3%) and/or the US Prime-based Rate plus three percent (3%), respectively.

2. A.7. Optional Prepayments.

(a) The Canadian Borrower may prepay all or part of the outstanding principal of any Canadian Prime-based Advance or any US Prime-based Advance of the Canadian Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Canadian Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Canadian Prime-based Advance(s) or any US Prime-based Advance(s) of the Canadian Revolving Credit remaining outstanding shall be at least US$250,000 or the Equivalent Amount in Canadian Dollars.

(b) The Canadian Borrower may prepay all or part of the outstanding principal of any Canadian Swing Line Advance, at any time. Accrued interest on any prepayment made in accordance with this Section shall be paid in accordance with Section 2.A.6.

(c) Any prepayment of a Canadian Prime-based Advance and/or a US Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty. Accrued interest on any prepayment made in accordance with this Section shall be paid in accordance with Section 2.A.6.

2.A.8. Canadian Revolving Credit Facility Fee. From the Effective Date to the Canadian Revolving Credit Maturity Date, the Canadian Borrower shall pay to the Canadian Agent for distribution to the Canadian Revolving Credit Lenders pro-rata in accordance with their respective Canadian Revolving Credit Percentages, a Canadian Revolving Credit Facility Fee quarterly in arrears commencing on October 1, 2013, and on the first day of each January, April, July and October thereafter (in respect of the prior three months or any portion thereof). The Canadian Revolving Credit Facility Fee payable to each Canadian Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Canadian Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Canadian Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty five (365) days (366 days in a leap year) and assessed for the actual number of days elapsed. Whenever any payment of the Canadian Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Canadian Agent shall make prompt payment to each Canadian Revolving Credit Lender of its share of the Canadian Revolving Credit Facility Fee based upon its respective Canadian Revolving Credit Percentage. It is expressly understood that the Canadian Revolving Credit Facility Fees described in this Section are not refundable.

2. A.9. Mandatory Repayment of Canadian Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of Canadian Revolving Credit Advances plus Canadian Swing Line Advances, plus the outstanding Canadian Letter of Credit Obligations, shall exceed the lesser of (i) the Canadian Revolving Credit Aggregate Commitment (or 103% Canadian Revolving Credit Aggregate Commitment then in effect solely to the extent due to currency fluctuation), and (ii) the then applicable Canadian Borrowing Base, the Canadian Borrower shall immediately reduce any pending request for a Canadian Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Canadian Revolving Credit Advances and Canadian Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Canadian Revolving Credit Advances and Canadian Swing Line Advances as determined by the Canadian Agent and then, to the extent that any excess remains after payment in full of all Canadian Revolving Credit Advances and Canadian Swing Line Advances, to provide cash collateral in support of any Canadian Letter of Credit Obligations in an amount equal to the lesser of (x) 105% the amount of such Canadian Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on terms satisfactory to the Canadian Agent.

(b) Upon the payment in full of the Term Loans and the US Revolving Credit, any prepayments required to be made on the Term Loans pursuant to Sections 4.8(a), (b), (c) and (d) of this Agreement shall instead be applied to prepay any amounts outstanding under the Canadian Revolving Credit, without resulting in a permanent reduction in the Canadian Revolving Credit Aggregate Commitment. Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to US Prime-based Advances under the Canadian Revolving Credit, next to Canadian Swing Line Advances carried at the US Prime-based Rate, next following conversion of the prepayment amounts from US Dollars to Canadian Dollars at the then current currency conversion rate, to Canadian Prime-based Advances under the Canadian Revolving Credit and next to Canadian Swing Line Advances carried at the Canadian Prime-based Rate. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Canadian Letters of Credit shall be held by Canadian Issuing Lender as cash collateral for the Canadian Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement.

2.A.10. Optional Reduction or Termination of Canadian Revolving Credit Aggregate Commitment. The Canadian Borrower may, upon at least five (5) Business Days’ prior written notice to the Canadian Agent, permanently reduce the Canadian Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Canadian Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Million US Dollars (US$1,000,000) or the Equivalent Amount in Canadian Dollars, or a larger integral multiple of One Hundred Thousand US Dollars (US$100,000), or the Equivalent Amount in Canadian Dollars; (ii) each reduction shall be accompanied by the payment of the Canadian Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Canadian Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Canadian Revolving Credit Advances and Canadian Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Canadian Letter of Credit Obligations, exceeds the amount of the then applicable Canadian Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Canadian Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Canadian Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Canadian Swing Line Maximum Amount unless the Canadian Borrower so elects, provided that the Canadian Swing Line Maximum Amount shall at no time be greater than the Canadian Revolving Credit Aggregate Commitment. Reductions of the Canadian Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Canadian Revolving Credit shall be distributed by the Canadian Agent to each Canadian Revolving Credit Lender in accordance with its Canadian Revolving Credit Percentage thereof, and will not be available for reinstatement by or readvance to the Canadian Borrower, and any accompanying prepayments of Advances of the Canadian Swing Line shall be distributed by the Canadian Agent to the Canadian Swing Line Lender and will not be available for reinstatement by or readvance to the Canadian Borrower. Any reductions of the Canadian Revolving Credit Aggregate Commitment hereunder shall reduce each Canadian Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to Advances under the Canadian Revolving Credit, and then to Canadian Swing Line Advances. Payments received by the Canadian Agent pursuant to this Section shall be applied to the Advances outstanding the currency received, that is if a Canadian Dollar payment is received it shall be applied to Canadian Prime-based Advances in the order described in this Section and if a US Dollar payment is received it shall be applied to US Prime-based Advances in the order described in this Section.

2.A.11. Use of Proceeds of Advances. Advances of the Canadian Revolving Credit shall be used to finance working capital and other lawful corporate purposes.

3. LETTERS OF CREDIT.

3.1 Letters of Credit. [RESERVED]

3.2 US Letters of Credit. Subject to the terms and conditions of this Agreement, US Issuing Lender may, but shall not be required to, through the US Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the US Revolving Credit Maturity Date, upon the written request of the US Borrowers accompanied by a duly executed US Letter of Credit Agreement and such other documentation related to the requested US Letter of Credit as the US Issuing Lender may require, issue US Letters of Credit in US Dollars for the account of the US Borrowers, in an aggregate amount for all US Letters of Credit issued hereunder at any one time outstanding not to exceed the US Letter of Credit Maximum Amount. Each US Letter of Credit shall be in a minimum face amount of One Hundred Thousand US Dollars (US$100,000) (or such lesser amount as may be agreed to by US Issuing Lender) and each US Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) twelve (12) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the US Revolving Credit Maturity Date in effect on the date of issuance thereof; provided, however, that the expiry date of a US Letter of Credit may, in US Issuing Lender’s discretion, be up to ninety (90) days later than the tenth Business Day prior to the US Revolving Credit Maturity Date. US Borrowers agree, on or before the tenth Business Day prior to the US Revolving Credit Maturity Date, to deposit cash collateral in the Collateral Account on terms satisfactory to the US Issuing Lender in an amount equal to 105% of the amount available for drawing under all US Letters of Credit expiring after the US Revolving Credit Maturity Date, which cash collateral shall remain in the Collateral Account until (i) all original US Letters of Credit are either fully drawn upon or returned undrawn to the US Issuing Lender, (ii) US Issuing Lender has been reimbursed in full for all drawings on all US Letters of Credit, and (iii) all fees and costs of US Issuing Lender have been paid in full. The submission of all applications in respect of and the issuance of each US Letter of Credit hereunder shall be subject in all respects to such industry rules and governing law as are acceptable to the US Issuing Lender. In the event of any conflict between this Agreement and any US Letter of Credit Document other than any US Letter of Credit, this Agreement shall control.

On the Effective Date, all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from the Effective Date shall be subject to and governed by the terms and conditions hereof.

3.3 Canadian Letters of Credit. Subject to the terms and conditions of this Agreement, Canadian Issuing Lender may, but shall not be required to, through the Canadian Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Canadian Revolving Credit Maturity Date, upon the written request of the Canadian Borrower accompanied by a duly executed Canadian Letter of Credit Agreement and such other documentation related to the requested Canadian Letter of Credit as the Canadian Issuing Lender may require, issue Canadian Letters of Credit in US Dollars or Canadian Dollars, as elected by Canadian Borrower, for the account of the Canadian Borrowers, in an aggregate amount for all Canadian Letters of Credit issued hereunder at any one time outstanding not to exceed the Canadian Letter of Credit Maximum Amount. Each Canadian Letter of Credit shall be in a minimum face amount of One Hundred Thousand US Dollars (US$100,000), or the Equivalent Amount in Canadian Dollars (or such lesser amount as may be agreed to by Canadian Issuing Lender) and each Canadian Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) twelve (12) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Canadian Revolving Credit Maturity Date in effect on the date of issuance thereof; provided, however, that the expiry date of a Canadian Letter of Credit may, in Canadian Issuing Lender’s discretion, be up to ninety (90) days later than the tenth Business Day prior to the Canadian Revolving Credit Maturity Date. Canadian Borrower agrees, on or before the tenth Business Day prior to the Canadian Revolving Credit Maturity Date, to deposit cash collateral in the Collateral Account on terms satisfactory to the Canadian Issuing Lender in an amount equal to 105% of the amount available for drawing under all Canadian Letters of Credit expiring after the Canadian Revolving Credit Maturity Date, which cash collateral shall remain in the Collateral Account until (i) all original Canadian Letters of Credit are either fully drawn upon or returned undrawn to the Canadian Issuing Lender, (ii) Canadian Issuing Lender has been reimbursed in full for all drawings on all Canadian Letters of Credit, and (iii) all fees and costs of Canadian Issuing Lender have been paid in full. The submission of all applications in respect of and the issuance of each Canadian Letter of Credit hereunder shall be subject in all respects to such industry rules and governing law as are acceptable to the Canadian Issuing Lender. In the event of any conflict between this Agreement and any Canadian Letter of Credit Document other than any Canadian Letter of Credit, this Agreement shall control.

3.4 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the applicable Borrower(s) unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a) (1) (i) after giving effect to the US Letter of Credit requested, the US Letter of Credit Obligations do not exceed the US Letter of Credit Maximum Amount; and (ii) after giving effect to the US Letter of Credit requested, the US Letter of Credit Obligations on such date plus the aggregate amount of all US Revolving Credit Advances and US Swing Line Advances (including all Advances deemed disbursed by the US Agent under Section 3.6(c) hereof in respect of the US Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the lesser of (A) the US Revolving Credit Aggregate Commitment and (B) the then applicable US Borrowing Base; and (2) (i) after giving effect to the Canadian Letter of Credit requested, the Canadian Letter of Credit Obligations do not exceed the Canadian Letter of Credit Maximum Amount; and (ii) after giving effect to the Canadian Letter of Credit requested, the Canadian Letter of Credit Obligations on such date plus the aggregate amount of all Canadian Revolving Credit Advances and Canadian Swing Line Advances (including all Advances deemed disbursed by the Canadian Agent under Section 3.6(c) hereof in respect of the Canadian Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the lesser of (A) the Canadian Revolving Credit Aggregate Commitment and (B) the then applicable Canadian Borrowing Base;

(b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d) (1) with respect to US Letters of Credit, the US Borrowers shall have delivered to US Issuing Lender at its US Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the US Issuing Lender, in its sole discretion, may permit), the US Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed US Letter of Credit shall be reasonably satisfactory to US Issuing Lender; and (2) with respect to Canadian Letters of Credit, the Canadian Borrower shall have delivered to Canadian Issuing Lender at its Canadian Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Canadian Issuing Lender, in its sole discretion, may permit), the Canadian Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Canadian Letter of Credit shall be reasonably satisfactory to Canadian Issuing Lender;

(e) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Lender from issuing the Letter of Credit requested, or with respect to US Letters of Credit, any US Revolving Credit Lender from taking an assignment of its US Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and with respect to Canadian Letters of Credit, any Canadian Revolving Credit Lender from taking an assignment of its Canadian Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the US Issuing Lender from issuing, or the applicable US Revolving Credit Lender from taking an assignment of its US Revolving Credit Percentage of, the US Letter of Credit requested or letters of credit generally, or the

Canadian Issuing Lender from issuing, or the applicable Canadian Revolving Credit Lender from taking an assignment of its Canadian Revolving Credit Percentage of, the Canadian Letter of Credit requested or letters of credit generally;

(f) there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the US Revolving Credit Lenders, the US Borrowers and the beneficiary of the requested US Letter of Credit are located, (iii) no declaration of a general banking moratorium by banking authorities in Canada, Ontario or the respective jurisdictions in which the Canadian Revolving Credit Lenders, the Canadian Borrower and the beneficiary of the requested Canadian Letter of Credit are located, and (iv) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the applicable Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Percentage of the requested Letter of Credit or letters of credit generally;

(g) if any Revolving Credit Lender is a Defaulting Lender, the applicable Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the applicable Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the applicable Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding applicable Letter of Credit Obligations; and

(h) the applicable Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.6 hereof.

Each US Letter of Credit Agreement submitted to US Issuing Lender pursuant hereto shall constitute the certification by the US Borrowers of the matters set forth in Sections 5.2 hereof and each Canadian Letter of Credit Agreement submitted to Canadian Issuing Lender pursuant hereto shall constitute the certification by the Canadian Borrowers of the matters set forth in Sections 5.2 hereof. The applicable Agent shall be entitled to rely on such certification without any duty of inquiry.

3.5 Notice. The US Issuing Lender shall deliver to the US Agent and the Canadian Issuing Lender shall deliver to the Canadian Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the applicable Agent shall give notice, substantially in the form attached as Exhibit E, to each applicable Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of the US Revolving Credit Lender’s Percentage thereof or Canadian Revolving Credit Lender’s Percentage thereof, as applicable.

3.6 Letter of Credit Fees; Increased Costs.

(a) The Borrowers shall pay letter of credit fees as follows:

(i) A per annum letter of credit fee with respect to the undrawn amount of (1) each US Letter of Credit issued pursuant hereto (based on the amount of each US Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Annex I to this Agreement) shall be paid to the US Agent for distribution to the US Revolving Credit Lenders in accordance with their US Revolving Credit Percentages; and (2) each Canadian Letter of Credit issued pursuant hereto (based on the amount of each Canadian Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Annex I to this Agreement) shall be paid to the Canadian Agent for distribution to the Canadian Revolving Credit Lenders in accordance with their Canadian Revolving Credit Percentages.

(ii) A letter of credit facing fee on the face amount of each US Letter of Credit shall be paid to the US Agent for distribution to the US Issuing Lender for its own account, and a letter of credit facing fee on the face amount of each Canadian Letter of Credit shall be paid to the Canadian Agent for distribution to the Canadian Issuing Lender for its own account, each in accordance with the terms of the applicable Fee Letter.

(b) All payments by the US Borrowers to the US Agent for distribution to the US Issuing Lender or the US Revolving Credit Lenders under this Section 3.4 shall be made in US Dollars in immediately available funds at the US Issuing Office or such other office of the US Agent as may be designated from time to time by written notice to the US Borrowers by the US Agent. All payments by the Canadian Borrower to the Canadian Agent for distribution to the Canadian Issuing Lender or the Canadian Revolving Credit Lenders under this Section 3.4 shall be made in Canadian Dollars with respect to Canadian Letters of Credit outstanding denominated in Canadian Dollars and in US Dollars with respect to Canadian Letters of credit denominated in US Dollars, each in immediately available funds at the Canadian Issuing Office or such other office of the Canadian Agent as may be designated from time to time by written notice to the Canadian Borrower by the Canadian Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance on the first day of each calendar quarter, and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in advance thereafter. The fees due under clause (a)(i)(1) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof and with respect to fees due under clause (a)(i)(2) on the basis of a 365 day year. The parties hereto acknowledge that, unless the applicable issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c) If any Change in Law, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, such Issuing Lender or any Revolving Credit Lender or (ii) impose on such Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the applicable Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to such Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the applicable Letters of Credit (which increase in cost or expense shall be determined by such Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the applicable Issuing Lender or such Revolving Credit Lender, as the case may be, the applicable Borrower(s) shall, within thirty (30) days following demand for payment, pay to such Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the applicable Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate such Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the US Base Rate with respect to US Letters of Credit, the Canadian Prime-based Rate with respect to Canadian Letters of credit outstanding in Canadian Dollars and the US Prime-based Rate with respect to Canadian Letters of credit outstanding in US Dollars), provided that if such Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of the applicable Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the applicable Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

3.7 Other Fees. In connection with the US Letters of Credit, and in addition to the US Letter of Credit Fees, the US Borrowers shall pay, for the sole account of the US Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by US Issuing Lender or the US Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the US Issuing Office in effect from time to time; and in connection with the Canadian Letters of Credit, and in addition to the Canadian Letter of Credit Fees, the Canadian Borrowers shall pay, for the sole account of the Canadian Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Canadian Issuing Lender or the Canadian Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Canadian Issuing Office in effect from time to time.

3.8 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

3.8.1. US Letters of Credit.

(a) Upon issuance by the US Issuing Lender of each US Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each US Revolving Credit Lender shall automatically acquire a pro rata participation interest in such US Letter of Credit and each related US Letter of Credit Payment based on its respective US Revolving Credit Percentage.

(b) If the US Issuing Lender shall honor a draft or other demand for payment presented or made under any US Letter of Credit, the US Borrowers agree to pay to the US Issuing Lender an amount equal to the amount paid by the US Issuing Lender in respect of such draft or other demand under such US Letter of Credit and all reasonable expenses paid or incurred by the US Agent relative thereto not later than 1:00 p.m. (Detroit time), in US Dollars, on (i) the Business Day that the US Borrowers received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that the US Borrowers received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c) If the US Issuing Lender shall honor a draft or other demand for payment presented or made under any US Letter of Credit, but the US Borrowers do not reimburse the US Issuing Lender as required under clause (b) above and the US Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the US Borrowers shall be deemed to have immediately requested that the US Revolving Credit Lenders make a US Base Rate Advance of the US Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) in the principal amount equal to the amount paid by the US Issuing Lender in respect of such draft or other demand under such US Letter of Credit and all reasonable expenses paid or incurred by the US Agent relative thereto. The US Agent will promptly notify the US Revolving Credit Lenders of such deemed request, and each such US Lender shall make available to the US Agent an amount equal to its pro rata share (based on its US Revolving Credit Percentage) of the amount of such Advance.

(d) If the US Issuing Lender shall honor a draft or other demand for payment presented or made under any US Letter of Credit, but the US Borrowers do not reimburse the US Issuing Lender as required under clause (b) above, and (i) the US Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the US Issuing Lender from the US Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then the US Agent shall notify each US Revolving Credit Lender, and each US Revolving Credit Lender will be obligated to pay the US Agent for the account of the US Issuing Lender its pro rata share (based on its US Revolving Credit Percentage) of the amount paid by the US Issuing Lender in respect of such draft or other demand under such US Letter of Credit and all reasonable expenses paid or incurred by the US Agent relative thereto (but no such payment shall diminish the obligations of the US Borrowers hereunder). Upon receipt thereof, the US Agent will deliver to such US Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a US Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such US Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the US Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any US Revolving Credit Lender to make its pro rata portion of any such amount available under to the US Agent shall not relieve any other US Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no US Revolving Credit Lender shall be responsible for failure of any other US Revolving Credit Lender to make such pro rata portion available to the US Agent.

(e) In the case of any Advance made under this Section 3.8, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the US Reimbursement Obligation of the US Borrowers to the US Agent under this Section 3.8 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the US Revolving Credit and the US Swing Line, plus the US Letter of Credit Obligations (other than the US Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the US Borrowing Base or the then applicable US Revolving Credit Aggregate Commitment).

(f) If the US Issuing Lender shall honor a draft or other demand for payment presented or made under any US Letter of Credit, the US Issuing Lender shall provide notice thereof to the US Borrowers on the date such draft or demand is honored, and to each US Revolving Credit Lender on such date unless the US Borrowers shall have satisfied their reimbursement obligations by payment to the US Agent (for the benefit of the US Issuing Lender) as required under this Section 3.8.1. The US Issuing Lender shall further use reasonable efforts to provide notice to the US Borrowers prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the US Issuing Lender with respect to any US Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the US Borrowers under this Section 3.8.1.

(g) Notwithstanding the foregoing however no US Revolving Credit Lender shall be deemed to have acquired a participation in a US Letter of Credit if the officers of the US Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the US Agent or any US Lender at least two (2) Business Days prior to the date of the issuance or extension of such US Letter of Credit or, with respect to any US Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such US Letter of Credit must be notified that such US Letter of Credit will not be renewed, that the issuance or extension of US Letters of Credit should be suspended based on the occurrence and continuance of a Default or

Event of Default and stating that such notice is a “notice of default”; provided, however that the US Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite US Revolving Credit Lenders, as applicable.

(h) Nothing in this Agreement shall be construed to require or authorize any US Revolving Credit Lender to issue any US Letter of Credit, it being recognized that the US Issuing Lender shall be the sole issuer of US Letters of Credit under this Agreement.

(i) If any US Revolving Credit Lender becomes a Defaulting Lender, the US Issuing Lender may, at its option, require that the US Borrowers enter into arrangements satisfactory to US Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the US Letter of Credit Obligations by such US Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the US Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding US Letter of Credit Obligations.

3.8.2 Canadian Letters of Credit.

(a) Upon issuance by the Canadian Issuing Lender of each Canadian Letter of Credit hereunder, each Canadian Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Canadian Letter of Credit and each related Canadian Letter of Credit Payment based on its respective Canadian Revolving Credit Percentage.

(b) If the Canadian Issuing Lender shall honor a draft or other demand for payment presented or made under any Canadian Letter of Credit, the Canadian Borrowers agree to pay to the Canadian Issuing Lender an amount equal to the amount paid by the Canadian Issuing Lender in respect of such draft or other demand under such Canadian Letter of Credit and all reasonable expenses paid or incurred by the Canadian Agent relative thereto not later than 1:00 p.m. (Detroit time), in Canadian Dollars, with respect to Canadian Letters of Credit that were denominated in Canadian Dollars and in US Dollars those Canadian Letters of Credit that were denominated in US Dollars, each on (i) the Business Day that the Canadian Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that the Canadian Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c) If the Canadian Issuing Lender shall honor a draft or other demand for payment presented or made under any Canadian Letter of Credit, but the Canadian Borrower does not reimburse the Canadian Issuing Lender as required under clause (b) above and the Canadian Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Canadian Borrower shall be deemed to have immediately requested that the Canadian Revolving Credit Lenders make a Canadian Prime-based Advance of the Canadian Revolving Credit with respect to Canadian Letters of Credit denominated in Canadian Dollars and a US Prime-based Advance of the Canadian Revolving Credit with respect to Canadian Letters of Credit denominated in US Dollars each in the principal amount equal to the amount paid by the Canadian Issuing Lender and in the same currency as paid by the Canadian Issuing Lender in respect of such draft or other demand under such Canadian Letter of Credit and all reasonable expenses paid or incurred by the Canadian Agent relative thereto. The Canadian Agent will promptly notify the Canadian Revolving Credit Lenders of such deemed request, and each such Canadian Lender shall make available to the Canadian Agent an amount equal to its pro rata share (based on its Canadian Revolving Credit Percentage) of the amount of such Advance.

(d) If the Canadian Issuing Lender shall honor a draft or other demand for payment presented or made under any Canadian Letter of Credit, but the Canadian Borrower does not reimburse the Canadian Issuing Lender as required under clause (b) above, and (i) the Canadian Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Canadian Issuing Lender from the Canadian Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then the Canadian Agent shall notify each Canadian Revolving Credit Lender, and each Canadian Revolving Credit Lender will be obligated to pay the Canadian Agent for the account of the Canadian Issuing Lender its pro rata share (based on its Canadian Revolving Credit Percentage) of the amount paid by the Canadian Issuing Lender in respect of such draft or other demand under such Canadian Letter of Credit and all reasonable expenses paid or incurred by the Canadian Agent relative thereto (but no such payment shall diminish the obligations of the Canadian Borrowers hereunder). Upon receipt thereof, the Canadian Agent will deliver to such Canadian Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Canadian Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Canadian Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Canadian Agent, at a rate per annum equal to the Canadian Prime Rate with respect to Canadian Dollar denominated Canadian Letters of Credit and the US Prime Rate with respect to US Dollar denominated Canadian Letters of Credit. The failure of any Canadian Revolving Credit Lender to make its pro rata portion of any such amount available under to the Canadian Agent shall not relieve any other Canadian Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Canadian Revolving Credit Lender shall be responsible for failure of any other Canadian Revolving Credit Lender to make such pro rata portion available to the Canadian Agent.

(e) In the case of any Advance made under this Section 3.6.2, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Canadian Reimbursement Obligation of the Canadian Borrower to the Canadian Agent under this Section 3.8.2 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Canadian Revolving Credit and the Canadian Swing Line, plus the Canadian Letter of Credit Obligations (other than the Canadian Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the lesser of the Canadian Borrowing Base or the then applicable Canadian Revolving Credit Aggregate Commitment).

(f) If the Canadian Issuing Lender shall honor a draft or other demand for payment presented or made under any Canadian Letter of Credit, the Canadian Issuing Lender shall provide notice thereof to the Canadian Borrower on the date such draft or demand is honored, and to each Canadian Revolving Credit Lender on such date unless the Canadian Borrower shall have satisfied its reimbursement obligations by payment to the Canadian Agent (for the benefit of the Canadian Issuing Lender) as required under this Section 3.8.2. The Canadian Issuing Lender shall further use reasonable efforts to provide notice to the Canadian Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Canadian Issuing Lender with respect to any Canadian Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Canadian Borrower under this Section 3.8.2

(g) Notwithstanding the foregoing however no Canadian Revolving Credit Lender shall be deemed to have acquired a participation in a Canadian Letter of Credit if the officers of the Canadian Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Canadian Agent or any Canadian Lender at least two (2) Business Days prior to the date of the issuance or extension of such Canadian Letter of Credit or, with respect to any Canadian Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Canadian Letter of Credit must be notified that such Canadian Letter of Credit will not be renewed, that the issuance or extension of Canadian Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Canadian Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Canadian Revolving Credit Lenders, as applicable.

(h) Nothing in this Agreement shall be construed to require or authorize any Canadian Revolving Credit Lender to issue any Canadian Letter of Credit, it being recognized that the Canadian Issuing Lender shall be the sole issuer of Canadian Letters of Credit under this Agreement.

(i) If any Canadian Revolving Credit Lender becomes a Defaulting Lender, the Canadian Issuing Lender may, at its option, require that the Canadian Borrower enter into arrangements satisfactory to Canadian Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Canadian Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Canadian Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Canadian Letter of Credit Obligations.

3.9 Obligations Irrevocable. Each of the obligations of the US Borrowers to make payments to the US Agent for the account of US Issuing Lender or the US Revolving Credit Lenders with respect to US Letter of Credit Obligations under Section 3.8.1 hereof, and the obligations of the Canadian Borrower to make payments to the Canadian Agent for the account of Canadian Issuing Lender or the Canadian Revolving Credit Lenders with respect to Canadian Letter of Credit Obligations under Section 3.8.2 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any applicable Letter of Credit, any applicable Letter of Credit Agreement, any other documentation relating to any applicable Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any applicable Letter of Credit Document;

(c) The existence of any claim, setoff, defense or other right which the applicable Borrower(s) may have at any time against any beneficiary or any transferee of any applicable Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the applicable Agent, the applicable Issuing Lender or any applicable Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the applicable Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any applicable Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the applicable Issuing Lender to the beneficiary under any applicable Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of the applicable Agent, applicable Issuing Lender or any applicable Revolving Credit Lender or any party to any of the applicable Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the applicable Agent, applicable Issuing Lender, any applicable Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the applicable Letter of Credit Documents, or any other acts or omissions on the part of the applicable Agent, applicable Issuing Lender, any applicable Revolving Credit Lender or any such party; or

(g) Any other event or circumstance that would, in the absence of this Section 3.9, result in the release or discharge by operation of law or otherwise of the applicable Borrower(s) from the performance or observance of any obligation, covenant or agreement contained in Section 3.8 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the applicable Borrowers have or may have against the beneficiary of any applicable Letter of Credit shall be available hereunder to the applicable Borrowers against the applicable Agent, applicable Issuing Lender or any applicable Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.9 shall be deemed to prevent the applicable Borrowers, after satisfaction in full of the absolute and unconditional obligations of the applicable Borrowers hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against the applicable Agent, applicable Issuing Lender or any applicable Revolving Credit Lender in connection with such Letter of Credit.

3.10	Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, US Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the US Letters of Credit and the Canadian Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Canadian Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, (i) US Issuing Lender shall issue the US Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the US Letters of Credit in accordance with US Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of US Letters of Credit, US Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by US Issuing Lender with due care and US Issuing Lender may rely upon any notice, communication, certificate or other statement from the US Borrowers, beneficiaries of US Letters of Credit, or any other Person which US Issuing Lender believes to be authentic. US Issuing Lender will, upon request, furnish the US Revolving Credit Lenders with copies of the applicable Letter of Credit Documents related thereto; and (ii) Canadian Issuing Lender shall issue the Canadian Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Canadian Letters of Credit in accordance with Canadian Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Canadian Letters of Credit, Canadian Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Canadian Issuing Lender with due care and Canadian Issuing Lender may rely upon any notice, communication, certificate or other statement from the Canadian Borrower, beneficiaries of Canadian Letters of Credit, or any other Person which Canadian Issuing Lender believes to be authentic. Canadian Issuing Lender will, upon request, furnish the Canadian Revolving Credit Lenders with copies of the applicable Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of US Letters of Credit and the Canadian Letters of Credit and the assignments hereunder, US Issuing Lender and Canadian Issuing Lender make no representation and shall have no responsibility with respect to (i) the obligations of the applicable Borrower(s) or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of the applicable Borrower(s) or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by the applicable Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the applicable Borrower(s)’ creditworthiness without reliance on any representation of such Issuing Lender or such Issuing Lender’s officers, agents and employees.

(d) If at any time (i) US Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a US Letter of Credit, or any interest thereon, the US Agent or US Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the US Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each US Revolving Credit Lender its share thereof, less such US Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any US Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such US Revolving Credit Lender’s Percentage of such payment, such US Revolving Credit Lender will promptly pay over such excess to the US Agent, for redistribution in accordance with this Agreement; and (ii) Canadian Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Canadian Letter of Credit, or any interest thereon, the Canadian Agent or Canadian Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Canadian Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Canadian Revolving Credit Lender its share thereof, less such Canadian Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Canadian Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Canadian Revolving Credit Lender’s Percentage of such payment, such Canadian Revolving Credit Lender will promptly pay over such excess to the Canadian Agent, for redistribution in accordance with this Agreement.

3.11 Indemnification. The US Borrowers hereby indemnify and agree to hold harmless the US Revolving Credit Lenders, the US Issuing Lender and the US Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “US L/C Indemnified Person”), and the Canadian Borrowers hereby indemnify and agree to hold harmless the Canadian Revolving Credit Lenders, the Canadian Issuing Lender and the Canadian Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “Canadian L/C Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the applicable Revolving Credit Lenders, the applicable Issuing Lender or the applicable Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lenders, any Revolving Credit Lender or either Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by the applicable Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the applicable Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under any Letter of Credit the applicable Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) no US Borrower shall be required to indemnify any US L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such US L/C Indemnified Person or any officer, director, employee or agent of such US L/C Indemnified Person, (ii) the Canadian Borrower shall not be required to indemnify any Canadian L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such Canadian L/C Indemnified Person or any officer, director, employee or agent of such Canadian L/C Indemnified Person, and (iii) the US Agent and the US Issuing Lender shall be liable to each US Borrower and the Canadian Agent and the Canadian Issuing Lender shall be liable to each Canadian Borrower, each to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by any Borrower which were caused by the gross negligence or willful misconduct of such Issuing Lender or any officer, director, employee or agent of such Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.12 Right of Reimbursement. Each US Revolving Credit Lender agrees to reimburse the US Issuing Lender and each Canadian Revolving Credit Lender agrees to reimburse the Canadian Issuing Lender, each on demand, pro rata in accordance with its respective Percentage of the US Revolving Credit or the Canadian Revolving Credit, as applicable, for (i) the reasonable out-of-pocket costs and expenses of such Issuing Lender to be reimbursed by the applicable Borrower(s) pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the applicable Borrower(s) or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the applicable Issuing Lender in any way relating to or arising out of this Agreement (including without limitation Sections 3.6 and 3.8 hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the applicable Borrower(s), except to the extent that such liabilities, losses, costs or expenses were incurred by such Issuing Lender as a result of such Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4. TERM LOAN.

4.1 Term Loan. Subject to the terms and conditions hereof, each Term Loan Lender, severally and for itself alone, agrees to lend to the US Borrowers, in a single disbursement in Dollars on the Effective Date, an amount equal to such Lender’s Percentage of the Term Loan.

4.2	Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) The US Borrowers hereby unconditionally promise to pay to the Agent for the account of each Term Loan Lender such Lender’s Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.

(b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the US Borrowers to the appropriate lending office of such Term Loan Lender resulting from each Advance of the Term Loan, made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.9(h), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrowers to each Term Loan Lender hereunder in respect of the Advances of the Term Loan, and (iii) both the amount of any sum received by the Agent hereunder from the US Borrowers in respect of the Advances of the Term Loan and each Term Loan Lender’s share thereof.

(d) The entries made in the Register pursuant to paragraph (c) of this Section 4.2 and Section 13.9(h) shall, absent manifest error, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the US Borrowers therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrowers to repay the Advances of each of the Term Loans (and all other amounts owing with respect thereto) made to the US Borrowers by the Term Loan Lenders in accordance with the terms of this Agreement.

(e) The US Borrowers agree that, upon written request to the Agent by any Term Loan Lender, the US Borrowers will execute and deliver to such Term Loan Lender, at the US Borrowers’ expense, a Term Loan Note evidencing the outstanding Advances under the Term Loan owing to such Term Loan Lender.

4.3 Repayment of Principal.

(a) The US Borrowers shall repay the Term Loan in quarterly installments of Seven Hundred Fifty Thousand US dollars (US$750,000) each, payable on the first day of each quarter commencing with October 1, 2013 and the first day of each January, April, July and October thereafter, until the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(b) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan. On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the US Base Rate. Thereafter, the US Borrowers may refund all or any portion of any Advance of the Term Loan as a Term Loan Advance with a like Eurodollar-Interest Period or convert each such Advance of the Term Loan to an Advance with a different Eurodollar-Interest Period, but only after delivery to the Agent of a Term Loan Rate Request executed by an Authorized Signer and subject to the terms hereof and to the following:

(a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to the Term Loan, including without limitation:

(i) whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(ii) in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii) whether such Term Loan Advance (or any portion thereof) is to be a US Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

(b) each such Term Loan Rate Request shall be delivered to the Agent (i) by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. (Detroit time) on the proposed date of the refunding or conversion of a US Base Rate Advance;

(c) the principal amount of such Advance of the Term Loan plus the amount of any other Advance of the Term Loan to be combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a US Base Rate Advance, at least US$1,000,000, or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least US$5,000,000 or the remaining principal balance outstanding under the Term Loan, whichever is less, or in each case a larger integral multiple of US$500,000;

(d) no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, the US Borrowers shall select Eurodollar-Interest Periods (or the US Base Rate) for sufficient portions of the Term Loan such that the US Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.3;

(e) at no time shall there be more than three (3) Eurodollar-Interest Periods in effect for Advances of the Term Loan; and

(f) a Term Loan Rate Request, once delivered to the Agent, shall be irrevocable.

4.5 US Base Rate Advance in Absence of Election or Upon Default. If the US Borrowers shall fail with respect to any Eurodollar-based Advance of the Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a US Base Rate Advance and the Agent shall thereafter promptly notify the US Borrowers thereof. All accrued and unpaid interest on any Advance converted to a US Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.

4.6 Interest Payments; Default Interest.

(a) Interest on the unpaid principal of all US Base Rate Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the US Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on October 1, 2013, and on the first day of each January, April, July and October thereafter. Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the US Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the US Base Rate on the date of such change in the US Base Rate.

(b) Interest on the unpaid principal of each Eurodollar-based Advance of the Term Loan shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.

(c) Notwithstanding anything to the contrary in Section 4.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.

(d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan Lenders, interest shall be payable on demand on the principal amount of all Term Loan Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, three percent (3%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all US Base Rate Advances, at a per annum rate equal to the US Base Rate plus three percent (3%).

4.7 Optional Prepayment of Term Loan.

(a) Subject to clause (b) hereof, the US Borrowers (at their option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the US Base Rate at any time, and may prepay all or any portion of the outstanding principal of the Term Loan bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the US Base Rate shall be without premium or penalty and any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1.

(b) Each partial prepayment of the Term Loan shall be applied to all installments of the Term Loan due thereunder in the inverse order of their maturities to all such principal payments as follows: first to that portion of the Term Loan outstanding as a US Base Rate Advance, second to that portion of the Term Loan outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurodollar-based Rate.

(c) All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the Term Loan Lenders in accordance with their respective Term Loan Percentages.

4.8 Mandatory Prepayment of Term Loan.

(a) Subject to clauses (e) and (f) hereof, the Term Loan shall be subject to required principal reductions in the amount of Applicable Recapture Percentage of Excess Cash Flow for each Fiscal Year, such prepayments to be payable in respect of each Fiscal Year beginning with the Fiscal Year ending December 31, 2014, and each Fiscal Year thereafter, and to be due on April 1 of the following Fiscal Year.

(b) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales which are not Reinvested as described in the following sentence, the US Borrowers shall prepay the Term Loans by an amount equal to one hundred percent (100%) of such Net Cash Proceeds; in excess of $250,000 in the aggregate; provided, however, that the US Borrowers shall not be obligated to prepay the Term Loans with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, the US Borrowers provide to the Agent a certificate executed by a Responsible Officer of the US Borrowers (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the US Borrowers shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loans in accordance with clauses (e) and (f) hereof.

(c) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests of such Person (other than Equity Interests under any stock option or employee incentive plans listed on Schedule 6.13 hereto (or any successor plans) after the Effective Date, the US Borrowers shall prepay (1) the Term Loans by an amount equal to fifty percent (25%) of such Net Cash Proceeds and (2) the Canadian Revolving Credit and/or the US Revolving Credit, as elected by Borrower, by an amount equal to fifty percent (25%) of such Net Cash Proceeds, provided, that any such payments shall in no way reduce the US Revolving Aggregate Commitment or the Canadian Revolving Commitment, as applicable, further provided, however if a Default or Event of Default exists or is continuing the application of such Net Cash Proceeds described in (1) and (2) of this paragraph, shall be applied in such amounts, to such Obligations, at US Agent’s sole discretion.

(d) Subject to clauses (e) and (f) hereof, immediately upon receipt by any Credit Party of any Insurance Proceeds or Condemnation Proceeds, the US Borrowers shall be obligated to prepay the Term Loans by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, the US Borrowers provide to the Agent a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be), (ii) the Reinvestment of such proceeds is completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the US Borrowers shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loans in accordance with clauses (e) and (f) hereof.

(e) Subject to clause (f) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan shall be applied to installments of principal in the inverse order of their maturities.

(f) To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 4.8 is due, the Indebtedness under the Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the US Borrowers may deposit the amount of such mandatory prepayment in the Collateral Account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit, the obligation of each Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said Collateral Account, sums on deposit in said Collateral Account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1.

4.9 Use of Proceeds. Proceeds of the Term Loan shall be used by the US Borrowers to fund the purchase price of the Acquisition.

5. CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents. The US Borrowers shall have executed and delivered to the US Agent for the account of each US Lender requesting Notes, the US Swing Line Note, the US Revolving Credit Notes and/or the Term Notes, as applicable and the Canadian Borrower shall have executed and delivered to the Canadian Agent for the account of each Canadian

Lender requesting Notes, the Canadian Swing Line Note and/or the Canadian Revolving Credit Notes, as applicable; the Borrowers shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(b) Corporate Authority. The Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i) corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of the Borrowers, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii) the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrowers, the officers who are authorized to execute any requests for Advance, or requests for the issuance of Letters of Credit,

(iii) a certificate of good standing, certificate of status or continued existence (or the equivalent thereof) from the state or province of its incorporation or formation, and from every state, province or other jurisdiction where such Credit Party is qualified to do business, which jurisdictions are listed on Schedule 5.1(b) attached hereto, and

(iv) copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to the applicable Agent and fully executed by each party thereto:

(i) The following Collateral Documents, each in form and substance acceptable to the applicable Agent and fully executed by each party thereto and dated as of the Effective Date:

(1) the Canadian Security Agreement, executed and delivered by the Canadian Borrower and any Credit Parties organized under the laws of Canada or the provinces of Canada;

(2) the US Security Agreement, executed and delivered by the US Borrower and any Credit Parties organized under the laws of any of the United States;

(3) the Guaranty, executed and delivered by the Domestic Guarantors; and

(4) the Guarantee, executed and delivered by the Canadian Guarantors.

(ii) For each real property location (including each warehouse or other storage location) leased by any Credit Party as a lessee (such locations being disclosed and identified as such on Schedule 6.3(b) hereto), (i) a true, complete and accurate copy of the fully executed applicable lease bailment or warehouse agreement, as the case may be; and (ii) a Collateral Access Agreement with respect to each location.

(iii) (A) Certified copies of uniform commercial code requests for information, personal property security act searches, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c) which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, or PPSA discharges (Form 3-C), if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties and from the Canadian Intellectual Property Office dated a date reasonably prior to the Effective Date.

(iv) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by the Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the applicable Agent (for and on behalf of the applicable Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to the Agent in proper form for filing, registration or recordation.

(d) Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

(e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than the Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.

(f) Opinions of Counsel. The Credit Parties shall furnish the Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

(g) Payment of Fees. The Borrowers shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to the Agent).

(h) Pro Forma Balance Sheet; Financial Statements. The Borrowers shall have delivered (i) the Pro Forma Balance Sheet in form and substance satisfactory to the Agent, and evidencing a pro forma combined Consolidated EBITDA for the twelve month period ending as June 30, 2013, of not less than US$20,000,000 prior to any add backs or adjustments (any such add backs or adjustments to be in the sole discretion of Agent), (ii) Borrower prepared year-to-date financial statements, through June 30, 2013, in form and substance satisfactory to the Agent, and (iii) Target-prepared year-to-date financial statements through June 30, 2013, in form and substance satisfactory to Agent.

(i) Quality of Earnings Report. The Agent shall have received a quality of earnings report on the financial information of the Target to be conducted by a third party reasonably acceptable to Agent indicating Consolidated EBITDA for the twelve month period ending December 31, 2012 (subject to such adjustments as Agent may require in its sole discretion) of not less than US$5,500,000.

(j) Pro Forma Covenants. The Agent shall have received evidence of a pro forma Senior Secured First Lien Debt to Adjusted EBITDA Ratio of not more than 2.75 to 1.00 as of the Effective Date and Consolidated Total Debt to Adjusted EBITDA of not more than 3.30 to 1.00 as of the Effective Date.

(k) Minimum Availability. The US Agent shall have received evidence of Unused US Revolving Credit Availability, based on the most recent week-end accounts receivable balance prior to the Effective Date plus cash balances on the Effective Date, of not less than US$5,000,000, based upon the June 30, 2013 US Borrowing Base Certificate delivered to US Agent, and the Canadian Agent shall have received evidence of Unused Canadian Revolving Credit Availability, based on the most recent week-end accounts receivable balance prior to the Effective Date plus cash balances on the Effective Date, of not less than US$1,000,000 based upon the June 30, 2013 Canadian Borrowing Base Certificate delivered to Canadian Agent.

(l) Projections. The US Agent shall have received pro forma financial projections for the US Borrowers and the Canadian Agent shall have received pro forma financial projections for the Canadian Borrower, each through December 31, 2018 in form and content satisfactory to the applicable Agent.

(m) Reserved.

(n) Governmental and Other Approvals. The Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(o) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of the US Borrowers’ Representative dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since March 31, 2013, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of the Borrowers or any other Credit Party; and (e) there shall have been no material adverse change to the Pro Forma Balance Sheet.

(p) Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by the Agent to the Borrowers) from the Borrowers and each Guarantor.

(q) Closing of Acquisition. The Acquisition shall have closed in accordance with the Purchase Agreement, on or before August 31, 2013, and all conditions precedent in the Purchase Agreement shall have been satisfied (and not waived); and the Agent shall have received evidence of such closing, together with a copy of the Purchase Agreement, certified by a Responsible Officer of the Parent, evidencing a purchase price of not more than US$14,000,000.

5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) or to provide other credit accommodations and the obligation of the Issuing Lenders to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6. REPRESENTATIONS AND WARRANTIES.

The Borrowers represent and warrant to the Agents, the Lenders, the Swing Line Lenders and the Issuing Lenders as follows:

6.1 Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by the Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.

6.3 Good Title; Leases; Assets; No Liens. Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under Section 8.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;

(b) Schedule 6.3(b) hereof identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;

(c) On the Effective Date, following the closing of the Acquisition, the Credit Parties will collectively own or have a valid leasehold interest in, or license to use, all assets that were used or leased (as lessee) by the Credit Parties immediately prior to the Acquisition to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Acquisition;

(d) The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

(e) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of the Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(f) There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.

6.4 Taxes. Except as set forth on Schedule 6.4 hereof, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

6.5 No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws. Except as disclosed on Schedule 6.7, each Credit Party has complied with all applicable federal, state, provincial and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.8 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all US and Canadian economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to any of the foregoing. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the US government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a US Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of US economic sanctions laws such that a US Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of US economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under US law.

6.9 USA Patriot Act. To the extent applicable, the Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA Patriot Act and (c) other US federal, state, Canadian, provincial and territorial laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.10 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.11 Litigation. Except as set forth on Schedule 6.11 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrowers, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any Applicable Law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

6.12 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.12 hereof, (i) no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with the execution, delivery and performance: (a) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party, or (b) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (ii) no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental, and including, without limitation, any landlords with respect to any leasehold interests acquired in connection with the Acquisition) is required in connection with the execution, delivery and performance by any Credit Party of the Acquisition Documents; except in each case for (A) such matters which have been previously obtained, and (B) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in the Collateral in favor of the applicable Agent, if and to the extent that the Collateral consists of the type of property in which a security interest may be perfected by filing a financing statement under the UCC or PPSA, as applicable, or by filing or recording a Security Agreement or other appropriate document with the United States Copyright Office and the United States Patent and Trademark Office or the Canadian Intellectual Property Office; provided, however, that additional filings may be required in the United States Copyright Office and the United States Patent and Trademark Office and the Canadian Intellectual Property Office to perfect the security interest in any trademarks, copyrights or patents acquired after the Effective Date.

6.13 Agreements Affecting Financial Condition. No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

6.14 No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.15 ERISA and Related Canadian Compliance.

(a) No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.15 hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

(b) The Canadian Pension Plans, if any, are duly registered under the ITA (if required to be so registered) and all other applicable laws which require registration, have been administered in accordance with the ITA and all other applicable laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Canadian Credit Party has complied with and performed all of its obligations in all material respects under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. On the Effective Date, the Canadian Borrower does not maintain or contribute to a defined benefit pension plan. Except as set forth on Schedule 6.15, as of the Effective Date, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. As of the Effective Date, except as set forth on Schedule 6.15, each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

6.16 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.17 Environmental and Safety Matters. Except as set forth in Schedule s 6.11, 6.12 and 6.17:

(a) all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws;

(b) to the best knowledge of the Borrowers, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c) to the best knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

6.18 Subsidiaries. Except as disclosed on Schedule 6.18 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.

6.19 Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.

6.20 Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of the Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.

6.21	Accuracy of Information.

(a) The audited financial statements for the Fiscal Year ended December 31, 2013, furnished to the Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrowers and their respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of each Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b) Since March 31, 2013, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of the Credit Parties, taken as a whole.

(c) To the best knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to the Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code, Insolvency Laws or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

6.23 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrowers, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 6.23 are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.

6.24 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to the Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to the Agent in writing.

6.25 Corporate Documents and Corporate Existence. As to each Credit Party, (a) it is an organization as described on Schedule 1.1 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.1 hereto.

7. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the US Agent, in form and detail satisfactory to the Agent, with sufficient copies for each Lender, the following documents:

(a) for each Fiscal Year, as soon as available, but in any event not later than the date that is the earliest of: (i) one hundred twenty (120) days after the end of each Fiscal Year of Parent, (ii) two Business Days after the filing by Parent with the SEC of an annual report on Form 10-K for such Fiscal Year, and (iii) the deadline for Parent’s filing with the SEC of such annual report on Form 10-K for such Fiscal Year (without giving effect to any extensions that may be permitted pursuant to Rule 12b-25 under the Exchange Act), (1) a copy of the audited Consolidated and unaudited Consolidating financial statements of the Parent and its Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of the Parent and its Subsidiaries for such Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by UHY, LLP, or by another independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent; and

(b) for each fiscal quarter, as soon as available, but in any event not later than the date that is the earliest of: (i) sixty (60) days after the end of each such fiscal quarter of the Credit Parties (including the last quarter of each Fiscal Year, which, for such quarter, shall be a US Borrower-prepared draft subject to standard audit adjustments), or (ii) the earlier of (A) two Business Days after the filing by the Parent with the SEC of a quarterly report on Form 10-Q for such fiscal quarter, and (B) the deadline for the Parent filing with the SEC of such quarterly report on Form 10-Q for such fiscal quarter (without giving effect to any extensions that may be permitted pursuant to Rule 12b-25 under the Exchange Act), a copy of the Parent prepared unaudited Consolidated and Consolidating balance sheets of the Parent and its Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of the Parent and its Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the US Borrower and Canadian Borrower as being fairly stated in all material respects;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

7.2 Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to the Agent, with sufficient copies for each Lender, the following documents:

(a) Concurrently with the delivery of the financial statements described in Section 7.1(a) for each Fiscal Year end, and 7.1(b) for each fiscal quarter end, a Covenant Compliance Report (or, in the case of the Parent prepared financial statements for the last fiscal quarter of each Fiscal Year, a draft Covenant Compliance Report) duly executed by a Responsible Officer of the US Borrowers’ Representative;

(b) (i) Within twenty-five (25) days after and as of the most recent month-end or more frequently as reasonably requested by the US Agent or the Majority US Revolving Credit Lenders, a US Borrowing Base Certificate executed by a Responsible Officer of the US Borrowers; and (ii) within twenty-five (25) days after and as of the most recent month-end or more frequently as reasonably requested by the Canadian Agent or the Majority Canadian Revolving Credit Lenders, a Canadian Borrowing Base Certificate executed by a Responsible Officer of the Canadian Borrower;

(c) Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(d) Within ninety (90) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the US Borrowers and a Responsible Officer of the Canadian Borrower, as applicable, each such report being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of such Borrower(s);

(e) (i) Within twenty-five (25) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the US Agent or the Majority US Revolving Credit Lenders, (1) the monthly aging of the accounts receivable and accounts payable of the US Borrowing Base Obligors, and (2) an Inventory report of the US Borrowing Base Obligors; and (ii) within twenty-five (25) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Canadian Agent or the Majority Canadian Revolving Credit

Lenders, (i) the monthly aging of the accounts receivable and accounts payable of the Canadian Borrowing Base Obligors, and (ii) an Inventory report of the Canadian Borrowing Base Obligors;

(f) Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as the Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as the Agent may reasonably specify; and

(g) Such additional financial and/or other information as the Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;

(b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;

(c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the SDN List, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

(f) Comply with all obligations and requirements, as applicable under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or any other Anti-Terrorism Law and not become a Person on Criminal Code (Canada) terrorist entity list.

7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the applicable Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the applicable Agent as an additional insured, as such Agent may reasonably request; and (e) if requested by the applicable Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with such Agent, such certificates being in form and substance reasonably acceptable to the Agent.

7.6 Inspection of Property; Books and Records, Discussions. Permit the Agents and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of such Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties, such audits to be completed by an appraiser as may be selected by the Agent and consented to by the applicable Borrowers (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, the US Borrowers shall not be required to reimburse US Agent and the Canadian Borrower shall not be required not reimburse the Canadian Agent, for such audits or appraisals more frequently than twice each Fiscal Year or each of the US Borrowers and the Canadian Borrower; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, the Borrowers authorize, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.

7.7 Notices. Promptly give written notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b) any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

(c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or Canada Revenue Agency or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof; and

(e) (i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which the Agent may consent).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Canadian Borrower and the US Borrowers’ Representative setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the US Agent and the Majority US Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any US Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves, and (iii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Canadian Agent and the Majority Canadian Revolving Credit Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Canadian Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) Provide such information and certifications which any Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Financial Covenants. US Borrowers shall maintain on a Consolidated basis the financial covenants set forth in this Section 7.9, tested on the last day of each fiscal quarter of Parent:

(a) Maintain, as of the last day of each fiscal quarter, for the Applicable Measuring Period then ending, a Consolidated Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

(b) Maintain, as of the last day of each fiscal quarter, a Senior Secured First Lien Debt to Consolidated Adjusted EBITDA Ratio of not more than: (i) 3.25 to 1.00 from September 30, 2013 through September 30, 2014, and (ii) 3.00 to 1.00 as of December 31, 2014 and thereafter.

(c) Maintain, as of the last day of each fiscal quarter, a Consolidated Total Debt to Consolidated Adjusted EBITDA Ratio of not more than: (i) 4.00 to 1.00 from September 30, 2013 through September 30, 2014, and (ii) 3.75 to 1.00 as of December 31, 2014 and thereafter.

(d) Maintain, as of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2013, a Consolidated Tangible Net Worth of not less than the Base Tangible Net Worth.

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Agents in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA; ERISA Notices; Canadian Pension and Canadian Benefit Plans.

(a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify the US Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any US Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any US Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any US Credit Party from any Multiemployer Plan if any US Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a US Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

(c) For any Canadian Pension Plan, ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other Applicable Laws. For each Canadian Pension Plan hereafter adopted or contributed to by Canadian Borrower and/or its Subsidiaries,, which is required to be registered under the ITA or any other Applicable Laws, Canadian Borrower shall use, and shall cause its Subsidiaries to use, their best efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other Applicable Laws. For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by Canadian Borrower and/or its Subsidiaries, Canadian Borrower shall perform, or cause its Subsidiaries to perform, in a timely fashion and in all material respects, all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefor.

7.12 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.13 Future Subsidiaries; Additional Collateral.

7.13.1 US Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Domestic Subsidiary of any US Borrower (directly or indirectly) after the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the US Agent, for and on behalf of each of the US Lenders (unless waived by the US Agent):

(i) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the US Agent may determine), a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a US Guarantor under the Guaranty;

(ii) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the US Agent may determine), a joinder agreement to the US Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which shall be governed by (b) of this Section 7.13) as set forth in the US Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary in favor of US Agent, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement; and

(iii) within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Leasehold Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by the US Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the US Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by a US Borrower or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the US Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as the Agent may determine);

(c) (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as the US Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by the US Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by the US Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as the US Agent may determine), the applicable Credit Party shall deliver to the US Agent a copy of the applicable lease agreement and shall execute or cause to be executed, at the US Agent’s option, unless otherwise waived by the US Agent, a Collateral Access Agreement in form and substance reasonably acceptable to the US Agent together with such other documentation as may be reasonably required by the US Agent;

in each case in form reasonably satisfactory to the US Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the US Agent. Upon the US Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.1.

7.13.2 Canadian Future Subsidiaries; Additional Collateral

(a) With respect to each Person which becomes a Subsidiary of Canadian Borrower (directly or indirectly) after the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Subsidiary to execute and deliver to the Canadian Agent, for and on behalf of each of the Canadian Lenders (unless waived by the Canadian Agent):

(i) within thirty (30) days after the date such Person becomes a Subsidiary (or such longer time period as the Canadian Agent may determine), a joinder agreement to the Guarantee whereby such Subsidiary becomes obligated as a Canadian Guarantor under the Guarantee;

(ii) within thirty (30) days after the date such Person becomes a Subsidiary (or such longer time period as the Canadian Agent may determine), a joinder agreement to the Canadian Security Agreement whereby such Subsidiary grants a Lien over its assets (other than Equity Interests which shall be governed by (b) of this Section 7.13) as set forth in the Canadian Security Agreement, and such Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Subsidiary in favor of Canadian Agent, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement; and

(iii) within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Leasehold Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) a Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by the Canadian Agent) within thirty (30) days after the date such Person becomes a Subsidiary (or such longer time period as the Canadian Agent may determine);

(c) (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Subsidiary (or such longer time period as the Canadian Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by the Canadian Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by the Canadian Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Subsidiary (or such longer time period as the Canadian Agent may determine), the applicable Credit Party shall deliver to the Canadian Agent a copy of the applicable lease agreement and shall execute or cause to be executed, at the Canadian Agent’s option, unless otherwise waived by the Canadian Agent, a Collateral Access Agreement in form and substance reasonably acceptable to the Canadian Agent together with such other documentation as may be reasonably required by the Canadian Agent;

in each case in form reasonably satisfactory to the Canadian Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Canadian Agent. Upon the Canadian Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.2.

7.14 Accounts. Maintain primary all deposit accounts and securities accounts of any Credit Party with the Agent or a Lender, provided that, with respect to any such accounts maintained with any Lender (other than an Agent), such Credit Party (i) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to the applicable Agent and (ii) has taken all other steps necessary, or in the opinion of the applicable Agent, desirable to ensure that such Agent has a perfected security interest in such account.

7.15 Use of Proceeds. Use all Advances of the US Revolving Credit as set forth in Section 2.12 hereof, Advances of the Canadian Revolving Credit as set forth in Section 2.A.12 hereof and the proceeds of the Term Loans as set forth in Section 4.9 hereof. The Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.16 Further Assurances and Information.

(a) (i) Take such actions as the US Agent or Majority US Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the US Credit Parties’ assets as the US Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the US Agent, and prepared at the expense of the US Borrowers; and (i) take such actions as the Canadian Agent or Majority Canadian Revolving Credit Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Canadian Credit Parties’ assets as the Canadian Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Canadian Agent, and prepared at the expense of the Canadian Borrower.

(b) Execute and deliver or cause to be executed and delivered to the applicable Agent within a reasonable time following such Agent’s request, and at the expense of the applicable Borrower(s), such other documents or instruments as such Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(c) Provide the Agents and the Lenders with any other information required by Section 326 of the USA Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or necessary for the Agents and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

8. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any US Credit Party to the US Agent and the US Lenders and Indebtedness of any Canadian Credit Party to the Canadian Agent under this Agreement and/or the other Loan Documents;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1(b) attached hereto and any renewals or refinancing of such Debt provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement, (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt, and (iv) the aggregate amount of such Debt including Capitalized Leases, but excluding Rental Fleet Debt, shall not exceed US$7,500,000 in the aggregate at any time;

(c) any Rental Fleet Debt of such Borrower or any of its Subsidiaries incurred to finance the acquisition of equipment or vehicle chassis, whether pursuant to a loan or a Capitalized Lease, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Rental Fleet Debt existing on June 30, 2013 and set forth on Schedule 8.1(c) attached hereto, and (iii) the aggregate amount of all such Rental Fleet Debt at any one time outstanding in respect of equipment shall not exceed US$4,000,000, or the Equivalent Amount in Canadian Dollars, and any renewals or refinancings of such Debt shall be on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;

(d) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(e) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under Subsection (g) of Section 9.1;

(f) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof;

(g) Debt consisting of Guarantee Obligations permitted pursuant to Section 8.16 of this Agreement;

(h) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed US$500,000, or the Equivalent Amount in Canadian Dollars at any one time outstanding; and

(i) Debt owing from Canadian Borrower to Comerica Canada under the specialized equipment loan facility up to a maximum amount of US$5,000,000, or the Equivalent Amount in Canadian Dollars.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon equipment or vehicle chassis acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the equipment or vehicle chassis acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Agent has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

(c) Liens created pursuant to the Loan Documents; and

(d) other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of any Borrower or any Subsidiary of any Borrower (except for those Liens for the benefit of the Agent and the Lenders) shall be permitted under the terms of this Agreement.

8.3 Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a) Inventory leased or sold in the ordinary course of business;

(b) obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(c) Permitted Acquisitions;

(d) (i) mergers or consolidations of any Domestic Subsidiary of a US Borrower with or into any US Borrower or any US Guarantor so long as such US Borrower or such US Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation; and (ii) amalgamations or consolidations of any Subsidiary of the Canadian Borrower with or into the Canadian Borrower or any Canadian Guarantor so long as such Canadian Borrower or such Canadian Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such amalgamation or consolidation;

(e) (i) any Domestic Subsidiary of a US Borrower may liquidate or dissolve into a US Borrower or a US Guarantor if the US Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the US Borrowers, so long as no Default or Event of Default has occurred and is continuing or would result therefrom; and (ii) any Subsidiary of a Canadian Borrower may liquidate or dissolve into the Canadian Borrower or a Canadian Guarantor if the Canadian Borrower determines in good faith that such liquidation or dissolution is in the best interests of Canadian Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f) (i) sales or transfers, including without limitation upon voluntary liquidation from any US Credit Party to a US Borrower or a US Guarantor, provided that the applicable US Borrowers or US Guarantor takes such actions as the US Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the US Lenders over such transferred assets; and (ii) sales or transfers, including without limitation upon voluntary liquidation from any Canadian Credit Party to the Canadian Borrower or a Canadian Guarantor, provided that the Canadian Borrower or Canadian Guarantor takes such actions as the Canadian Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Canadian Lenders over such transferred assets;

(g) subject to Section 4.8(b) hereof (with respect to the US Borrowers), (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any US Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed US$250,000 in any Fiscal Year and for any Canadian Credit Party the aggregate amount of such Asset Sales does not exceed US$250,000, or the Equivalent Amount in Canadian Dollars, and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii)

other Asset Sales approved by the Majority US Lenders in their sole discretion with respect to Asset Sales by the any US Borrower and the Majority Canadian Revolving Credit Lenders in their sole discretion with respect to Asset Sales by the Canadian Borrower;

(h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

(i) dispositions of owned or leased vehicles in the ordinary course of business.

The US Lenders hereby consent and agree to the release by the US Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4, and the Canadian Lenders hereby consent and agree to the release by the Canadian Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) each Credit Party may pay cash Distributions to any Borrower; and

(b) each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution.

8.6 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Cash Proceeds from Asset Sales, Insurance Proceeds or Condemnation Proceeds to the extent permitted under Section 4.8 hereof, and (b) Capital Expenditures, the amount of which in any Fiscal Year shall not exceed in the aggregate, US$3,000,000, or the Equivalent Amount in Canadian Dollars, net of trade-ins for the US Borrowers, and Canadian Borrower combined.

8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.7 hereof;

(c) sales on open account in the ordinary course of business;

(d) intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or any Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by any Borrower in any Guarantor, the aggregate amount from time to time outstanding in respect thereof shall not exceed US$1,000,000, or the Equivalent Amount in Canadian

Dollars; and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(e) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed US$100,000, or the Equivalent Amount in Canadian Dollars, in the aggregate at any time outstanding;

(g) Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;

(h) Investments in Foreign Subsidiaries not to exceed US$6,500,000, or the Equivalent Amount in Canadian Dollars in the aggregate at any time outstanding; and

(i) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed US$100,000, or the Equivalent Amount in Canadian Dollars at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.8 Transactions with Affiliates. Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrowers or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.

8.9 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be.

8.10 Limitations on Other Restrictions. Except for this Agreement, any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of a Borrower to pay or make dividends or Distributions in cash or kind to any Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting the applicable Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 8.2 hereunder.

8.11 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance, principal payments or any other payment in respect of any Subordinated Debt, provided, however, that the applicable Credit Party may make regularly scheduled interest payments in respect of the Subordinated Debt, provided no Default or Event of Default has occurred or is continuing or would result from such payment and only to the extent permitted under the applicable Subordination Agreement.

8.12 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.13 Management Fees. Except as set forth on Schedule 8.13, pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.

8.14 Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than December 31.

8.15 Modification of Acquisition Documents. Make, permit or consent to any amendment or other modification to the Acquisition Documents without the prior written consent of the Agent, except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not adversely affect the interest of the Lenders as creditors and/or as secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.16 Guarantee Obligations. Except (i) for any guarantees in favor of the US Agent or the Canadian Agent, (ii) the guaranties up to US$5,000,000 from Parent and Manitex, Inc. with respect to the obligations of Manitex Liftking, ULC under the specialized equipment loan facility provided by Comerica Bank, (iii) the guaranties from Parent in support of the Debt of CVS Ferrari S.R.L. to foreign banks, including but not limited to such guaranties existing on June 30, 2013 and set forth on Schedule 8.16(iii) attached hereto, provided that such guarantee obligation shall not to exceed the lesser of US$9,000,000 or the amount of such foreign Debt, of CVS Ferrari S.R.L., and (iv) the performance guaranty provided by Manitex International, Inc. in support of Manitex Liftking, ULC’s military contract, guarantee or otherwise in any way become responsible for the obligations of any other Person.

8.17 Change of Name; Business Offices. Change its name, identity or relocate its chief executive office or any of its business locations unless such Borrower or such other Credit Party shall have given the applicable Agent at least thirty (30) days prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by such Agent to maintain the perfection and priority of such Agent’s Lien in the Collateral and to amend any financing statements, continuation statements or other documents so that such statements or documents are not seriously misleading.

9. DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal or interest on the US Obligations under the US Revolving Credit (including the US Swing Line) and the Term Loan, or (ii) the principal or interest on the Canadian Obligations under the Canadian Revolving Credit (including the Canadian Swing Line) or (iii) any US Reimbursement Obligation or any Canadian Reimbursement Obligations or (iv) any Fees;

(b) non-payment of any other amounts due and owing by a Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in Subsection (a) above, within three (3) Business Days after the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of the Borrowers set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days;

(e) any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f) (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of US$250,000 (or the equivalent thereof in any currency other than US Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure, and which results in the acceleration by the holder or holders of any such indebtedness for borrowed money, or requires the prepayment, repurchase, redemption or defeasance of such indebtedness, and/or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of US$250,000 (or the equivalent thereof in any currency other than US Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which results in the acceleration by the holder or holders of such other indebtedness for borrowed money, or requires the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of US$500,000 (or the Equivalent Amount in Canadian Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to

Title IV of ERISA maintained or contributed to by or on behalf of any US Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of the US Agent’s or any US Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i) except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of a Borrower which is not a Guarantor or a Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;

(j) a Change of Control; or

(k) any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, any Agent, ant Issuing Lender or any Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agents the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the US Agent may, and shall, upon being directed to do so by the Majority US Revolving Credit Lenders, declare the US Revolving Credit Aggregate Commitment terminated and the Canadian Agent may, and shall, upon being directed to do so by the Majority Canadian Revolving Credit Lenders, declare the Canadian Revolving Credit Aggregate Commitment terminated; (b) the US Agent may, and shall, upon being directed to do so by the Majority US Lenders, declare the entire unpaid principal US

Obligations, including the US Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the US Borrowers and the Canadian Agent may, and shall, upon being directed to do so by the Majority Canadian Revolving Credit Lenders, declare the entire unpaid principal Canadian Obligations, including the Canadian Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Canadian Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by the Agents under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the US Revolving Credit Aggregate Commitment and the Canadian Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the US Agent shall, upon being directed to do so by the Majority US Revolving Credit Lenders, demand immediate delivery of cash collateral, and each US Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding US Letters of Credit, for deposit into an account controlled by the US Agent and the Canadian Agent shall, upon being directed to do so by the Majority Canadian Revolving Credit Lenders, demand immediate delivery of cash collateral, and each Canadian Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Canadian Letters of Credit, for deposit into an account controlled by the Canadian Agent; (e) the US Agent may, and shall, upon being directed to do so by the Majority US Lenders, notify the US Borrowers or any US Credit Party that interest shall be payable on demand on all US Obligations (other than US Revolving Credit Advances, US Swing Line Advances and Term Loan Advances with respect to which Sections 2.6 and 4.6 hereof shall govern) owing from time to time to the US Agent or any US Lender, at a per annum rate equal to the US Base Rate plus three percent (3%); (f) the Canadian Agent may, and shall, upon being directed to do so by the Majority Canadian Revolving Credit Lenders, notify the Canadian Borrower or any Canadian Credit Party that interest shall be payable on demand on all Canadian Obligations (other than Canadian Revolving Credit Advances and Canadian Swing Line Advances with respect to which Section 2.A.6 hereof shall govern) owing from time to time to the Canadian Agent or any Canadian Lender, at a per annum rate equal to the then applicable Canadian Prime-based Rate or the US Prime-based Rate, plus three percent (3%); and (g) the US Agent may, and shall, upon being directed to do so by the Majority US Lenders or the US Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law and the Canadian Agent may, and shall, upon being directed to do so by the Majority Canadian Revolving Credit Lenders or the Canadian Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of any Agent and/or any Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Agents and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by the Borrowers of Certain Laws. To the extent permitted by Applicable Law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the US Agent and the Canadian Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Agents or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agents or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Each Borrower expressly agrees that this Section may not be waived or modified by the Lenders or the Agents by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrowers), setoff and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the applicable Borrowers and any property of the applicable Borrowers from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to the applicable Agent and the applicable Borrowers of the occurrence thereof; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the applicable Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held for the benefit of the applicable Agent, the applicable Issuing Lender and the applicable Lenders, and (y) the Defaulting Lender shall provide promptly to the applicable Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. The US Borrowers hereby grant to the US Lenders and the US Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the US Borrowers under this Agreement and the Canadian Borrower hereby grants to the Canadian Lenders and the Canadian Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Canadian Borrowers under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10. PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, (i) all payments made by the US Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the US Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to the US Agent at the US Agent’s office located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226-3289, for the ratable benefit of the US Revolving Credit Lenders in the case of payments in respect of the US Revolving Credit and any US Letter of Credit Obligations, for the ratable benefit of the Term Loan Lenders in the case of payments in respect of the Term Loan; and (ii) all payments made by the Canadian Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this

Agreement and must be received by the Canadian Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in US Dollars or Canadian Dollars, as applicable, in immediately available funds to the Canadian Agent at the Canadian Agent’s Office, for the ratable benefit of the Canadian Revolving Credit Lenders in the case of payments in respect of the Canadian Revolving Credit and any Canadian Letter of Credit Obligations. Any payment received by either Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the applicable Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless the applicable Agent shall have been notified in writing by the applicable Borrowers at least two (2) Business Days prior to the date on which any payment to be made by such Borrower(s) is due that the Borrower(s) does/do not intend to remit such payment, the applicable Agent may, in its sole discretion and without obligation to do so, assume that the Borrower(s) have remitted such payment when so due and the applicable Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If the Borrowers have not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the applicable Agent at a rate per annum equal to (x) the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such US Revolving Credit Advances, with respect to US Revolving Credit Advances, and (y) the Canadians Prime Rate with respect to Canadian Revolving Credit Advances outstanding in Canadian Dollars and the Federal Funds Effective Rate with respect to Canadian Revolving Credit Advances outstanding in US Dollars, each for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Canadian Revolving Credit Advances.

(c) Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by the Borrowers under this Agreement or any of the Notes (including without limitation payments under the Canadian Swing Line or US Swing Line and/or the Canadian Swing Line Note or the US Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.9) with Section 13.14, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any Excluded Taxes), unless the Borrowers are compelled by law to make payment subject to such tax. In such event, the applicable Borrower(s) shall:

(i) pay to the applicable Agent for such Agent’s own account and/or, as the case may be, for the account of the applicable Lenders such additional amounts as may be necessary to ensure that such Agent and/or such Lender or Lenders (including the Swing Line Lenders) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii) remit such tax to the relevant taxing authorities according to Applicable Law, and send to the applicable Agent or the applicable Lender or Lenders (including the applicable Swing Line Lender), as the case may be, such certificates or certified copy receipts as the applicable Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrower(s) of any such taxes payable by the Borrower(s).

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1(d)) thereon.

The Borrowers shall be reimbursed by the applicable Lender for any payment made by the Borrowers under Section 10.1(d) if the applicable Lender is not in compliance with its obligations under Section 13.13 at the time of the Borrowers’ payment.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default:

(a) upon the termination of the US Revolving Credit Aggregate Commitment and/or the Canadian Revolving Credit Aggregate Commitment,

(b) the acceleration of any Indebtedness arising under this Agreement,

(c) at the Agents’ option, or

(d) upon the request of:

(i) the Majority US Lenders after the commencement of any remedies hereunder, the US Agent shall apply the proceeds of any US Collateral, together with any offsets, voluntary payments by any US Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agents under the Loan Documents and any protective advances made by any Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lenders hereunder, next, to pay principal and interest due under the US Revolving Credit and the Canadian Revolving Credit (including the US Swing Line, the Canadian Swing Line, any US Reimbursement Obligations and any Canadian Reimbursement Obligations) and the Term Loan, and to cash collateralize all outstanding Letters of Credit in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit and any obligations owing by any Credit Party under any Hedging Agreements, all on a pro rata basis, next to pay any obligations owing by any Credit Party for any obligations with respect to Lender Products on a pro rata basis, next, to pay any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be, and

(ii) the Majority Canadian Revolving Credit Lenders after the commencement of any remedies hereunder, the Canadian Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Canadian Agent under the Loan Documents and any protective advances made by the Canadian Agent with respect to the Canadian Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Canadian Issuing Lender hereunder, next, to pay principal and interest due under the Canadian Revolving Credit (including the Canadian Swing Line and any Canadian Reimbursement Obligations), and to cash collateralize all outstanding Canadian Letters of Credit in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Canadian Letters of Credit and pay any obligations owing by any Canadian Credit Party under any Hedging Agreements, all on a pro rata basis, next to pay any obligations owing by any Canadian Credit Party for any obligations with respect to Canadian Lender Products on a pro rata basis, next, to pay any other Canadian Obligations on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

10.3	Pro-rata Recovery.

(a) If any US Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it in respect of the US Obligations, or the participations in US Letter of Credit Obligations or US Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all US Lenders upon principal of and interest on all such Indebtedness of US Borrowers, such US Lender shall purchase from the other US Lenders such participations in the US Revolving Credit, the Term Loan and/or the US Letter of Credit Obligation held by them as shall be necessary to cause such purchasing US Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the US Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(b) If any Canadian Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it in respect of the Canadian Obligations, or the participations in Canadian Letter of Credit Obligations or Canadian Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Canadian Lenders upon principal of and interest on all such Indebtedness of Canadian Borrowers, such Canadian Lender shall purchase from the other Canadian Lenders such participations in the Canadian Revolving Credit and/or the Canadian Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Canadian Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Canadian Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the applicable Borrower(s) or any of their Subsidiaries, any Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.10.

(c) Any payment of principal, interest, fees or other amounts received by the applicable Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity,

pursuant to Article 9 or otherwise) or received by such Agent from a Defaulting Lender pursuant to Section 9.6 shall be applied at such time or times as may be determined by such Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the applicable Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable Issuing Lender or Swing Line Lender hereunder; third, to cash collateralize the applicable Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with clause (g) below; fourth, as the Borrower(s) may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the applicable Agent and the Borrower(s), to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the applicable Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with clause (g) below; sixth, to the payment of any amounts owing to the applicable Lenders, the applicable Issuing Lenders or applicable Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable Issuing Lenders or the applicable Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by the Borrower(s) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or US Letter of Credit Obligations or Canadian Letter of Credit Obligations, as the case may be, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and applicable Letter of Credit Obligations to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or applicable Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in applicable Letter of Credit Obligations and applicable Swing Line Advances are held by the applicable Lenders pro rata in accordance with their respective Percentages of the Canadian Revolving Credit and US Revolving Credit, as applicable, without giving effect to Section clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) No Defaulting Lender shall be entitled to receive any Canadian Revolving Credit Facility Fee or any US Revolving Credit Facility Fee, as applicable, for any period during which that Lender is a Defaulting Lender (and the applicable Borrower(s) shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(e) Each Defaulting Lender shall be entitled to receive the Letter of Credit Fees described in Section 3.4(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the applicable US Revolving Credit or Canadian Revolving Credit, as applicable, of the stated amount of Letters of Credit for which it has provided cash collateral in accordance with clause (g) below. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower(s) shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Canadian Letter of Credit Obligations or US Letter of Credit Obligations or US Swing Line Advances or Canadian Swing Line Advances, as the case may be, that has been reallocated to such Non-Defaulting Lender pursuant to clause “(f)” below, (y) pay to each applicable Issuing Lender and applicable Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s and such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(f) If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by the applicable Agent at the request of the applicable Swing Line Lender and/or the applicable Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the US Revolving Credit or the Canadian Revolving Credit, as the case may be, but only to the extent that the sum of the aggregate principal amount of all applicable Canadian Revolving Credit Advances and/or US Revolving Credit Advances, as applicable made by each applicable Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Swing Line Advances and the applicable Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Percentage of the US Revolving Credit Aggregate Commitment or the Canadian Revolving Credit Aggregate Commitment, as applicable to such Lenders, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

(g) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the applicable Agent, the applicable Swing Line Lender or the applicable Issuing Lender (with a copy to the applicable Agent), the applicable Borrower(s) shall cash collateralize the applicable Swing Line Lender’s and applicable Issuing Lender’s Fronting Exposure, as applicable, with respect to such Defaulting Lender (determined after giving effect to any cash collateral provided by such Defaulting Lender) in an amount not less than an amount determined by the applicable Agent, the applicable Swing Line Lender and the applicable Issuing Lender in their sole discretion, by depositing such amounts into an account controlled by the applicable Agent.

11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1 Reimbursement of Prepayment Costs. If (i) the US Borrowers make any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) the US Borrowers convert or refund (or attempt to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) the US Borrowers fail to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by the US Borrowers to the US Agent in accordance with the terms hereof requesting such Advance; or (iv) or if any US Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, the US Borrowers shall reimburse the US Agent for itself and/or on behalf of any US Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by the US Agent and US Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the US Agent and US Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by the US Borrowers to the US Agent for itself and/or on behalf of any US Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by the US Agent and US Lenders, as the case may be) which would have accrued to the US Agent and US Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any US Lender under this paragraph shall be made as though such US Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any US Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the US Borrowers, the US Agent and US Lenders shall deliver to the US Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

11.2 Eurodollar Lending Office. For any Eurodollar Advance, if the US Agent or a US Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of the US Agent or such US Lender, the US Agent or such US Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

11.3 Circumstances Affecting LIBOR Rate Availability. If the US Agent or the Majority US Lenders (after consultation with the US Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the US Agent or such US Lenders at the applicable LIBOR Rate, then the US Agent shall forthwith give notice thereof to the US Borrowers. Thereafter, until the US Agent notifies the US Borrowers that such circumstances no longer exist, (i) the obligation of US Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of the US Borrowers to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the US Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the US Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

11.4 Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any Applicable Law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the US Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the US Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such US Lender shall forthwith give notice thereof to the US Borrowers and to the US Agent. Thereafter, (a) the obligations of the applicable US Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of the US Borrowers to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the US Base Rate shall be available, and (b) if any of the US Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the US Base Rate.

11.5 Increased Cost of Advances Carried at the LIBOR Rate. If any Change in Law shall:

(a) subject any of the US Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance (except for any withholding taxes which are covered by Section 10.1(d) hereof) or shall change the basis of taxation of payments to any of the US Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in any Excluded Taxes); or

(b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the US Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the US Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the US Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate or to reduce the amount of any sum received or receivable by any of the US Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such US Lender shall promptly notify the US Agent, and the US Agent shall promptly notify the US Borrowers of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, the US Borrowers agree to pay to such US Lender or US Lenders such additional amount or amounts as will compensate such US Lender or US Lenders for such increased cost or reduction, provided that each US Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such US Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. The US Agent will promptly notify the US Borrowers of any event of which it has knowledge which will entitle US Lenders to compensation pursuant to this Section, or which will cause the US Borrowers to incur additional liability under Section 11.1 hereof, provided that the US Agent shall incur no liability whatsoever to the US Lenders or the US Borrowers if it fails to do so. A certificate of the US Agent (or such US Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such US Lender or US Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

11.6 Capital Adequacy and Other Increased Costs.

If any Change in Law affects or would affect the amount of capital required to be maintained by such any Lender or either Agent (or any corporation controlling such Lender or such Agent) and such Lender or such Agent, as the case may be, determines that the amount of such capital is increased by or, based upon the existence of such Lender’s or the Agent’s obligations or Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or such Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or such Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or such Agent to be material (collectively, “Increased Costs”), then such Agent or such Lender shall notify the applicable Borrower(s), and thereafter the applicable Borrower(s) shall pay to such Lender or such Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or such Agent, additional amounts sufficient to compensate such Lender or such Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or such Agent reasonably determines to be allocable to the existence of such Lender’s or such Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or such Agent, as the case may be, shall be submitted by such Lender or by such Agent to the applicable Borrower(s), reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.

11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation a Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the applicable Borrower(s).

11.8 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Annex I, shall be implemented on a quarterly basis as follows:

(a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. If the Borrowers shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Annex I.

(b) From the Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b) hereof, as applicable, and the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending December 31, 2013, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level III column of the pricing matrix attached to this Agreement as Annex I. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.

(c) Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of a Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, the Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by the Borrowers as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, the applicable Borrower(s) shall automatically and retroactively be obligated to pay to the applicable Agent, promptly upon demand by such Agent or the Majority US Lenders or Majority Canadian Revolving Credit Lenders, as applicable, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, the applicable Agent and applicable Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the applicable Borrowers.

11.9 Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 11.9 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the applicable Borrower(s) shall not be required to compensate a Lender or an Issuing Lender pursuant to Sections 11.4, 11.5, 11.6 or 3.4(c), for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the applicable Borrower(s) of the Change in Law (provided that this provision will not apply to any Change in Law of the type referred to in clauses (x), (y) or (z) of the definition thereof) giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

12. AGENT.

12.1 Appointment of the Agent.

(a) Each US Lender and the holder of each US Note (if issued) irrevocably appoints and authorizes the US Agent to act on behalf of such US Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the US Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the US Agent shall act solely as agent of the US Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

(b) Each Canadian Lender and the holder of each Canadian Note (if issued) irrevocably appoints and authorizes the Canadian Agent to act on behalf of such Canadian Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Canadian Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Canadian Agent shall act solely as agent of the Canadian Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

12.2 Deposit Account with an Agent or any Lender.

(a) Each US Borrower authorizes the US Agent and each US Lender, in the US Agent’s or such US Lender’s sole discretion, upon notice to the US Borrowers to charge its general deposit account(s), if any, maintained with the US Agent or such US Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the US Notes.

(b) Each Canadian Borrower authorizes the Canadian Agent and each Canadian Lender, in the Canadian Agent’s or such Canadian Lender’s sole discretion, upon notice to the Canadian Borrowers to charge its general deposit account(s), if any, maintained with the Canadian Agent or such

Canadian Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Canadian Notes.

12.3 Scope of the Agent’s Duties. No Agent shall have any duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against an Agent). No Agent, or any of their respective Affiliates, directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority US Lenders (or all of the US Lenders for those acts requiring consent of all of the US Lenders) or, as applicable, the Majority Canadian Revolving Credit Lenders (or all of the Canadian Lenders for those acts requiring consent of all of the Canadian Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Each Agent and its respective Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Each Agent may treat the payee of any Note as the holder thereof. Each Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. An Agent may resign as such at any time upon at least thirty (30) days prior notice to the other Agent, the Borrowers and each of the Lenders. If an Agent at any time shall resign or if the office of an Agent shall become vacant for any other reason, Majority US Lenders, with respect to US Agent and Majority Canadian Revolving Credit Lenders with respect to Canadian Agent, shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority US Lenders or Majority Canadian Revolving Credit Lenders, as applicable, and, so long as no Default or Event of Default has occurred and is continuing, to the Borrowers (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor to the US Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least US$500,000,000 and any such successor to the Canadian Agent shall be a Canadian Charted Bank or authorized foreign bank under the Bank Act (Canada) or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least US$500,000,000. Such Successor Agent shall thereupon become the US Agent or Canadian Agent, hereunder, as applicable, and the applicable Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment with respect to the US Agent by the Majority US Lenders and, if applicable, the US Borrowers, or with respect to the Canadian Agent by the Majority Canadian Revolving Credit Lenders and, if applicable, the Canadian Borrowers, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority US Lenders or the Majority Canadian Revolving Credit Lenders, as applicable, shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority US Lenders and, if applicable, the US Borrowers, or with respect to the Canadian Agent by the Majority Canadian Revolving Credit Lenders and, if applicable, the Canadian Borrowers, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

12.5 Credit Decisions. Each Lender acknowledges that it has, independently of each Agent and each other Lender and based on the financial statements of the applicable Borrower(s) and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of such Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6 Authority of the Agent to Enforce This Agreement.

(a) Each US Lender, subject to the terms and conditions of this Agreement, grants the US Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the US Lenders allowed in any proceeding relative to any US Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the US Agent considers to be necessary or desirable for the protection, collection and enforcement of the US Notes, this Agreement or the other Loan Documents.

(b) Each Canadian Lender, subject to the terms and conditions of this Agreement, grants the Canadian Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Canadian Lenders allowed in any proceeding relative to any Canadian Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the Canadian Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of each Agent.

(a) The US Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the US Agent and its Affiliates (to the extent not reimbursed by the US Borrowers, but without limiting any obligation of the US Borrowers to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the US Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the US Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no US Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the US Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each US Lender agrees to reimburse the US Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the US Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the US Agent and its Affiliates are not reimbursed for such expenses by the US Borrowers, but without limiting the obligation of the US Borrowers to make such reimbursement. Each US Lender agrees to reimburse the US Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the US Agent and its Affiliates by the US Lenders pursuant to this Section, provided that, if the US Agent or its Affiliates are subsequently reimbursed by the US Borrowers for such amounts, they shall refund to the US Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the US Agent and its Affiliates under this Section shall become impaired as determined in the US Agent’s reasonable judgment or the US Agent shall elect in its sole discretion to have such indemnity confirmed by the US Lenders (as to specific matters or otherwise), the US Agent shall give notice thereof to each US Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the US Agent may cease, or not commence, to take any action. Any amounts paid by the US Lenders hereunder to the US Agent or its Affiliates shall be deemed to constitute part of the US Obligations hereunder.

(b) The Canadian Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Canadian Agent and its Affiliates (to the extent not reimbursed by the Borrowers, but without limiting any obligation of the Borrowers to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Canadian Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Canadian Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no US Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Canadian Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Canadian Lender agrees to reimburse the Canadian Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Canadian Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Canadian Agent and its Affiliates are not reimbursed for such expenses by the Borrowers, but without limiting the obligation of the Borrowers to make such reimbursement. Each Canadian Lender agrees to reimburse the Canadian Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Canadian Agent and its Affiliates by the Canadian Lenders pursuant to this Section, provided that, if the Canadian Agent or its Affiliates are subsequently reimbursed by the Borrowers for such amounts, they shall refund to the Canadian Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the US Agent and its Affiliates under this Section shall become impaired as determined in the Canadian Agent’s reasonable judgment or the Canadian Agent shall elect in its sole discretion to have such indemnity confirmed by the Canadian Lenders (as to specific matters or otherwise), the Canadian Agent shall give notice thereof to each Canadian Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Canadian Agent may cease, or not commence, to take any action. Any amounts paid by the Canadian Lenders hereunder to the Canadian Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agents shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of an Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the applicable Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The applicable Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrowers hereunder.

12.9	The Agents’ Authorization; Action by Lenders.

(a) Except as otherwise expressly provided herein, whenever the US Agent is authorized and empowered hereunder on behalf of the US Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the US Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the US Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority US Lenders or the US Lenders, as applicable hereunder. Action that may be taken by the Majority US Lenders, any other specified Percentage of the US Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the applicable Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the US Agent exercises good faith, diligent efforts to give all of the applicable Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the applicable Lenders as required hereunder, provided that all of the applicable Lenders are given reasonable advance notice of the requests for such consent.

(b) Except as otherwise expressly provided herein, whenever the Canadian Agent is authorized and empowered hereunder on behalf of the Canadian Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Canadian Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Canadian Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Canadian Revolving Credit Lenders or the Canadian Lenders, as applicable hereunder. Action that may be taken by the Majority Canadian Revolving Credit Lenders, any other specified Percentage of the Canadian Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the applicable Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Canadian Agent exercises good faith, diligent efforts to give all of the applicable Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the applicable Lenders as required hereunder, provided that all of the applicable Lenders are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, each Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority US Lenders or the Majority Canadian Revolving Credit Lenders, as applicable, or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that such Agent shall not be required to act or omit to act if, in the reasonable judgment of such Agent, such action or omission may expose such Agent to personal liability for which the applicable Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or Applicable Law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than an Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11 Collateral Matters.

(a) The US Agent is authorized on behalf of all the US Lenders, the Canadian Agent and the Canadian Lenders, without the necessity of any notice to or further consent from the US Lenders, the Canadian Agent and the Canadian Lenders, from time to time to take any action with respect to any US Collateral or the US Credit Parties’ Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the US Collateral granted pursuant to the Loan Documents. The Canadian Agent is authorized on behalf of all the Canadian Lenders, without the necessity of any notice to or further consent from the Canadian Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize each Agent, in its reasonable discretion, to the full extent set forth in Section 13.11(e) hereof, (1) to release or terminate any Lien granted to or held by the applicable Agent upon any Collateral (a) upon termination of the US Revolving Credit Aggregate Commitment and the Canadian Revolving Credit Aggregate Commitment, and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.11; (2) to subordinate the Lien granted to or held by such Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty or Guarantee, as applicable). Upon request by an Agent at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 The Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.13 The Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrowers shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 No Reliance on the Agents’ Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on an Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with a Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the applicable Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

12.16 Indebtedness in respect of Lender Products and Hedging Agreements. Except as otherwise expressly set forth herein, no Lender that obtains the benefits of the provisions of Section 10.3, any Guaranty, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guaranty or Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 12 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Indebtedness arising under Lender Products and Hedging Agreements unless the Agent has received written notice of such Indebtedness, together with such supporting documentation as the Agent may request, from the applicable Lender.

13. MISCELLANEOUS.

13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

13.2 Consent to Jurisdiction. The Borrowers, the Agents and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrowers, the Agents and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agents to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Governing Law. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4	Interest.

(a) In the event the obligation of the Borrowers to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which the Borrowers are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

(b) For purposes of the Interest Act (Canada), where in this Agreement or any other Loan Document, a rate of interest on the Canadian Obligations is to be calculated on the basis of a year of 365 days and 366 days in a leap year, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 365 or 366 in the case of leap years, as applicable.

13.5 Alternate Currency; Judgment Currency.

(a) Agent shall not be required to make any Advance requested to be made in a currency specified hereunder or under the Notes if, at any time prior to making such Advance, Agent shall determine, in its sole discretion, that (i) deposits in the such currency in the amounts and maturities required to fund such Advance will not be available to Lenders; (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or (iii) it has become otherwise materially impractical for Lenders to make such Advance in the applicable currency.

(b) If for the purpose of obtaining a judgment in any court it is necessary to convert any amount owing or payable to any Lender under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which such Lender, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of Borrowers and the other Credit Parties in respect of any amount owing or payable under this Agreement to a Lender in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that Lender, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which such Lender could so purchase is less than the amount originally due in the Agreed Currency Borrowers and the other Credit Parties shall, as a separate obligation and notwithstanding the judgment or payment, indemnify such Lender against any loss.

13.6 Closing Costs and Other Costs; Indemnification.

(a) The Borrowers shall pay or reimburse (a) the Agents and their Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by the Agents and their Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by the Borrowers, and (b) the Agents and their Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by the Agents and their Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against the Borrowers or any other Credit Party, or otherwise incurred by the Agents and their Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Agents, their Affiliates, or any Lender which would not have been asserted were it not for the Agents’ or such Affiliate’s or Lender’s relationship with the Borrowers hereunder or otherwise, shall also be paid by the Borrowers. All of said amounts required to be paid by the Borrowers hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by the Agents, at the US Base Rate, plus three percent (3%) or the Canadian Prime-based Rate, plus three percent (3%), as applicable.

(b) The Borrowers agree to indemnify and hold the Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by the Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents.

(c) The Borrowers agree to defend, indemnify and hold harmless the Agents and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by the Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrowers shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of such Agent or such Lender, as the case may be. The obligations of the Borrowers under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Borrowers may have to the Agents or any of the Lenders at common law or pursuant to any other agreement.

13.7	Notices.

(a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Annex III or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of the US Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. An Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by an Agent or any Lender to any Borrower shall be deemed to be a notice to all of the Credit Parties.

(b) Notices and other communications provided to the Agents and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the US Agent. The Agents or the Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.8 Further Action. The Borrowers, from time to time, upon written request of either Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.9	Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by the Borrowers of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section 13.9 or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 13.9 (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i) each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million US Dollars (US$5,000,000) or the Equivalent Amount in Canadian Dollars, or such lesser amount as the applicable Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the US Revolving Credit (and participations in any outstanding US Letters of Credit) and the Term Loans or the Canadian Revolving Credit (and participations in any outstanding Canadian Letters of Credit) ; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the US Revolving Credit (and participations in any outstanding US Letters of Credit) and the Term Loan or the Canadian Revolving Credit (and participations in any outstanding Canadian Letters of Credit) be less than Five Million US Dollars (US$5,000,000) or the Equivalent Amount in Canadian Dollars; and

(ii) the parties to any assignment shall execute and deliver to the applicable Agent an Assignment Agreement substantially (as determined by such Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to such Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms and is recorded in the Register maintained by the applicable Agent under clause (h) of this Section 13.9, and such Agent has confirmed that the assignment satisfies the requirements of this Section 13.9, the Borrowers and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.9, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, the Borrowers shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The applicable Agent, the Lenders and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e) The Borrowers and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents to any Person (other than a natural person or to a Borrower or any of such Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;

(iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against the US Guarantors with respect to the US Obligations and the US Guarantors and the Canadian Guarantors with respect to the Canadian Obligations, or cause the applicable Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of the Lenders under Section 13.11(b) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, the applicable Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the applicable Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender; and

(iv) each participant shall provide the relevant tax form required under Section 13.11.

(f) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(h) The Borrowers hereby designate the US Agent, and US Agent agrees to serve, as the Borrowers’ non-fiduciary agent solely for purposes of this Section 13.9(h) to maintain at its principal office in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agents, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the US Agent and a copy of such information shall be provided to any such party on their prior written request. The US Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in such entry.

(i) The Borrowers authorize each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.

(j) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.11 Amendment and Waiver.

(a) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, the Agents and the Majority Lenders or (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the applicable Agent and the Credit Party or Credit Parties that are parties thereto, with the consent of the Majority Lenders; provided that:

(i) no amendment, waiver or consent shall increase the stated amount of any Lender’s commitment hereunder without such Lender’s consent;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders holding Indebtedness directly affected thereby, do any of the following:

(1) reduce or forgive the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder;

(2) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder;

(3) change the provisions of this Section 13.11 or the definitions of “Majority Lenders”, “Majority US Lenders”, “Majority Revolving Credit Lenders”, “Majority US Revolving Credit Lenders”, “Majority Canadian Revolving Credit Lenders”, “Majority Term Loan Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definitions of “Majority Lenders” may be made with the consent of only the Majority Lenders, “Majority US Lenders” may be made with the consent of only the Majority US Lenders and Majority Canadian Revolving Credit Lenders may be made with the consent of only the Majority Canadian Revolving Credit Lenders, each to include the Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders; and

(4) any modifications to the definitions of “Eligible Accounts” or “Eligible Inventory”, without the written consent of each Lender directly affected thereby;

(iii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(1) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither the Agents nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of an Agent and the Lenders, provided however that such Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise);

(2) increase the maximum duration of Interest Periods permitted hereunder; or

(3) modify Sections 10.2 or 10.3 hereof;

(iv) any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the US Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the US Swing Line Note or (C) otherwise affect the rights and duties of the US Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the US Swing Line Lender; and any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the Canadian Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the Canadian Swing Line Note or (C) otherwise affect the rights and duties of the Canadian Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Canadian Swing Line Lender;

(v) any amendment, waiver or consent that will affect the rights or duties of US Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the US Issuing Lender; and any amendment, waiver or consent that will affect the rights or duties of Canadian Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the Canadian Issuing Lender; and

(vi) any amendment, waiver, or consent that will affect the rights or duties of the US Agent under this Agreement or any other Loan Document, shall require the written concurrence of the US Agent, and any amendment, waiver, or consent that will affect the rights or duties of the Canadian Agent under this Agreement or any other Loan Document, shall require the written concurrence of the Canadian Agent.

(b) In addition to the limitations provided in paragraph (a) above, no amendment or waiver shall, (i) unless signed by US Agent and Majority US Revolving Credit Lenders (or by US Agent with the consent of Majority US Revolving Credit Lenders): (A) amend or waive compliance with the conditions precedent to the obligations of the applicable US Revolving Credit Lenders to make any US

Revolving Credit Advance (or of any US Issuing Lender to issue any US Letter of Credit); (B) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the applicable US Revolving Credit Lenders to make any US Revolving Credit Advance (or of any US Issuing Lender to issue any US Letter of Credit) (ii) unless signed by US Agent and Majority Term Loan Lenders (or by US Agent with the consent of Majority Term Loan Lenders): (A) amend or waive compliance with the conditions precedent to the obligations of the Term Loan Lenders to make any Term Loan; (B) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Term Loan Lenders to make the Term Loan; and (iii) unless signed by US Agent and the applicable Majority US Revolving Credit Lenders and/or Term Loan Lenders (or by US Agent with the consent of the applicable Majority US Revolving Credit Lenders and/or Term Loan Lenders) amend or waive this Subsection 13.11(b) or the definitions of the terms used in this Subsection 13.11(b) insofar as the definitions affect the substance of this Subsection 13.11(b);.

(c) In addition to the limitations provided in paragraph (a) above, no amendment or waiver shall, unless signed by Canadian Agent and Majority Canadian Revolving Credit Lenders (or by Canadian Agent with the consent of Majority Canadian Revolving Credit Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Canadian Revolving Credit Advance (or of any Canadian Issuing Lender to issue any Canadian Letter of Credit); (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Canadian Lenders to make any Canadian Revolving Credit Advance (or of any Canadian Issuing Lender to issue any Canadian Letter of Credit); or (iii) amend or waive this Subsection 13.12(c) or the definitions of the terms used in this Subsection 13.11(c) insofar as the definitions affect the substance of this Subsection 13.11(c);

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the Final Maturity Date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other Affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).

(e) The applicable Agent shall, upon the written request of the Borrowers, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the US Revolving Credit Aggregate Commitment, the Canadian Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Canadian Revolving Credit Lenders or the majority US Lenders, as applicable, or all the Lenders, as the case may be, as provided in this Section 13.11; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty and/or the Guarantee) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) the applicable Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(f) Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(g) Notwithstanding the foregoing, no amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 13.11 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment and restatement, shall have no commitment or other obligation to maintain or extend credit under this Agreement (as so amended and restated), including, without limitation, any obligation to participate in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment and restatement, shall have received payment in full of all Indebtedness owing to such Lender under the Loan Documents (other than any Indebtedness owing to such Lender in connection with Lender Products or under any Hedging Agreements). From and after the effectiveness of any such amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto, except that any such Lender shall retain the benefits of indemnification provisions hereof which, by the terms hereof would survive the termination of this Agreement.

13.12 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrowers (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors, counsel or representatives) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state, provincial or federal regulatory body having or claiming to have jurisdiction over such Lender, (whether in Canada or elsewhere including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere)) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other Requirement of Law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.9 hereof.

13.13 Substitution or Removal of Lenders.

(a) With respect to any Lender (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) that has demanded compensation under Sections 3.4(c), 11.5 or 11.6, (iii) that has become a Defaulting Lender or (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the applicable Agent or the Borrowers may, at the Borrowers’ sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its commitments, to an assignee (which may be one or more of the Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the applicable Borrower(s) requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation that due to the Affected Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the applicable Borrower(s) and the applicable Agent, shall enter into an Assignment Agreement pursuant to Section 13.9 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a US Revolving Credit Percentage and/or a Canadian Revolving Credit Percentage, as the case may be, equal to its ratable share of the then applicable US Revolving Credit Aggregate Commitment and/or Canadian Revolving Credit Aggregate Commitment, as applicable and the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the applicable Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the US Lenders hereby irrevocably constitutes and appoints the US Agent and each of the Canadian Lenders hereby irrevocably constitutes and appoints the Canadian Agent, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.13, the Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.9.

(b) If any Lender is an Affected Lender of the type described in Section 13.13(a)(iii) or (iv) (any such Lender, a “Non-Compliant Lender”), the applicable Borrower(s) may, with the prior written consent of the applicable Agent, and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce any commitments by an amount equal to the Non-Compliant Lender’s Percentage of the commitment of such Non-Compliant Lender and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation that due to the Non-Compliant Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among the Lenders that are not Non-Compliant Lenders in accordance with their respective US Revolving Credit Percentages and Canadian Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all US Revolving Credit Advances and/or Canadian Revolving Credit Advances, as the case may be, made by each such Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Percentage of the US Revolving Credit Aggregate Commitment and /or the Canadian Revolving Credit Aggregate Commitment, as applicable, and with respect to any portion of the Fronting Exposure that may not be reallocated, the US Borrowers shall deliver to the US Agent, for the benefit of the US Issuing Lender and/or US Swing Line Lender, as applicable, and the Canadian Borrowers shall deliver to the Canadian Agent, for the benefit of the Canadian Issuing Lender and/or Canadian Swing Line Lender, as applicable, cash collateral or other security satisfactory to the applicable Agent, with respect any such remaining Fronting Exposure.

(c) If any Lender is a Non-Compliant Lender, the US Borrowers may, notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to repay all amounts owing to such a Non-Compliant Lender in connection with the Term Loans, so long as (i) no Default or Event of Default exists at the time of such repayment and (ii) after giving effect to any reduction in the US Revolving Credit Aggregate Commitment, payments on the US Revolving Credit under clause (b) above and payments on the Term Loan under this clause (c), the US Borrowers shall have availability, on the date of the repayment, to borrow additional US Revolving Credit Advances under the US Revolving Credit Aggregate Commitment of at least US$5,000,000 (after taking into account the sum on such date of the outstanding principal amount of all US Revolving Credit Advances, US Swing Line Advances and US Letter of Credit Obligations).

13.14 Withholding Taxes.

(a) Each Lender that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (each, a “Non-U.S. Lender”) that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Lender becomes a Non-U.S. Lender hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the US Borrowers), (y) after the occurrence of any event requiring a change in the most recent form of certification previously delivered by it pursuant to this clause (a) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the US Borrowers) and (z) from time to time if reasonably requested by the US Borrowers or US Agent, provide US Agent and the US Borrowers with such properly completed and executed documentation prescribed by Applicable Law as will permit payments to such Lender to be made without withholding, or at a reduced rate of withholding, as the case may be. Without limiting the generality of the foregoing, each Non-U.S. Lender shall deliver originals of the following (in such number as shall be reasonably requested by the recipient), as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Internal Revenue Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate that such Non-U.S. Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the US Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (C) any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of such Non-U.S. Lender to such exemption from United States withholding tax or such reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents, all as reasonably requested by the US Borrowers or the US Agent. Unless the US Borrowers and the US Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the US Agent may (and shall, if directed to do so by the US Borrowers) withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(b) Each Lender that is a “United States person,” within the meaning of Section 7701(a)(30) of the Code (each a “U.S. Lender”) shall (A) on or prior to the date such Lender becomes a “U.S. Lender” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by US Borrowers), (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (b) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the US Borrowers) and (D) from time to time if requested by the US Borrowers or US Agent, provide US Agent and the US Borrowers with two completed originals of Form W-9 (certifying that such U.S. Lender party is entitled to an exemption from U. S. backup withholding tax) or any successor form.

(c) If a payment made to a Non-U.S. Lender would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender shall deliver to the US Agent and the US Borrowers any documentation under any Requirement of Law or reasonably requested by any US Agent or the US Borrowers sufficient for the US Agent or the US Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

(d) Promptly upon notice from the US Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made (or subject to withholding at a higher rate than that applied to such payments), such Lender shall pay to the US Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount (if any) actually withheld by the US Agent, provided that, following any such payment, such Lender shall retain all of its rights and remedies against the US Borrowers with respect thereto.

13.15 Taxes and Fees. Should any stamp, documentary or other tax (other than any tax resulting from a Lender’s failure to comply with Section 13.14 or any Excluded Taxes), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the applicable Borrower(s) agree to pay the same, together with any interest or penalties thereon arising from such Borrower’s actions or omissions, and agrees to hold the applicable Agent and the Lenders harmless with respect thereto provided, however, that the applicable Borrower(s) shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax, fees or other charges. Notwithstanding the foregoing, nothing contained in this Section 13.15 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.

13.16 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENTS AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENTS NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENTS OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.17 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agents and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with either Agent or any Lender, the applicable Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for such Agent and the applicable Lender to comply with the USA Patriot Act.

13.18 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for US Revolving Credit Advance, Requests for Canadian Revolving Credit Advance, Requests for US Swing Line Advance, Requests for Canadian Swing Line Advance, and Term Loan Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.19 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.20 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.21 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.22 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.23 Electronic Transmissions.

(a) Each of the Agents, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrowers and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.7 and this Section 13.23, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agents, the Credit Parties and the Lenders in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agents or any of their Affiliates, nor any Borrower or any of their respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agents or any of their Affiliates, or any Borrower or any of their respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agents, the Borrowers and their Subsidiaries, and the Lenders agree that the Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agents and the Lenders agree that the Borrowers have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.24 Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

13.25 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrowers set forth in Section 13.5 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

13.26 Joint and Several Liability.

Each US Borrower agrees as follows:

(a) It is jointly and severally, directly, and primarily liable to Lenders for payment in full of the Indebtedness and that such liability is independent of the duties, obligations and liabilities of each Borrower. This Agreement, the Notes and each other Loan Document are a primary and original obligation of each US Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each US Borrower acknowledges that the obligations of such US Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such US Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement, the Notes and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (i) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Indebtedness or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Indebtedness or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Indebtedness or any part thereof; (iv) accept partial payments on the Indebtedness; (v) receive and hold additional security or guaranties for the Indebtedness or any part thereof; (vi) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lenders in their sole and absolute discretion may determine; (vii) release any Person from any personal liability with respect to the Indebtedness or any part thereof; (viii) settle, release on terms satisfactory to Lenders or by operation of applicable laws, or otherwise liquidate or enforce any Indebtedness and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (ix) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Indebtedness, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Indebtedness.

(b) Upon the occurrence and during the continuance of any Event of Default, Lenders may enforce this Agreement, the Notes and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Lenders at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for such Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement, the Notes and the other Loan Documents. Each Borrower expressly waives any right to require either Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Agent, on behalf of the Lenders, may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(c) Agent may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that each Agent and any Borrower and any affiliate of any Borrower may deal with each other in connection with the Indebtedness or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement, the Notes or the other Loan Documents.

(d) To the maximum extent permitted by Applicable Law and to the extent that a US Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any other Borrower with respect to the Indebtedness, (ii) the unenforceability or invalidity of any security or guaranty for the Indebtedness or lack of perfection or continuing perfection or failure of priority of any security for the Indebtedness, (iii) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Indebtedness), (iv) any failure of the Agent to marshal assets in favor of Agent, on behalf of the Lenders, or any Borrower or any other person, (v) any failure of Agent to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (vi) any failure of Lenders to comply with Applicable Law in connection with the sale or other disposition of any collateral or other security for any Indebtedness, including any failure of Agent to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Indebtedness, (vii) any act or omission of Agent or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Indebtedness or any security or guaranty therefor by operation of law or otherwise, (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of Agent to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (x) the election by Agent of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (xii) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (xiii) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (xv) the avoidance of any lien in favor of Agent or any Lender for any reason, or (xvi) any action taken by Agent or any Lender that is authorized by this Agreement or any other provision of any Loan Document. Until such time as all of the Indebtedness have been fully, finally, and indefeasibly paid in full in cash: (1) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower with respect to the Indebtedness; and (2) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Indebtedness, and all notices of acceptance of this Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Indebtedness.

(e) If all or any part of the Indebtedness at any time is secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Agent, on behalf of the Lenders, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of this Agreement and the other Loan Documents, or the validity or enforceability of any liens of Lenders, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

13.27 Structure of Credit Facility. Each US Credit Party states and acknowledges that: (i) pursuant to this Agreement, the US Credit Parties desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Credit Party if each US Credit Party were not jointly and severally liable for payment of any and all principal, interest, fees and other amounts now or hereafter payable under any of the Loan Documents; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Agents and the Lenders hereunder and a desire of each US Credit Party that each US Credit Party make the agreements set forth in this Section 13.27; and (iv) the Credit Parties have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement. Each Credit Party agrees and acknowledges that the present structure of the credit facilities detailed in this Agreement is based in part upon the financial and other information presently known to each Agent and the Lenders regarding each Credit Party, the corporate structure of the Credit Parties, and the present financial condition of each Credit Party. Each Credit Party hereby agrees that each Agent shall have the right, in its good faith credit judgment, to require that any or all of the following changes be made to these credit facilities: (i) establish separate loan accounts for each Credit Party, and (ii) establish such other procedures as shall be reasonably deemed by such Agent to be useful in tracking where advances are made under this Agreement and the source of payments received by such Agent on such advances.

13.28 Completion; Corrections of Errors. The Agent is authorized to insert the effective dates of the Loan Documents, correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this Agreement, provided that such corrections do not modify the meaning or the interpretation of this Agreement and provided that copies of the corrected texts are remitted to each party.

13.29 Amendment and Restatement.

(a) This Agreement is an amendment and restatement of the Prior US Credit Agreement, which Prior US Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Prior US Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Indebtedness.

(b) This Agreement is an partial amendment and restatement of the Prior Canadian Letter Agreement, from which all provisions related or pertaining to the Working Capital Line (all as defined in the Prior Canadian Letter Agreement) are hereby superseded and amended and restated in their entirety hereby; provided, however, that the Indebtedness (as defined in the Working Capital Note) outstanding under or in connection with the Working Capital Note (all as defined in the Prior Canadian Letter Agreement) shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Indebtedness.

[Signatures Follow On Succeeding Page]

[Signature Page US Borrowers]

WITNESS the due execution hereof as of the day and year first above written.

MANITEX INTERNATIONAL, INC.

By:	/s/ Andrew M. Rooke, President
Andrew M. Rooke
Its:	President

MANITEX, INC.

By:	/s/ Andrew M. Rooke, President
Andrew M. Rooke
Its:	President

MANITEX SABRE, INC.

By:	/s/ Andrew M. Rooke, Vice President
Andrew M. Rooke
Its:	Vice President

BADGER EQUIPMENT COMPANY

By:	/s/ Andrew M. Rooke, Vice President
Andrew M. Rooke
Its:	Vice President

MANITEX LOAD KING, INC.

By:	/s/ Andrew M. Rooke, Vice President
Andrew M. Rooke
Its:	Vice President

[Signature Page Canadian Borrower]

WITNESS the due execution hereof as of the day and year first above written.

MANITEX LIFTKING, ULC

By:	/s/ Andrew M. Rooke, Vice President
Andrew M. Rooke
Its:	Vice President

[Signature Page Comerica Bank]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,
as US Agent

By:	/s/ Michael Bourke, Sr. Vice President

Its:

COMERICA BANK,
as US Lender, as US Issuing Lender and as US Swing Line Lender

By:	/s/ Michael Bourke, Sr. Vice President

Its:

[Signature Page Comerica Canada]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,
as Canadian Agent

By:	/s/ Ohmer Ahmed, Portfolio Manager

Its:

COMERICA BANK,
as Canadian Lender, as Canadian Issuing Lender and as Canadian Swing Line Lender

By:	/s/ Ohmer Ahmed, Portfolio Manager

Its:

[Signature Page US Lender]

WITNESS the due execution hereof as of the day and year first above written.

[ ]

By:

Its:

[Signature Page US Guarantors]

WITNESS the due execution hereof as of the day and year first above written.

GUARANTORS:

MANITEX INTERNATIONAL, INC.	MANITEX, INC.

By:	/s/ Andrew M. Rooke, President	By:	/s/ Andrew M. Rooke, President
	Andrew M. Rooke		Andrew M. Rooke
Its:	President	Its:	President

MANITEX SABRE, INC.		BADGER EQUIPMENT COMPANY

By:	/s/ Andrew M. Rooke, Vice President	By:	/s/ Andrew M. Rooke, Vice President
	Andrew M. Rooke		Andrew M. Rooke
Its:	Vice President	Its:	Vice President

MANITEX LOAD KING, INC.		LIFTKING, INC.

By:	/s/ Andrew M. Rooke, Vice President	By:	/s/ Andrew M. Rooke, Vice President
	Andrew M. Rooke		Andrew M. Rooke
Its:	Vice President	Its:	President

MANITEX, LLC

By:	/s/ Andrew M. Rooke, Vice President
Andrew M. Rooke
Its:	Vice President

Annex I

Applicable Margin Grid

Revolving Credit and Term Loan Facilities

(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV
Consolidated Total Debt to Consolidated Adjusted EBITDA Ratio*	<2.50 to 1.00	>2.50 to 1.00 <3.00 to 1.00	>3.00 to 1.00 <3.50 to 1.00	>3.50 to 1.00

US Revolving Credit Eurodollar Margin	262.5	275	300	325

US Revolving Credit US Base Rate Margin	162.5	175	200	225

US Revolving Credit Facility Fee	37.5	50	50	50

US Letter of Credit Fees (exclusive of facing fees)	262.5	275	300	325

Term Loan Eurodollar Margin	300	325	350	375

Term Loan US Base Rate Margin	200	225	250	275

Canadian Revolving Credit Canadian Prime-based Margin	0	25	50	75

Canadian Revolving Credit US Prime-based Margin	0	0	0	25

Canadian Revolving Credit Facility Fee	37.5	50	50	50

Canadian Letter of Credit Fees (exclusive of facing fees)	237.5	250	275	300

*	Definitions as set forth in the Credit Agreement.
**	Level III pricing shall be in effect until the delivery of the financial statements for the quarter ending December 31, 2013, after which time the pricing grid shall govern.

Annex I - 146

Annex II

Percentages and Allocations

Revolving Credit and Term Loan Facilities

Lenders	US Revolving Credit Percentage	US Revolving Credit Allocations	Canadian Revolving Credit Percentage	Canadian Revolving Credit Allocations	Term Loan Percentage	Term Loan Allocations	Total Allocations	Weighted Percentage
Comerica Bank	100%	US$40,000,000.00	100%	US$9,000,000.00	100%	US$15,000,000.00	US$64,000,000.00	100%

TOTALS	100%	US$40,000,000.00	100%	US$9,000,000.00	100%	US$15,000,000.00	US$64,000,000.00	100%

Annex II - 147

Annex III

Notices

Borrowers and their subsidiaries:
Manitex International, Inc.
7402 W. 100th Place
Bridgeview, Illinois 60455

Borrower’s Counsel:
Bryan Cave LLP
161 North Clark Street, Suite 4300
Chicago, IL 60601

Attention:	John P. Goebel
Telephone:	(312) 602-5155
Facsimile:	(312) 698-7555
Email:	jpgoebel@bryancave.com

Comerica Bank, As US Agent:
Comerica Bank Center
Attn: Corporate Finance – MC 3289
411 W. Lafayette St.
Detroit, Michigan 48226

Telephone:	(313) 222-4280
Facsimile:	(313) 222-9434

For Advance Requests and/or Pay-Downs:	corpfinadmin@comerica.com
For Reporting Requirements:	reportingcorpfin@comerica.com

Comerica Bank, As US Lender
Comerica Bank
Middle Market Banking II
35405 Grand River Avenue
Farmington, Michigan 48335

Attention:	James Q. Goudie III, Vice President / Alternate Group Manager
Telephone:	(248) 442-9709
Facsimile:	(248) 442-9710

Comerica Bank, As Canadian Agent and Canadian Lender:
Comerica Bank,
Suite 2210, South Tower, Royal Bank Plaza,
200 Bay Street, Toronto, Ontario, M5J 2J2

Attention:	Omer Ahmed, Portfolio Manager
Telephone:	(416) 646-4804
Facsimile:	(416) 367-2460
Email:	oahmed@comerica.com

Annex III - 148

Agent’s Counsel:
Miller, Canfield, Paddock and Stone, P.L.C.
150 West Jefferson, Suite 2500
Detroit, Michigan 48226

Attention:	Carla S. Machnik
Telephone:	(313)496-7579
Facsimile:	(313)496-8451
Email:	Machnik@millercanfield.com

Annex III - 149

Schedule 1.1

Compliance Information

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers

Manitex		Corporation	Michigan	Tax:
International, Inc.				Organizational:

Manitex, Inc.		Corporation	Texas	Tax:
Organizational:

Manitex Sabre, Inc.		Corporation	Michigan	Tax:
Organizational:

Badger Equipment		Corporation	Minnesota	Tax:
Company				Organizational:

Manitex Load King,		Corporation	Michigan	Tax:
Inc.				Organizational:

Manitex Liftking,		Corporation	Alberta	Organizational: 2012812455
ULC

Liftking, Inc.		Corporation	Michigan	Tax:
Organizational:

Manitex, LLC		Limited	Delaware	Tax:
		Liability		Organizational:
Company

Schedule 1.1 - 150